UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.)
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AUTODESK, INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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May 3, 2022
Dear Autodesk Stockholder:
You are cordially invited to attend Autodesk’s 2022 Annual Meeting of Stockholders to be held on Thursday, June 16, 2022, beginning at 3:00 p.m., Pacific Time. This year’s Annual Meeting will be held in a virtual format, through a live audio webcast. We will provide the webcast of the Annual Meeting at www.virtualshareholdermeeting.com/ADSK2022. Autodesk stockholders will have the opportunity to listen to the meeting live, submit questions, and vote online. A transcript with the entire Annual Meeting will be available on the Autodesk Investor Relations website after the meeting. For further information on how to participate in the meeting, please see the section titled “Information About the 2022 Annual Meeting of Stockholders” in this Proxy Statement.
The Notice of 2022 Annual Meeting of Stockholders and Proxy Statement contain details of the business to be conducted during the Annual Meeting.
Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted. We urge you to promptly vote and submit your proxy (1) via the Internet, (2) by phone, or (3) if you received your proxy materials by mail, by signing, dating, and returning the enclosed proxy card or voting instruction form in the envelope provided for your convenience. Your vote is very important.

We hope you will be able to attend this year’s Annual Meeting. We will report on fiscal year 2022, and there will be an opportunity for stockholders to ask questions. You may submit a question in advance of the meeting at proxyvote.com after logging in with the control number found next to the label for postal mail recipients or within the body of the email sending you the Proxy Statement. Live questions may be submitted online beginning shortly before the start of the Annual Meeting through www.virtualshareholdermeeting.com/ADSK2022.
On behalf of the Board of Directors, I would like to express our appreciation for your continued support of Autodesk.

Very truly yours,

Andrew Anagnost
President and Chief Executive Officer

Notice of 2022 Annual Meeting of Stockholders

Date	Thursday, June 16, 2022
Time	3:00 p.m., Pacific Time
Virtual Meeting	This year’s meeting is a virtual stockholders meeting at www.virtualshareholdermeeting.com/ADSK2022.
Record Date	April 19, 2022. Only stockholders of record at the close of business on the record date are entitled to receive notice of, and to vote at, the Annual Meeting.
Proxy Voting
Your vote is very important. Even if you plan to attend the Annual Meeting, we encourage you to vote in advance. You can vote your shares now via the Internet, by telephone, or by signing, dating, and returning the enclosed proxy card or voting instruction form. If you wish to vote by mail, we have enclosed an addressed envelope with postage prepaid if mailed in the United States. If you attend the Annual Meeting, you may vote online during the Annual Meeting even if you previously voted.

Address of Corporate Headquarters	111 McInnis Parkway, San Rafael, California 94903
Meeting Details	See the section titled “Information About the 2022 Annual Meeting of Stockholders” in this Proxy Statement.

ITEMS OF BUSINESS		BOARD RECOMMENDATION
(1)	To elect the ten directors listed in the accompanying Proxy Statement to serve for the coming year and until their successors are duly elected and qualified.	FOR each director nominee
(2)	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2023.	FOR
(3)	To hold a non-binding vote to approve compensation for our named executive officers.	FOR
(4)	To approve the Autodesk 2022 Equity Incentive Plan.	FOR

Important notice regarding the availability of proxy materials for the Annual Meeting to be held on June 16, 2022: Our 2022 Proxy Statement and Annual Report to Stockholders are available at: https://materials.proxyvote.com/052769

By Order of the Board of Directors,

Ruth Ann Keene
Executive Vice President, General Counsel and Secretary

May 3, 2022

Special Note About Forward-Looking Statements

This proxy statement includes statements regarding future plans, expectations, beliefs, intentions and prospects that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may appear throughout this proxy statement. The words “will,” “expects,” “could,” “would,” “may,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “targets,” “estimates,” “looks for,” “looks to,” “continues” and similar expressions, as well as statements regarding our focus for the future, are generally intended to identify forward-looking statements. Each of the forward-looking statements we make in this proxy statement involves risks and uncertainties that could cause actual results to differ materially from these forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, those discussed in the section titled “Risk Factors” of our Forms 10-K and 10-Q. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date of this proxy statement. We undertake no obligation to publicly release any revisions to the forward-looking statements or reflect events or circumstances after the date of this proxy statement, except as required by law.

No Incorporation By Reference

This proxy statement includes several website addresses and references to additional materials found on those websites. These websites and materials are not incorporated by reference herein.

Fiscal Year

Our fiscal year ends on January 31. References to “fiscal year 2022,” for example, refer to the fiscal year ended January 31, 2022.

Fiscal Year 2022 Strategic Priorities and Performance Highlights

Autodesk empowers innovators to achieve the new possible, delivering technology that enables our customers to achieve better outcomes for their products, their businesses, and the world. In fiscal year 2022, we delivered record full-year revenue, cash flow from operating activities and free cash flow. Several factors contributed to our strong results and competitive performance, including robust renewal rates, strong growth in subscriptions, and rapidly expanding digital sales. They were underpinned by perennial factors, including our ability to deliver greater value to our customers and partners through consistent investment in our technology, work force, business model and customer experience.

While the pandemic had considerable human and economic impacts, in many ways it has accelerated the pace of change and increased our confidence in our strategy to transform the industries we serve with end-to-end, cloud-based solutions that enable our customers to drive efficiency and sustainability. The structural growth drivers underpinning this strategy have been reinforced by the pandemic, including increased workflow convergence and platform standardization; a growing focus on distributed working in the cloud, automation, and workforce productivity; and also the growing importance of sustainability.

Our business model is scalable and extensible into adjacent verticals which add new users, use cases and usage. During the year, we completed a number of acquisitions including Innovyze, which extends Autodesk’s presence in water infrastructure, Upchain, a cloud-native product data and lifecycle management solution, and Moxion, which will enable us to connect media and entertainment workflows and data from post-production to preproduction.

Empowering innovators with design-and-make technology to achieve the new possible also enables them to build and manufacture efficiently and sustainably. We continue to execute well in challenging times and look forward to Autodesk’s next 40 years with excitement and optimism.

REVENUE	GAAP OPERATING INCOME	NON-GAAP OPERATING INCOME (1)
▲ 16% from fiscal year 2021	▼ 2% from fiscal year 2021	▲ 26% from fiscal year 2021
$4.39B	$618M	$1.40B

CASH FLOW FROM OPERATING ACTIVITIES	FREE CASH FLOW (1)	3-Y TOTAL SHAREHOLDER RETURN
▲ 6% from fiscal year 2021	▲ 10% from fiscal year 2021	▲ 70% from fiscal year 2019
$1.53B	$1.48B	70%
 _________________
(1) A reconciliation of GAAP to non-GAAP results is provided in Appendix A.

2022 Proxy Statement | 1

Corporate Governance Highlights

Our Board of Directors

We believe that our director nominees are highly qualified and well suited to continue providing effective oversight of our rapidly evolving business. Our director nominees provide our Board with a balance of relevant critical skills and an effective mix of experience, knowledge, and diverse viewpoints. Our nominees’ backgrounds include technology industry, senior leadership, outside public company board, financial, academic, and international experience. Our slate of Board nominees is also balanced with a range of tenure, diversity, and age.

* Our Board includes one female director who identifies as African American and one director who identifies as LGBTQ+.
**  Director tenure is measured by completed years of service from the initial month of service through the filing of Autodesk’s annual Proxy Statement.

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The following table provides summary information about each of our director nominees. Each director is elected annually by a majority of votes cast. Each of our directors, other than Dr. Anagnost, our Chief Executive Officer, is an “independent director” within the meaning of applicable Nasdaq Global Select Market (“NASDAQ”) listing standards.

Name	Age	Director Since	Principal Occupation	Independent	Committees
					AC	CHRC	CGNC
Andrew Anagnost	57	2017	President and Chief Executive Officer, Autodesk, Inc.
Karen Blasing	65	2018	Former Chief Financial Officer, Guidewire Software, Inc.	✓	✓ À
Reid French	50	2017	Former Chief Executive Officer, Applied Systems, Inc.	✓		✓
Dr. Ayanna Howard	50	2019	Dean of the College of Engineering at The Ohio State University; CTO, Co-founder, Zyrobotics	✓	✓
Blake Irving	62	2019	Former Chief Executive Officer, GoDaddy Inc.	✓		✓
Mary T. McDowell	57	2010	Chief Executive Officer, Mitel Networks Corporation	✓		C
Stephen Milligan	58	2018	Former Chief Executive Officer, Western Digital Corporation	✓	✓ À
Lorrie M. Norrington	62	2011	Adviser and Operating Partner, Lead Edge Capital Management, LLC	✓			C
Elizabeth (Betsy) Rafael	60	2013	Former Chief Transformation Officer, GoDaddy Inc.	✓	C À
Stacy J. Smith	59	2011	Executive Chairman, Kioxia Corporation	✓ CB			✓
CB Non-Executive Chair of Board     C Committee Chair ✓ Member À Financial Expert, as defined in the rules of the SEC
AC     Audit Committee
CHRC     Compensation and Human Resources Committee
CGNC     Corporate Governance and Nominating Committee

Corporate Governance Guidelines

We believe the highest standards of corporate governance and business conduct are essential to running our business efficiently, serving our stockholders well, and maintaining our integrity in the marketplace. Over the years, we have devoted substantial attention to the subject of corporate governance and have developed Corporate Governance Guidelines, which set forth the principles that guide our Board in overseeing corporate governance, maintaining its independence, evaluating its own performance and the performance of our executive officers, and setting corporate strategy. The Board reviews our governance practices, corporate governance developments, and stockholder feedback on a regular basis to ensure continued effectiveness.

Stockholder Engagement

Our Board is committed to ensuring that stockholder feedback informs our strong governance practices. In fiscal year 2022, independent members of our Board and members of our management team engaged with a cross-section of stockholders owning approximately 50% of our outstanding shares and provided shareholder feedback to the Board. We met with representatives from passive funds as well as active funds to discuss strategy, our executive and employee compensation programs, workforce diversity, board composition, the continuing impacts of COVID-19, and a broad range of ESG issues. This outreach enabled us to gather feedback from a significant cross-section of Autodesk’s stockholder base. We will continue to engage with stockholders to maintain an open dialogue and ensure that we have an in-depth understanding of our stockholders’ perspectives.

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Executive Compensation Highlights

Compensation Guiding Principles

The Compensation Committee believes that Autodesk’s executive compensation program should be designed to attract, motivate, and retain talented executives and should provide a rigorous framework that is tied to stockholder returns, company performance, long-term strategic corporate goals, and individual performance. The general compensation objectives are to:

•Recruit and retain the highest caliber of executives through competitive rewards;
•Motivate executive officers to achieve business and financial goals;
•Balance rewards for short- and long-term performance; and
•Align rewards with stockholder value creation.

Within this framework, the total compensation for each executive officer varies based on multiple dimensions:
•Whether Autodesk achieves its short-term and long-term financial and non-financial objectives;
•Autodesk’s TSR relative to companies in the North American Technology Software Index;
•The specific role and responsibilities of the officer;
•Each individual officer’s skills, competency, contributions, and performance;
•Internal pay alignment considerations; and
•Retention considerations.

Leading Compensation Governance Practices

Autodesk’s executive compensation objectives are supported by policies and strong governance practices that align executives’ interests with the interests of our stockholders. Some of the program’s most notable features are highlighted in the table below and summarized in the section titled “Compensation Discussion and Analysis.”

	What We Do		What We Do Not Do
✓	Robust stockholder outreach program	x	Allow hedging, pledging, or trading in Autodesk derivative securities
✓	Significant percentage of NEO total pay tied to achievement of critical financial and stockholder value creation	x	Reprice stock options
✓	Caps on performance-based cash and equity incentive compensation	x	Offer executive benefits and excessive perquisites
✓	Significant stock ownership requirements	x	Fixed-term employment agreements
✓	Clawback policy
✓	Double-trigger change in control arrangements with no excise tax gross-up
✓	Equity award grant policy
✓	Effective risk management
✓	Independent compensation committee and consultant

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Environment, Social, and Governance Programs

Impact at Autodesk

Autodesk is committed to advancing a more sustainable, resilient, and equitable world. We don’t believe in waiting for progress, we believe in making it. We take action as a business and to support our employees, customers, and communities in our collective opportunity to design and make a better world for all.

We focus our efforts to advance positive outcomes across three primary areas: energy and materials, health and resilience, and work and prosperity. These impact opportunity areas are derived from the UN Sustainable Development Goals (“SDGs”) and have been focused through a multi-pronged process to align the top needs of our stakeholders, the important issues of our business, and the areas we are best placed to accelerate positive impact at scale.

Many of these impact areas are manifest in the ways that our customers leverage our technology; for instance, the design and make of net-zero carbon buildings, resilient infrastructure, more sustainable products, and a thriving workforce. We realize these opportunities in our business through our inclusive culture and sustainability commitments, which include sourcing 100% renewable energy to power our operations and neutralizing the residual emissions through carbon offsets. We advance these opportunities with industry innovators through collaboration, funding, software donations, and training.

Board Engagement and Oversight

We leverage our governance structure to help ensure that our sustainability efforts are coordinated across all areas of our business. Our Board has oversight responsibility for ESG, with assistance from our Corporate Governance and Nominating Committee and our Compensation and Human Resources Committee in specific areas defined in their committee charters.

Our Board receives updates from management on our environmental, social, and governance initiatives and values feedback from our stockholders on these efforts. In fiscal year 2022, independent members of our Board and members of our management team engaged with stockholders owning approximately 50% of our outstanding shares, and met with many of our top investors to discuss topics including strategy, our executive and employee compensation programs, workforce diversity, board composition, the continuing impacts of COVID-19, and a broad range of ESG issues. Our directors also engage with our employees in various ways throughout the year, developing direct relationships below the executive management level. For example, members of our Board attend Autodesk’s annual leadership meetings, participate in fireside chats with employees, and visit our technology centers and other facilities.

Our Impact Team, led by our VP of ESG and Impact has direct responsibility for setting and implementing our corporate sustainability strategy, with oversight from our CEO and Board. The Impact Team reports on sustainability matters and major initiatives, including progress against sustainability goals and targets, to our CEO and Board.

Diversity, Inclusion and Belonging

Autodesk is committed to building and maintaining a diverse workforce and a culture of belonging that welcomes people from all backgrounds, perspectives, and beliefs. We have developed and adhere to a holistic, global Diversity and Belonging (“D&B”) strategy which is guided by feedback from employees representing all levels, regions, organizations, and a rich mix of demographics. Our D&B strategy includes initiatives such as inclusive leadership training for all people managers and senior employees, Culture Sprints for all employees to foster belonging, as well as hiring manager and interview classes that include training on mitigating bias and inclusive practices. This strategy is supported by objectives and goals focused on attracting a diverse workforce, expanding leadership diversity, and fostering a culture of belonging.

To help us build a more diverse workforce, we have continued to invest in our diversity partnerships. We partner with educational institutions and professional organizations around the globe supporting underrepresented groups in technology, and provide a variety of scholarships, internship programs, mentoring and development partnerships, and program support to organizations focused on women and underrepresented groups. We also have an Emerging

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Leaders Program which is focused on developing a diverse cohort of leaders through professional development, mentoring, and networking opportunities.

Autodesk supports seven employee resource groups (“ERGs”), which are employee-led groups that bring employees together based on common backgrounds or diversity characteristics, to foster a sense of belonging and connection. These ERGs are sponsored by senior leaders and provide communities for underrepresented groups and their allies.

Our commitment to diversity extends across all levels of our company, including senior leadership. In January 2022, we announced the appointment of a new Chief People Officer and General Counsel, both of whom expand the diversity of our senior leadership. We emphasized the importance of diversity, including diversity of gender, ethnicity, background, and experience, throughout the recruiting process. We also applied more flexibility around certain parameters, such as geography and work experience, to widen the pool of potential candidates. These efforts resulted in a diverse slate of candidates for both the Chief People Officer and General Counsel.

We recognize the importance of increasing diversity in our employee population, including representation of women and underrepresented people of color in technical and sales roles, and in leadership. In fiscal year 2021, we began publishing our EEO-1 Report externally. We also provide transparent information around our workforce composition on our website, including the composition of recent hires. Our D&B strategy and leadership recruiting process support our efforts to increase workforce diversity and maintain transparency around our progress.

As a result of these efforts, Autodesk was named a Best Place to Work on Glassdoor’s Employees’ Choice Awards list in 2022. We also received a score of 100 on the Human Rights Campaign Foundation’s 2022 Corporate Equality Index (CEI), which is the national benchmarking tool for LGBTQ+.

Additional information on our diversity and belonging program, initiatives, and metrics can be found on our website at https://www.autodesk.com/company/diversity-and-inclusion.

Education

Autodesk is committed to helping fuel a lifelong passion for design and making among students of all ages, both within and outside the classroom. We offer free educational licenses of Autodesk’s professional software to students, educators, and accredited educational institutions worldwide. We inspire and support beginners with Tinkercad, a simple online 3D design and 3D printing tool. Through Autodesk Design Academy, we provide secondary and post-secondary schools hundreds of standards-aligned class projects to support design-based disciplines in Science, Technology, Engineering, Digital Arts, and Math (STEAM) using Autodesk’s professional-grade design, engineering, and entertainment software. Autodesk Design Academy curricula is also syndicated on iTunes U and Udemy, where millions of students go to learn online. Classes and projects are available on our Instructables website for anyone looking to expand their “making” skills. In November 2020, we launched a credential program, which empowers current and future Autodesk customers to learn in-demand toolsets, skillsets, and mindsets, while earning credentials that demonstrate their job readiness. We offer self-paced, modular learning through a range of skill levels, roles, and career ambitions, helping professionals demonstrate and apply relevant knowledge, step into emerging roles, and stay at the forefront of their industry. Our intention is to make Autodesk software ubiquitous and the design and making software of choice for those poised to become the next generation of professional users.

Environmental Sustainability

Climate Change

Autodesk’s leadership is committed to taking climate action, and that commitment is both a reflection of and an investment in our values and reputation in the marketplace. Our products and services help address global challenges posed by climate change by making it possible for our customers to innovate and respond to associated changes in regulation, building code, physical climate parameters, and other climate-related developments. In doing
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so, these efforts can directly and indirectly create more demand for Autodesk products and services in the short and long term.

Climate Change Management Actions

To drive continued progress and meet growing demand, we continue to expand the solutions, education, and support we offer, helping customers secure a competitive advantage for a low-carbon future by designing high-performance buildings, resilient cities and infrastructure, and more efficient transportation and products. To continue to grow this market, we provide software and support to early-stage entrepreneurs, nonprofit organizations, and start-up companies who are designing clean technologies. We are expanding these offerings based upon demand and opportunity in response to challenges posed by climate change. Furthermore, in fiscal year 2022, we integrated regular analysis of various climate scenarios into our enterprise strategy and risk processes.

Internally, we are investing in best practices to mitigate our greenhouse gas emissions (“GHGs”) and climate change risk through investments in renewable energy, energy efficiency, and disaster management and recovery strategies. In fiscal year 2022, we deployed a new sustainability financing framework to accelerate new and existing efforts in these areas. Details about this effort can be found in our Sustainability Financing Framework on our website at www.autodesk.com.

Emissions Performance & Other Key Performance Indicators

In fiscal year 2022, we launched our second science-based GHG reduction target, to reduce Scope 1 and Scope 2 GHGs 50%, and reduce Scope 3 GHGs per dollar of gross profit 25%, by fiscal year 2031, compared to fiscal year 2020.

In fiscal year 2021, we attained our ongoing commitment to being net-zero emissions, and were responsible for neutralizing 126,000 metric tons of carbon dioxide equivalent across our Scopes 1, 2, and 3 market-based boundary. This represents a 45% reduction compared to our fiscal year 2020 base line. Our assured results for fiscal year 2022 and our ongoing commitments are published in our fiscal year 2022 impact report. This change in GHGs largely stemmed from changes in travel during the global pandemic, and also continued investment in renewable energy and efficiency across our operations. More information about our sustainability commitment can be found in our annual impact reports, which we have published on our website since 2008. Our fiscal year 2022 impact report is published in the second quarter of fiscal 2023.

Philanthropy

The Autodesk Foundation (the “Foundation”), a privately funded 501(c)(3) charity organization established and solely funded by us, leads our philanthropic efforts. The purpose of the Foundation is twofold: to support employees to create a better world at work, at home, and in the community by matching employees’ volunteer time and/or donations to nonprofit organizations; and to support organizations and individuals using design to drive positive social and environmental impact. In the latter case, we use grants and impact investments, software donations, and training to accomplish this goal, selecting the most impactful and innovative organizations around the world, thus leading to a better future for our planet. On our behalf, the Foundation also administers a discounted software donation program to nonprofit organizations, social and environmental entrepreneurs, and others who are developing design solutions that will shape a more sustainable future. During fiscal 2020, Autodesk committed to target 1% of annual operating margin for the long-term support of the Autodesk Foundation.

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Governance and our Board of Directors

Autodesk is committed to the highest standards of corporate ethics and diligent compliance with financial accounting and reporting rules. Our Board provides independent leadership in the exercise of its responsibilities. Our executive officers oversee a strong system of internal controls and compliance with corporate policies and applicable laws and regulations. Our employees operate in a climate of responsibility, candor, and integrity.
Key highlights of our Board and corporate governance practices are set forth below:

✓	9 out of 10 Director Nominees are Independent	✓	Annual Election of Directors and Majority Voting
✓	Separate Chair and CEO	✓	All Committee Chairs and Members are Independent
✓	Limit on Outside Directorships	✓	Proxy Access Right on Market Terms
✓	Annual Board and Committee Self-Evaluations, periodically using a third-party facilitator	✓	50% of Directors are Gender and/or Ethnically Diverse
✓	Director orientation and continuing education and strategy programs for directors	✓	Stockholder Engagement with Holders of Approximately 50% of Our Outstanding Shares in Fiscal Year 2022
✓	Regular Executive Sessions of Independent Directors at quarterly Board and Committee meetings	✓	Stock Ownership Policy for Directors and Executive Officers

Our Board of Directors

Our business is managed under the direction of our Board, which is currently composed of ten members. Each of our director nominees was elected by stockholders at the 2021 Annual Meeting of Stockholders. Each director is elected annually by a majority of votes cast. Of our 10 nominees, nine are “independent” within the meaning of the applicable Nasdaq listing standards. There are no family relationships among any of our directors or executive officers.

We believe that our director nominees are highly qualified and well suited to continue providing effective oversight of our rapidly evolving business, and that they provide our Board with an effective mix of diverse viewpoints. The following table highlights the number of our director nominees who share certain categories of relevant critical skills, experiences and knowledge that uniquely qualify them to serve on our Board.

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Skills, Experience and Knowledge of Director Nominees
:	10	Technology	Nominees with experience in the software and technology industries help us to analyze our research and development efforts, competing technologies, the various products and processes that we develop, and the industries in which we compete.
¬	10	Leadership	Nominees who have served in senior leadership positions enhance our Board’s ability to identify and develop those qualities in management. They also bring a practical understanding of organizations, processes, strategy, risk management, and methods to drive change and growth.
è	10	Financial	Nominees who have knowledge of financial markets, financing operations, and accounting and financial reporting processes assist us in understanding, advising, and overseeing our capital structure, financing and investing activities, and our financial reporting and internal controls.
¸	9	Global Business	As a global organization with offices and customers located throughout the United States and internationally, nominees with global expertise bring useful business and cultural perspectives that relate to many significant aspects of our business.
_	8	Public Company Board Service	Nominees who have served on other public company boards offer advice and insights on the dynamics and operation of a board of directors, the relations of a board with senior management, and oversight of a changing mix of strategic, operational, and compliance-related matters.
See “Director Nominees” below for more detail regarding each nominee’s qualifications and relevant experience.

Director Nominees
The below biographies provide the name, age and certain biographical information as of March 31, 2022, about each nominee, and the nominees’ unique qualifications to serve on the Board.

Andrew Anagnost
President and Chief Executive Officer
Age: 57 | Director since 2017

Dr. Anagnost joined Autodesk in September 1997 and has served as President and Chief Executive Officer since June 2017. Dr. Anagnost served as Co-CEO from February 2017 to June 2017, Chief Marketing Officer from December 2016 to June 2017, and Senior Vice President, Business Strategy & Marketing, from March 2012 to June 2017. From December 2009 to March 2012, Dr. Anagnost was our Vice President, Product Suites and Web Services. Prior to this position, Dr. Anagnost served as Vice President of CAD/CAE products for our manufacturing division from March 2007 to December 2009. Previously, Dr. Anagnost held other senior management positions at Autodesk. Prior to joining Autodesk, Dr. Anagnost held various engineering, sales, marketing, and product management positions at Lockheed Aeronautical Systems Company and EXA Corporation. He also served as an NRC post-doctoral fellow at NASA Ames Research Center. Dr. Anagnost holds a bachelor of science degree in Mechanical Engineering from California State University, Northridge, and holds both an MS in Engineering Science and a PhD in Aeronautical Engineering and Computer Science from Stanford University.

Qualifications

Dr. Anagnost brings to the Board extensive experience in the technology industry, and has spent two decades in management roles within Autodesk. As our President and Chief Executive Officer, Dr. Anagnost possesses a deep knowledge and understanding of Autodesk’s business, operations, and employees; the opportunities and risks we face; and management’s strategy and plans for accomplishing Autodesk’s goals.

Pursuant to Dr. Anagnost’s employment agreement, Autodesk has agreed to nominate Dr. Anagnost to serve as a member of the Board for as long as he is employed by Autodesk as CEO.

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Stacy J. Smith
Non-Executive Chair of the Board of Directors
Age: 59 | Director since 2011 | Independent
Autodesk Committees: Corporate Governance and Nominating

Mr. Smith is the non-executive Chair of the Board of Directors. Mr. Smith currently serves as the executive chairman of Kioxia Corporation (formerly Toshiba Memory Corporation), a leading flash memory company. Mr. Smith previously served as Group President of Sales, Manufacturing and Operations at Intel Corporation from February 2017 to January 2018. He served as the Executive Vice President, Manufacturing, Operations and Sales of Intel Corporation from October 2016 to February 2017. From November 2012 to October 2016, he served as Executive Vice President, Chief Financial Officer. Previously, Mr. Smith served as Senior Vice President, Chief Financial Officer from January 2010 to November 2012; Vice President, Chief Financial Officer from 2007 to 2010; and Vice President, Assistant Chief Financial Officer from 2006 to 2007. From 2004 to 2006, Mr. Smith served as Vice President, Finance and Enterprise Services and Chief Information Officer. Mr. Smith joined Intel in 1988. Mr. Smith has served on the board of directors of Kioxia Corporation since October 2018. Mr. Smith also serves on The California Chapter of The Nature Conservancy Board of Trustees and the University of Texas McCombs School of Business Advisory Board. Mr. Smith previously served on the boards of directors of Metromile, Inc., from July 2018 to February 2021, Virgin America from February 2014 until it was acquired by Alaska Air Group in December 2016, and Gevo, Inc. from June 2010 to June 2014.

Qualifications

Mr. Smith is independent and his more than two decades of experience in the technology industry provide him with a strong understanding of Autodesk’s industry, business, and international operational challenges. His management positions with Intel, including his finance and executive roles, and his time spent overseas, provide him with critical insight into the operational requirements of a global company and the management and consensus-building skills required to lead our Board as non-executive Chair and to serve on our Corporate Governance and Nominating Committee.

Karen Blasing
Age: 65 | Director since 2018 | Independent
Autodesk Committees: Audit

Ms. Blasing has over 25 years of executive operational and financial leadership experience in the technology industry. Ms. Blasing served as the Chief Financial Officer of Guidewire Software, Inc., an insurance software company, from 2009 to March 2015. Prior to Guidewire, Ms. Blasing served as the Chief Financial Officer for Force 10 Networks and Senior Vice President of Finance for salesforce.com, Inc. Ms. Blasing also served as Chief Financial Officer for Nuance Communications, Inc. and Counterpane Internet Security, Inc., and held senior finance roles for Informix (now IBM Informix) and Oracle Corporation. Ms. Blasing has also served on the boards of directors of Zscaler, Inc. since January 2017 and GitLab, Inc., since August 2019. Ms. Blasing previously served on the board of directors of Ellie Mae, Inc., from June 2015 to May 2019.

Qualifications

Ms. Blasing is independent and has more than 25 years of executive operational and financial experience in the technology industry. Ms. Blasing’s experience at Guidewire Software, Force 10 Networks, salesforce.com, and Nuance Communications provides her with a strong understanding of Autodesk’s business and international operational challenges. Her experience as a chief financial officer provides her with the financial acumen necessary to serve on our Audit Committee.

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Reid French
Age: 50 | Director since 2017 | Independent
Autodesk Committees: Compensation and Human Resources

Mr. French has over 20 years of executive leadership experience in the software industry. Mr. French served as Chief Executive Officer of Applied Systems, Inc., a leading cloud software provider to the insurance industry, from September 2011 to June 2019, and as a member of its Board of Directors from September 2011 to January 2020. Previously, Mr. French was Chief Operating Officer at Intergraph Corporation, a global geospatial and computer-aided design software company, from April 2005 until October 2010, when Intergraph was acquired by Hexagon AB. From October 2003 to April 2005, Mr. French was Executive Vice President of Strategic Planning and Corporate Development at Intergraph. Mr. French holds a bachelor’s degree in economics from Davidson College, where he serves on the College’s board of trustees. He also holds an M.B.A. from the Harvard Business School. He sits on the board of directors of Anthology, Inc., and NetDocuments Software, Inc.

Qualifications

Mr. French is independent and his executive operational and strategic leadership experience in the technology industry provide him with a deep understanding of Autodesk’s technology and business. Mr. French’s years of service as an executive officer and his service on the board of directors of Applied Systems provide him with the executive compensation knowledge necessary to serve on our Compensation and Human Resources Committee.

Dr. Ayanna Howard
Age: 50 | Director since 2019 | Independent
Autodesk Committees: Audit

Dr. Howard is an entrepreneur and expert in robotics, human-computer interaction, and artificial intelligence. Since March 2021, Dr. Howard has served as Dean of the College of Engineering at The Ohio State University. She is also a tenured professor in the college’s Department of Electrical and Computer Engineering with a joint appointment in Computer Science and Engineering. In addition, Dr. Howard is the Founder and Chief Technology Officer of Zyrobotics, a startup that designs AI-powered STEM tools for early childhood education. Dr. Howard previously served as the Linda J. and Mark C. Smith Professor, School of Electrical & Computer Engineering, at Georgia Institute of Technology from August 2015 to February 2021, and Chair of the School of Interactive Computing at Georgia Tech from January 2018 to February 2021. Prior to Georgia Tech, Dr. Howard served as Senior Robotics Researcher and Deputy Manager in the Office of the Chief Scientist with NASA’s Jet Propulsion Laboratory. Dr. Howard serves on the board of Motorola Solutions, inc. and serves on the advisory boards for numerous robotics and AI-based organizations. Dr. Brown holds a degree from Brown University, an M.S. and Ph.D. in Electrical Engineering from the University of Southern California, as well as an M.B.A. from the Drucker Graduate School of Management.

Qualifications

Dr. Howard is independent and her executive, operational, academic, and strategic leadership experience in the technology industry provide her with a deep understanding of Autodesk’s technology and business. Her experience as an entrepreneur and founder and her business degree provide her with the financial acumen necessary to serve on our Audit Committee.

2022 Proxy Statement | 11

Blake Irving
Age: 62 | Director since 2019 | Independent
Autodesk Committees: Compensation and Human Resources

Mr. Irving has over 25 years of executive leadership experience in the technology industry. Mr. Irving served as the Chief Executive Officer of GoDaddy Inc., an Internet domain registrar and web hosting company, from January 2013 to January 2018, and served on the board of directors of GoDaddy from May 2014 to June 2018. From 2010 to 2012, Mr. Irving served as Chief Product Officer of Yahoo! Inc. From 2009 to 2010, Mr. Irving was a Professor in the M.B.A. program at Pepperdine University. From 1992 to 2007, Mr. Irving served in various senior and management roles at Microsoft Corporation, including most recently as Corporate Vice President of Windows Live Platform Group. Mr. Irving has served on the boards of directors of DocuSign, Inc., since August 2018, ZipRecruiter, Inc., since November 2018, and Flowhub, LLC, since January 2020.

Qualifications

Mr. Irving is independent and has more than 25 years of executive operational and strategic leadership experience in the technology industry. Mr. Irving’s experience at GoDaddy, Yahoo!, and Microsoft provides him with a strong understanding of Autodesk’s industry, business, and international operational challenges, and with the executive compensation knowledge necessary to serve on our Compensation and Human Resources Committee.

Mary T. McDowell
Age: 57 | Director since 2010 | Independent
Autodesk Committees: Compensation and Human Resources (Chair)

Ms. McDowell served as the President and Chief Executive Officer of Mitel Networks Corporation, a telecommunications company, from October 2019 to November 2021. Previously, Ms. McDowell served as the Chief Executive Officer and member of the board of directors at Polycom, Inc., from September 2016 to July 2018, when the company was acquired by Plantronics, Inc. Prior to Polycom, Ms. McDowell was an Executive Partner at Siris Capital, LLC. She served as Executive Vice President in charge of Nokia’s Mobile Phone unit from July 2010 to July 2012 and as Executive Vice President and Chief Development Officer of Nokia Corporation from January 2008 to July 2010. Previously, Ms. McDowell served as Executive Vice President and General Manager of Enterprise Solutions of Nokia from January 2004 to December 2007. Prior to joining Nokia in 2004, Ms. McDowell spent 17 years in various executive, managerial, and other positions at Compaq Computer Corporation and Hewlett-Packard Company, including serving as Senior Vice President, Industry-Standard Servers of Hewlett-Packard. Ms. McDowell has served as Board Chair of Mitel Networks Corporation since November 2021 and as lead director of Informa plc since November 2021, having served as a director of Informa plc since June 2018. Ms. McDowell previously served as a director of UBM plc from August 2014 to June 2018 and Bazaarvoice, Inc., from December 2014 to October 2016.

Qualifications

Ms. McDowell is independent and brings to our Board extensive management experience in the technology industry. Her two and a half decades of experience working for global technology companies focused on innovation and collaboration provide her with a firm understanding of Autodesk’s core mission, business, and technology. Her years of service as an executive officer at Polycom, Nokia, and other technology companies, including Compaq Computer and Hewlett-Packard, provide her with the executive compensation knowledge necessary to serve as Chair of our Compensation and Human Resources Committee.

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Stephen Milligan
Age: 58 | Director since 2018 | Independent
Autodesk Committees: Audit

Mr. Milligan served as Chief Executive Officer of Western Digital Corporation, a data storage company, from January 2013 to March 2020, and as its president from March 2012 to October 2015. Previously, Mr. Milligan served as the Chief Financial Officer of Hitachi Global Storage Technologies (“HGST”) from 2007 to 2009, and as HGST’s Chief Executive Officer from 2009 to 2012, when Western Digital acquired HGST. From January 2004 to September 2007, Mr. Milligan served as Western Digital’s Chief Financial Officer after serving in other senior finance roles at Western Digital from September 2002 to January 2004. From April 1997 to September 2002, he held various financial and accounting roles of increasing responsibility at Dell Inc. and was employed at Price Waterhouse for 12 years prior to joining Dell. Mr. Milligan holds a Bachelor of Science degree in Accounting from The Ohio State University. Mr. Milligan has served on the board of directors of Ross Stores, Inc., since January 2015, and served on the board of directors of Western Digital Corporation from January 2013 to May 2020.

Qualifications

Mr. Milligan is independent and has over 30 years of executive operational and financial leadership experience in the technology industry. Mr. Milligan’s experience at Western Digital and HGST, including his finance and executive roles, provides him with a strong understanding of Autodesk’s industry, business, and international operational challenges. His experience as a CFO and CEO provides him with the financial acumen necessary to serve on our Audit Committee.

Lorrie M. Norrington
Age: 62 | Director since 2011 | Independent
Autodesk Committees: Corporate Governance and Nominating (Chair)

Ms. Norrington has over 35 years of operating experience in technology, software, and internet businesses. Ms. Norrington currently serves as an adviser and in an Operating Partner capacity for Lead Edge Capital, a growth equity firm that partners with world-class entrepreneurs and exceptional technology businesses. Ms. Norrington was President of eBay Marketplaces from July 2008 to September 2010 and held a number of senior management roles at eBay from July 2006 to June 2008. Prior to joining eBay, Ms. Norrington was President and CEO of Shopping.com, Inc., from June 2005 to July 2006. Prior to joining Shopping.com, Ms. Norrington served, from August 2001 to January 2005, initially as Executive Vice President of Small Business and later in the office of the CEO, at Intuit Inc. Before Intuit, Ms. Norrington served in a variety of executive positions at General Electric Corporation over a 20-year period, working in a broad range of industries and businesses. Ms. Norrington has served on the boards of directors of Asana, Inc., since September 2019, Colgate-Palmolive since September 2015, and HubSpot since September 2013. Previously, she served on the boards of directors of Eventbrite, Inc., from April 2015 to August 2020, BigCommerce from March 2015 to January 2020, DIRECTV from February 2011 until it was acquired by AT&T in July 2015, Lucasfilm from June 2011 until it was acquired by Disney in December 2012, McAfee, Inc,. from December 2009 until it was acquired by Intel in February 2011, and Shopping.com from November 2004 until it was acquired by eBay in August 2005.

Qualifications

Ms. Norrington is independent, has extensive experience in online commerce SaaS, and valuable management experience in the technology and manufacturing industries. Her three decades of building businesses and adapting to and capitalizing on rapid technological advancement provide Ms. Norrington with a unique perspective. Her executive and board experiences have provided her with the corporate governance skills required to serve on our Board and as Chair of our Corporate Governance and Nominating Committee.

2022 Proxy Statement | 13

Betsy Rafael
Age: 60 | Director since 2013 | Independent
Autodesk Committees: Audit (Chair)

Ms. Rafael has over 30 years of executive financial experience in the technology industry. Ms. Rafael most recently served as Chief Transformation Officer at GoDaddy Inc., an Internet domain registrar and web hosting company, from May 2018 to November 2019. She served as Principal Accounting Officer of Apple Inc. from January 2008 to October 2012, and as its Vice President and Corporate Controller from August 2007 until October 2012. From April 2002 to September 2006, Ms. Rafael served as Vice President, Corporate Controller and Principal Accounting Officer of Cisco Systems, Inc., and held the position of Vice President, Corporate Finance at Cisco from September 2006 to August 2007. From December 2000 to April 2002, Ms. Rafael was the Executive Vice President, Chief Financial Officer, and Chief Administrative Officer of Aspect Communications, Inc., a provider of customer relationship portals. From April 2000 to November 2000, Ms. Rafael was Senior Vice President and CFO of Escalate, Inc., an enterprise e-commerce application service provider. From 1994 to 2000, Ms. Rafael held a number of senior positions at Silicon Graphics International Corp. (“SGI”), culminating her career at SGI as Senior Vice President and Chief Financial Officer. Prior to SGI, Ms. Rafael held senior management positions in finance with Sun Microsystems, Inc., and Apple Computers. Ms. Rafael began her career with Arthur Young & Company. Ms. Rafael has served on the board of directors of Informatica LLC, since July 2021, Proofpoint, Inc., from February 2021 through October 2021, and Kinaxis, Inc., since February 2020. She previously served on the boards of directors of Echelon Corporation from November 2005 to June 2018, GoDaddy Inc. from May 2014 to May 2018, Shutterfly, Inc., from June 2016 to September 2019, and PalmSource, Inc., from April 2004 to November 2005.

Qualifications

Ms. Rafael is independent and has more than 30 years of executive financial experience in the technology industry. Her experience at GoDaddy, Apple, and Cisco, including her finance and executive roles, provides her with a strong understanding of Autodesk’s industry, business, and international operational challenges. Her experience as a principal accounting officer provides her with the financial acumen necessary to serve as the Chair of our Audit Committee.

Independence of the Board

As required by the Nasdaq listing standards, a majority of the members of our Board qualify as “independent.” The Board has determined that, with the exception of Dr. Anagnost, our President and CEO, all of its members are “independent directors” as that term is defined by applicable Nasdaq listing standards. That definition includes a series of objective tests, including that the director is not an employee of the company and has not engaged in various types of business dealings with the company.

In addition, as further required by applicable Nasdaq listing standards, the Board has made a subjective determination as to each independent director that no relationships exist that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The independent directors meet regularly in executive session, without management present, as part of the quarterly meeting procedure. The Chair presides at executive sessions, which are intended to facilitate open discussion among the independent directors.

Board Leadership Structure

During fiscal year 2022, and since June 2018, Mr. Smith has served as our non-executive Chair of the Board. In this role, Mr. Smith brings his deep understanding of the business to focus on the right strategic opportunities and highlight key risks for the Board’s review. As our non-executive Chair, Mr. Smith sets the agenda for each meeting of the Board, in consultation with our CEO, presides at executive sessions, and facilitates communication between the Board, management, and stockholders.

14 | AUTODESK, INC.

The Board regularly evaluates its leadership structure to ensure that it supports effective independent oversight of Autodesk. Our Corporate Governance Guidelines direct the Board to fill the Chair of the Board and Chief Executive Officer positions after considering a number of factors, including the current size of our business, composition of the Board, current candidates for such positions, and our succession planning goals. Currently, we separate the positions of CEO and non-executive Chair of the Board. In the event the Chair is not an independent director, our Corporate Governance Guidelines provide that the Board must elect a Lead Independent Director. Separating the positions of CEO and Chair of the Board allows our President and CEO to focus on our day-to-day business, while allowing the Chair to lead the Board in its fundamental role of providing independent advice to, and oversight of, management. The Board believes that having an independent director serve as Chair is the appropriate leadership structure for Autodesk at this time and demonstrates our commitment to good corporate governance.

In addition, as described below, our Board has three standing committees consisting entirely of independent directors. The Board delegates substantial responsibility to these committees, which report their activities and actions back to the full Board. We believe having independent committees with independent chairs is an important aspect of the leadership structure of our Board.

Stockholder Engagement

Our Board is committed to ensuring that stockholder insights and feedback inform our strong governance practices. We maintain an open dialogue and actively engage with our stockholders in order to ensure we thoughtfully consider a diversity of perspectives on issues including strategy, our executive and employee compensation programs, workforce diversity, board composition, the continuing impacts of COVID-19, and a broad range of ESG issues.

The office of our Corporate Secretary coordinates stockholder engagement with our Investor Relations team and provides a summary of all relevant feedback to our Board. During fiscal year 2022, independent members of our Board and members of our management team engaged with a cross-section of stockholders owning approximately 50% of Autodesk shares, and provided stockholder feedback to the Board. In addition, throughout the year our Investor Relations team engages with our stockholders, frequently along with Mr. Smith, our Chair, and Ms. Clifford, our CFO.

Fiscal Year 2022 Board Meetings

Each quarter, our Board holds Committee and Board meetings. At each quarterly Board meeting, time is set aside for the independent directors to meet without management present. Additional executive sessions are held as needed. In addition to the quarterly meetings, typically there are other regularly scheduled committee meetings each year.

During fiscal year 2022, the Board held a total of six meetings (including regularly scheduled and special meetings), and its three standing committees (an Audit Committee, a Compensation and Human Resources Committee, and a Corporate Governance and Nominating Committee), held a collective total of seventeen meetings. Each director attended 100% of the total number of meetings of the Board and committees of which he or she was a member during fiscal year 2022.

Directors are encouraged, but not required, to attend the Annual Meeting of Stockholders. All of our directors attended the 2021 Annual Meeting of Stockholders.

The following table sets forth the number of meetings held by our Board and the committees during fiscal year 2022:

	Board	Audit	Compensation and Human Resources	Corporate Governance and Nominating
Number of meetings held in fiscal year 2022	6	9	5	3

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Board Committees

To support effective corporate governance, our Board delegates certain responsibilities to its committees, who report on their activities to the Board. These committees have the authority to engage legal counsel or other advisors or consultants as they deem appropriate to carry out their responsibilities.

The table below provides summary information about each director nominee’s committee membership followed by a summary of each committee’s responsibilities. Each committee has a charter describing its specific responsibilities which can be found on our website at https://investors.autodesk.com/corporate-governance/highlights.

Name	Independent	Committees
		Audit Committee	Compensation and Human Resources Committee	Corporate Governance and Nominating Committee
Andrew Anagnost
Karen Blasing	✓	✓ À
Reid French	✓		✓
Dr. Ayanna Howard	✓	✓
Blake Irving	✓		✓
Mary T. McDowell	✓		C
Stephen Milligan	✓	✓ À
Lorrie M. Norrington	✓			C
Betsy Rafael	✓	C À
Stacy J. Smith	✓ CB			✓

CB Non-Executive Chair of Board
C Committee Chair
✓ Member
À Financial Expert, as defined in the rules of the SEC

Audit Committee

The Audit Committee is responsible for oversight of our financial, accounting, and reporting processes, our system of internal accounting and financial controls, and our management of related risks.

The Audit Committee’s responsibilities also include:
•selection, compensation, engagement, retention, termination, and services of our independent registered public accounting firm, including conducting a review of its independence;
•reviewing with management and our independent registered public accounting firm the adequacy of our system of internal financial and disclosure controls;
•reviewing our critical accounting policies and the application of accounting principles;
•reviewing our treasury policies and tax positions;
•overseeing the performance of our internal audit function;
16 | AUTODESK, INC.

•establishing and overseeing compliance with the procedures for handling complaints regarding accounting, internal accounting controls, or auditing matters, including procedures for confidential, anonymous submission of concerns by employees regarding accounting and auditing matters; and
•overseeing our management of cybersecurity risks relating to financial, accounting, and internal controls matters.

See the Report of the Audit Committee of the Board of Directors on page 55 for more information regarding the functions of the Audit Committee.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee’s responsibilities include:
•developing general criteria regarding the qualifications and selection of members of the Board;
•determining skills, characteristics, and experiences desired for candidates and overseeing director succession planning;
•recommending candidates for election to the Board;
•developing overall governance guidelines;
•periodically reviewing matters related to our policies and practices concerning environmental, social and governance, or “ESG,” initiatives, political contributions and lobbying activities;
•overseeing the performance and evaluation of the Board and individual directors; and
•reviewing and making recommendations regarding director composition and the mandates of Board committees.

Compensation and Human Resources Committee

The Compensation and Human Resources Committee reviews compensation and benefits for our executive officers and has authority to grant stock options, RSUs, and PSUs to executive officers and non-executive employees under our stock plans. As non-employee directors, the members of the Compensation and Human Resources Committee are not eligible to participate in Autodesk’s discretionary employee stock programs. RSUs are granted automatically to non-employee directors under the non-discretionary 2012 Outside Directors’ Stock Plan.

The Compensation and Human Resource Committee’s responsibilities also include:
•reviewing and approving the corporate goals and objectives relevant to our CEO and executive officer compensation;
•evaluating CEO and executive officer performance;
•reviewing executive and leadership development policies and practices;
•reviewing succession plans for our CEO and other senior management;
•periodically reviewing matters related to human capital management;
•overseeing matters relating to stockholder approval of executive compensation, including advisory say-on-pay votes; and
•overseeing the management of risks associated with our compensation policies and programs.

See the section titled “Compensation Discussion and Analysis” for a description of our processes and procedures for determining executive compensation. The Compensation and Human Resources Committee may form and delegate authority to subcommittees when appropriate.

The Compensation Committee Report is included in this Proxy Statement on page 38.

2022 Proxy Statement | 17

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation and Human Resources Committee are Mary T. McDowell, Reid French and Blake Irving. No director who served as a member of the Compensation and Human Resources Committee during fiscal year 2022 is or was formerly an officer or employee of Autodesk or any of its subsidiaries. No interlocking relationship existed between any director who served as a member of the Compensation and Human Resources Committee during fiscal year 2022 and the compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Director Orientation and Continuing Education

Our orientation programs are designed to familiarize new directors with our businesses, strategies, and policies and assist new directors in developing knowledge about Autodesk and the industry to optimize their service on the Board.

Regular continuing education programs enhance the skills and knowledge directors use to perform their responsibilities. These programs may include internally developed programs or programs presented by third parties.

Director Stock Ownership Policy

To align the interests of our directors and stockholders, our directors are required to own Autodesk shares equal in value to at least five times the base annual cash retainer payable to a director. Each of our directors complied with our stock ownership policy in fiscal year 2022.
Outside Board Memberships

We have a highly experienced and engaged Board of Directors. We value the diverse perspectives that our directors’ outside board memberships bring to our boardroom. Directors who serve on other public company boards offer advice and insights regarding the dynamics and operation of a board of directors, the relationship of a board with senior management, and oversight of a changing mix of strategic, operational, and compliance-related matters.

In order to ensure sufficient time and attention to meet the responsibilities of Board membership, our Corporate Governance Guidelines state that directors shall serve on no more than four boards of directors of publicly traded companies, including this Board, without consent of the Corporate Governance and Nominating Committee. Per our Corporate Governance Guidelines, directors advise the Chair of the Board or the Lead Independent Director, as applicable, and the Chair of the Corporate Governance and Nominating Committee before accepting an invitation to serve on an additional for-profit corporate board. The Corporate Governance and Nominating Committee reviews the composition of the Board, including matters such as other board commitments, on an annual basis in the context of recommending a slate of directors for stockholder approval.

Director Selection, Qualifications, and Evaluations

The Corporate Governance and Nominating Committee is responsible for recommending the criteria for membership on the Board as well as candidates for election to the Board. As part of this process, the Corporate Governance and Nominating Committee works with the Board to determine the skills, characteristics, and experiences desired for potential candidates, taking into account the current composition and size of the Board and recent Board, committee, and individual director evaluations, among other considerations.

18 | AUTODESK, INC.

In its evaluation of director candidates, including the members of the Board eligible for re-election, the Corporate Governance and Nominating Committee seeks to achieve a balance of knowledge, experience, and skills on the Board. The Corporate Governance and Nominating Committee considers many factors, including integrity, judgment, diversity (including gender, sexual orientation, age, and ethnicity), expertise, business experience, length of service, independence, and other commitments, as well as any relationships between directors and Autodesk’s customers and suppliers. When searching for new directors, the Board endeavors to actively seek out highly qualified women and individuals from underrepresented communities to include in the pool from which nominees are chosen. We aim to create a Board with diverse experiences and backgrounds to provide our complex, global company with thoughtful and engaged oversight. The Corporate Governance and Nominating Committee assesses the effectiveness of its diversity efforts through periodic evaluations of the Board’s composition.

While we have not established specific minimum qualifications for director candidates, the Board believes that nominees must reflect a Board that comprises directors who are predominantly independent, have high integrity, possess broad knowledge and experience at the policy-making level in business or technology, including an understanding of the software industry and Autodesk's business in particular, be able to increase overall Board effectiveness, and have varied and divergent experiences, viewpoints, and backgrounds.

Stockholder Recommendations and Nominations of Director Candidates

It is the policy of the Corporate Governance and Nominating Committee to consider recommendations for candidates from stockholders. Stockholder recommendations for candidates to the Board must be directed in writing to Autodesk, Inc., 111 McInnis Parkway, San Rafael, California 94903, Attention: Corporate Secretary, and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and Autodesk within the last three years, and evidence that the nominating person owns Autodesk stock.

In addition, our Bylaws provide for proxy access nominations of director candidates by eligible stockholders. Stockholders who wish to nominate directors for inclusion in our proxy materials or directly at an annual meeting of stockholders in accordance with the procedures in our Bylaws should follow the instructions under “Questions and Answers About the 2022 Annual Meeting of Stockholders and Procedural Matters.”

The Corporate Governance and Nominating Committee has the authority to retain and terminate any third-party search firm to identify director candidates, and has the authority to approve the fees and retention terms of such search firm.

Corporate Governance Guidelines

We believe the highest standards of corporate governance and business conduct are essential to running our business efficiently, serving our stockholders well, and maintaining our integrity in the marketplace. Over the years, we have devoted substantial attention to the subject of corporate governance and have developed Corporate Governance Guidelines, which set forth the principles that guide our Board in overseeing corporate governance, maintaining its independence, evaluating its own performance and the performance of our executive officers, and setting corporate strategy. The Board reviews our governance practices, corporate governance developments, and stockholder feedback on a regular basis to ensure continued effectiveness. The Board first adopted the Corporate Governance Guidelines in December 1995 and has refined them periodically since. The Corporate Governance Guidelines are available on our website at https://investors.autodesk.com/corporate-governance/highlights.

Code of Business Conduct and Code of Ethics

In addition, we have had a longstanding Code of Business Conduct for our directors and employees as well as a Code of Ethics for Senior Executive and Financial Officers, including our principal executive officer, principal financial officer, principal accounting officer, all senior vice presidents, and all individuals reporting to our principal financial officer, to ensure that our business is conducted in a consistently legal and ethical manner. These codes are reviewed periodically and updated as appropriate. Our current Code of Business Conduct and Code of Ethics for Senior Executive and Financial Officers are available on our website at https://investors.autodesk.com/
2022 Proxy Statement | 19

corporate-governance/highlights. We will post in the Investor Relations section of our website any amendment to our Code of Business Conduct or Code of Ethics for Senior Executive and Financial Officers, as well as any waivers of these Codes that are required to be disclosed by the rules of the U.S. Securities and Exchange Commission (“SEC”) or the Nasdaq.

Risk Oversight

Our Board, as a whole and through its committees, is responsible for the oversight of risk management. Senior management is responsible for the day-to-day management of the material risks Autodesk faces. In its oversight role, our Board must satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. The involvement of the full Board in setting our business strategy at least annually is a key part of its oversight of risk management, its consideration of management’s appetite for risk, and its determination of what constitutes an appropriate level of risk. The full Board receives regular updates from our senior management and outside advisers regarding certain risks Autodesk faces, including litigation, cybersecurity, data privacy, corporate governance, and various operating risks.

In addition, while our Board is responsible for monitoring and assessing strategic risk exposure, our committees are charged with specific areas of risk oversight, as summarized below:

•Audit Committee. Our Audit Committee is responsible for overseeing the management of risks associated with Autodesk’s financial reporting, accounting, and auditing matters, as well as cybersecurity risks relating to financial, accounting, and internal controls matters.

•Compensation and Human Resources Committee. Our Compensation and Human Resources Committee oversees our executive officer succession planning and risks associated with our compensation policies and programs.

•Corporate Governance and Nominating Committee. Corporate Governance and Nominating Committee oversees the management of risks associated with director independence, conflicts of interest, composition and organization of our Board, and director succession planning. Board committees report their findings to the full Board.

Senior management attend all meetings of the Board and its standing committees and are available to address any questions or concerns raised by the Board regarding risk management and any other matters. The Board holds annual strategic planning sessions with senior management to discuss strategies, key challenges, and risks and opportunities for Autodesk.

Board Evaluations

The Board is committed to a robust and constructive evaluation process as an essential part of good corporate governance and Board effectiveness. The Corporate Governance and Nominating Committee annually evaluates the performance of the Board. In fiscal year 2022, this evaluation process included using the services of a third-party facilitator to seek feedback from each director, and corporate governance experts to assist with the directors’ self-evaluation and peer evaluation questionnaires. The results were reported to and discussed with the Board. The report includes an assessment of the Board’s compliance with certain principles found in the Corporate Governance Guidelines and identifies areas in which the Board could enhance its performance.

The annual evaluation process is designed to elicit feedback on the processes, structure, composition, and effectiveness of the Board and its committees. Furthermore it assesses individual director performance and contribution levels. The evaluation results have led to strategic changes to increase Board effectiveness, including providing clarity on key areas for the Board’s focus over the coming year, input on Board composition and recruiting, and information on how to best operationalize Board and committee meetings.

In addition, each committee annually evaluates its performance and reports the results to the Board. In fiscal year 2022 the evaluation of each committee included an assessment of the committee’s compliance with the principles in its charter, and identified areas in which the committee could enhance its performance.
20 | AUTODESK, INC.

Contacting the Board

Communications from stockholders to the Board, or specific members of the Board, should be addressed to the Chair of the Board using one of the below methods. All such communications will be initially received and processed by the office of our Corporate Secretary.

+	Autodesk, Inc., c/o Chief Legal Officer, 111 McInnis Parkway, San Rafael, California 94903, Attention: Non-Executive Chair	:	board-administrator@autodesk.com

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Executive Compensation

Compensation Discussion and Analysis

Throughout this proxy statement, the individuals included in the Summary Compensation Table beginning on page 39 are referred to as our “named executive officers” or “NEOs.” For fiscal year 2022, our NEOs were:
•Andrew Anagnost, Chief Executive Officer, President, and interim Chief Financial Officer;
•Debbie Clifford, Executive Vice President and Chief Financial Officer;
•Steven M. Blum, Executive Vice President, Chief Operating Officer; and
•Pascal W. Di Fronzo, Executive Vice President, Corporate Affairs, Chief Legal Officer and Corporate Secretary.
The information in this discussion provides perspective and narrative analysis relating to, and should be read along with, the executive compensation tables beginning on page 39.

Our Compensation Discussion and Analysis provides an overview of our business performance in fiscal year 2022, highlights the key components and structure of our executive compensation program, discusses the principles underlying our compensation policies and practices, and addresses other matters we believe explain and demonstrate our performance-based compensation philosophy.

Management Changes in Fiscal Year 2022

On March 8, 2021, Ms. Clifford joined Autodesk and was named Chief Financial Officer. Effective November 1, 2021, Mr. Blum was appointed as Chief Operating Officer, and now oversees the teams responsible for sales, marketing, customer success, digital platforms, and customer experience. Mr. Di Fronzo will retire from his role on May 9, 2022.

Executive Summary

Fiscal Year 2022 Strategic Priorities and Performance Highlights

Autodesk empowers innovators to achieve the new possible, delivering technology that enables our customers to achieve better outcomes for their products, their businesses, and the world. In fiscal year 2022, we delivered record full-year revenue, cash flow from operating activities and free cash flow. Several factors contributed to our strong results and competitive performance, including robust renewal rates, strong growth in subscriptions, and rapidly expanding digital sales. They were underpinned by perennial factors, including our ability to deliver greater value to our customers and partners through consistent investment in our technology, work force, business model and customer experience.

While the pandemic had considerable human and economic impacts, in many ways it has accelerated the pace of change and increased our confidence in our strategy to transform the industries we serve with end-to-end, cloud-based solutions that enable our customers to drive efficiency and sustainability. The structural growth drivers underpinning this strategy have been reinforced by the pandemic, including increased workflow convergence and platform standardization; a growing focus on distributed working in the cloud, automation, and workforce productivity; and also the growing importance of sustainability.

Our business model is scalable and extensible into adjacent verticals which add new users, use cases and usage. During fiscal year 2022, we completed a number of acquisitions including Innovyze, which extends Autodesk’s presence in water infrastructure, Upchain, a cloud-native product data and lifecycle management solution, and Moxion, which will enable us to connect media and entertainment workflows and data from post-production to preproduction.

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Empowering innovators with design-and-make technology to achieve the new possible also enables them to build and manufacture efficiently and sustainably. We continue to execute well in challenging times and look forward to Autodesk’s next 40 years with excitement and optimism.

REVENUE	GAAP OPERATING INCOME	NON-GAAP OPERATING INCOME (1)
▲ 16% from fiscal year 2021	▼ 2% from fiscal year 2021	▲ 26% from fiscal year 2021
$4.39B	$618M	$1.40B

CASH FLOW FROM OPERATING ACTIVITIES	FREE CASH FLOW (1)	3-Y TOTAL SHAREHOLDER RETURN
▲ 6% from fiscal year 2021	▲ 10% from fiscal year 2021	▲ 70% from fiscal year 2019
$1.53B	$1.48B	70%
 _________________
(1) A reconciliation of GAAP to non-GAAP results is provided in Appendix A.

Fiscal Year 2022 Executive Compensation Highlights

Introduction of Bonus to Equity Exchange Program In fiscal year 2022, we introduced a pilot program offering certain employees, including our NEOs, the option to receive Performance Share Units (“PSUs”) in lieu of participation in the annual cash-based fiscal year 2022 Executive Incentive Plan (“EIP”). Under this program, our NEOs were offered the ability to elect a PSU award with a grant value equal to 100% of the target payout of the fiscal year 2022 EIP award they would have otherwise been eligible to receive. The PSUs would vest in one year, contingent upon attainment of the same funding and performance metrics as the fiscal year 2022 EIP. The Compensation and Human Resources Committee (the “Committee”) believes the bonus to equity exchange program offers benefits such as additional flexibility for our executives, competitive differentiation of Autodesk’s compensation program, and further alignment of incentives with stockholder interests. This program remains in pilot status and the Committee will continue to evaluate its effectiveness. All of our NEOs as of January 31, 2021, have elected to participate in the bonus to equity exchange program in fiscal year 2022. Ms. Clifford, who joined Autodesk as Chief Financial Officer in March 2021, was not eligible for the bonus to equity exchange program as she joined after the election date.

Performance Share Unit Metric Change In fiscal year 2021, the Committee took action to mitigate the impact of economic uncertainty created by the COVID-19 pandemic in our executive compensation program by reducing complexity, while also establishing incentives for employees to drive strong performance. As a result, the fiscal year 2021 performance stock units (“PSU”) award used one financial metric, revenue, and a modifier of relative Total Shareholder Return. For fiscal year 2022, the Committee added free cash flow as the second financial metric with a weighting of 40%. In making the decision, the Committee took into account stockholder feedback noting the importance of this metric as an indicator of Autodesk’s intrinsic value. The inclusion of the free cash flow metric not only aligns our executives’ incentives with key drivers of stockholder value but also differentiates the metrics used by our short- and long-term incentive programs.

Environmental, Societal and Governance (ESG) Consideration To drive the achievement of our key strategic ESG priorities around diversity, inclusion and belonging, environmental sustainability, and philanthropy, the CEO may recommend adjustments to the long-term incentive awards for other NEOs based on respective ESG achievements, which the Committee will take into account when determining the final awards. The Committee may also consider ESG achievements in determining long-term incentive awards for the CEO.

Pay Decisions based on Performance Results The Committee believes that total compensation for our named executive officers should closely align with our performance and each individual’s performance. In fiscal year 2022,
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we used the following performance metrics to determine the pay outcomes for the components of our NEOs’ pay shown below:

Component of Pay	Performance Metrics (1)
Annual cash incentive (EIP)	Total Revenue Non-GAAP Operating Income
PSUs	Total Revenue Free Cash Flow Relative TSR (as defined below) (over 1, 2, and 3 years)
 _________________
(1) Excludes financial results associated with entities acquired during fiscal year 2022 with purchase price in excess of 20% of total company revenues.

In March 2022, the Committee made the following determinations relating to the compensation of our NEOs based on Company’s performance against the pre-determined goals. The Committee did not make any discretionary adjustments to the incentive payouts, and did not modify the pre-established performance goals in response to the pandemic, market volatility, supply chain disruptions, or other factors.

Fiscal Year 2022 Annual Cash Incentive Results (EIP); or
Consistent with our fiscal year 2022 financial results, the Committee determined that, based on attainment of the performance metrics for Autodesk’s 2022 cash incentive plan, the annual cash incentive awards for our CEO and other NEOs were earned at 103.3% of their target award opportunity.

Fiscal Year 2022 Bonus to Equity Exchange Program
For NEOs who elected to receive PSUs in lieu of EIP cash bonus, those PSUs would vest at the end of fiscal year 2022, contingent upon attainment of the same funding metrics as the fiscal year 2022 EIP. Therefore, the PSUs vested at 103.3% of the target amount.

Performance Share Results
For each award, the Committee measured performance based on Autodesk’s achievement of 98.3% of the revenue and free cash flow targets established for fiscal year 2022 and relative total stockholder return (“TSR”) over one-, two-, and three-year performance periods, respectively. The Committee certified the attainment levels for performance measures for tranches of PSUs awarded in April 2021, April 2020, and March 2019.

Say-on-Pay Results and Stockholder Outreach

Autodesk and the Committee value the input of our stockholders. The Committee carefully considers stockholder feedback as part of its ongoing review of our executive compensation programs, design, and metrics, and this feedback has informed changes the Committee has made in recent years to align our programs with our business transformation and manage the impacts of COVID-19. In 2021, 93.5% of the votes cast on our say-on-pay proposal were favorable, reflecting strong stockholder support for our executive compensation programs. In fiscal year 2022, members of our management team and Board continued our regular outreach and contacted stockholders representing approximately 50% of our outstanding shares. Our management team, and in some cases our independent Chair, met with representatives from passive funds as well as active funds to discuss strategy, our executive and employee compensation programs, workforce diversity, board composition, the continuing impacts of COVID-19, and a broad range of ESG issues. This outreach enabled us to gather feedback from a significant cross-section of Autodesk’s stockholder base. Based on these discussions, the Committee found that our stockholders continued to be supportive of our executive compensation programs and the alignment between executive pay and Autodesk’s performance. Additionally, our stockholders did not request any pay related changes.

Emphasis on Variable “At Risk” Performance-Based Executive Compensation

Our executive compensation program emphasizes variable compensation with both annual and long-term performance components. In fiscal year 2022, our CEO elected to forego his annual cash incentive award and receive performance share units instead. As a result, 60% of our CEO’s total compensation consisted of performance-based equity awards. In total 95% of our CEO’s compensation was variable and linked to our financial
24 | AUTODESK, INC.

and stock performance. In fiscal year 2022, two-thirds of our other NEOs also elected to participate in the bonus to equity exchange program. As a result, 87% of other NEOs’ total compensation was variable in nature and “at risk”. Our incentive programs reward strong annual financial and operational performance, as well as relative TSR over one-, two-, and three-year performance periods. The charts below illustrate the fiscal year 2022 pay mix between base salary and targeted short- and long-term equity compensation for our CEO and all other NEOs.

Compensation Guiding Principles

The Committee believes that Autodesk’s executive compensation program should be designed to attract, motivate, and retain talented executives and should provide a rigorous framework that is tied to stockholder returns, company performance, long-term strategic corporate goals, and individual performance. The general compensation objectives are to:
•Recruit and retain the highest caliber of executives through competitive rewards;
•Motivate executive officers to achieve business and financial goals;
•Balance rewards for short- and long-term performance; and
•Align rewards with stockholder value creation.
Within this framework, the total compensation for each executive officer varies based on multiple dimensions:
•Whether Autodesk achieves its short-term and long-term financial and non-financial objectives;
•Autodesk’s TSR relative to companies in the North American Technology Software Index;
•The specific role and responsibilities of the officer;
•Each individual officer’s skills, competency, contributions, and performance;
•Internal pay alignment considerations; and
•Retention considerations.

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Leading Compensation Governance Practices

Autodesk’s executive compensation objectives are supported by policies and strong governance practices that align executives’ interests with the interests of our stockholders. Some of the program’s most notable features are highlighted in the table and summarized below.

	What We Do		What We Do Not Do
✓	Robust stockholder outreach program	x	Allow hedging, pledging, or trading in Autodesk derivative securities
✓	Significant percentage of NEO total pay tied to achievement of critical financial and stockholder value creation	x	Reprice stock options
✓	Caps on performance-based cash and equity incentive compensation	x	Offer executive benefits and excessive perquisites
✓	Significant stock ownership requirements	x	Fixed-term employment agreements
✓	Clawback policy
✓	Double-trigger change in control arrangements with no excise tax gross-up
✓	Equity award grant policy
✓	Effective risk management
✓	Independent compensation committee and consultant

The Compensation-Setting Process

The Committee reviews and approves all components of each executive officer’s compensation.

CEO Pay Decisions

Throughout the year, the Committee and other independent members of the Board, including the Chair, review the performance of, and provide feedback to, our CEO at regularly scheduled meetings and through informal discussions. Annually, the Committee meets and discusses with other independent members of the Board the performance of our CEO in light of corporate goals and objectives. The Committee, without the CEO in attendance, took this assessment into account, along with competitive compensation data, in determining our CEO’s compensation. Performance targets are intended to be aggressive yet achievable with diligent effort during the fiscal year. As part of its deliberations on CEO compensation, the Committee consulted with its independent consultant and the other independent directors prior to approving our CEO’s compensation.

Executive Officer Pay Decisions

Our CEO makes recommendations to the Committee regarding the base salary, annual cash incentive awards (EIP), and equity awards for each executive officer other than himself. These recommendations are based on our CEO’s assessment of each executive officer’s performance during the year, competitive compensation data, internal pay alignment, and retention considerations. Our CEO reports on the performance of the executive officers and their business functions during the year in light of corporate goals and objectives. He bases his evaluation on his knowledge of each executive officer’s performance and input from other individuals, including feedback provided by the executive officers, their colleagues, and their direct reports. Members of our People and Places organization assist our CEO in assessing each executive officer’s performance and providing market compensation data for each role. In executing the responsibilities set forth in its charter, the Committee relies on a number of resources to provide input to the decision-making process.

Independent Consultant

The Committee retained Exequity LLP as its compensation adviser for fiscal year 2022. Exequity provided advice and recommendations on a number of issues, including total compensation philosophy; program design, including program goals, components, and metrics; peer data; compensation trends in the technology sector and general
26 | AUTODESK, INC.

market for senior executives; separation plans; the compensation of our CEO and our other executive officers; and disclosure of our executive pay programs. The Committee has considered the independence of Exequity in light of Nasdaq's listing standards for compensation committee independence and the rules of the SEC, and requested and received a written confirmation from Exequity addressing the independence of the firm and its senior advisers working with the Committee. The Committee discussed these considerations and concluded that the work performed by Exequity did not raise any conflict of interest.

Management

The Committee also consults with management and Autodesk’s People and Places organization regarding executive and non-executive employee compensation plans, including administration of Autodesk’s equity incentive plans.

Competitive Compensation Positioning and Peer Group

To ensure our executive compensation practices are competitive and consistent with the Committee’s guiding principles, Exequity and management provide the Committee with compensation data for each executive role. This data is drawn from a group of companies in relevant industries that compete with Autodesk for executive talent. The Committee uses this data, as well as information about broader technology industry compensation practices, when evaluating the compensation of our executive officers.

The compensation peer group is selected based upon multiple criteria, including industry positioning, competition for talent, revenue, market capitalization, financial results, and geographic footprint. The Committee reviews the compensation peer group each year to ensure that the comparisons remain meaningful and relevant. Based on the Committee’s review in September 2020, Juniper Networks, Inc. was removed from the peer group; Palo Alto Networks. Inc., ServiceNow, Inc. and Square, Inc. were added to the peer group. The fiscal year 2022 compensation peer group consisted of the following companies:

Company	Fiscal Year Revenue (in billions)	Market Capitalization as of 1/31/2022 (in billions)
Adobe Inc.	15.79	253.79
Akamai Technologies, Inc.	3.46	18.39
ANSYS, Inc.	1.91	29.61
Block, Inc. (previously Square, Inc.)	17.66	56.86
Cadence Design Systems, Inc.	2.99	42.11
Citrix Systems, Inc.	3.22	12.73
Electronic Arts Inc.	5.63	37.43
Intuit Inc.	9.63	157.13
NetApp, Inc.	5.74	19.29
NortonLifeLock Inc. (formerly Symantec Corporation)	2.55	15.14
Nuance Communications, Inc.	1.36	17.62
Palo Alto Networks, Inc.	4.26	50.96
PTC Inc.	1.81	13.59
Salesforce.com, Inc.	26.49	213.79
ServiceNow, Inc.	5.90	94.72
Splunk Inc.	2.67	20.04
Synopsys, Inc.	4.20	47.59
Workday, Inc.	5.14	63.51
Autodesk, Inc.	4.39	54.75
Autodesk Percentile Ranking	56%	67%

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In September 2021, the Committee reviewed the compensation peer group that would be used for fiscal year 2023 compensation decision making. The Committee determined that for fiscal year 2023, Nuance Communications, Inc., would be removed from the compensation peer group in light of its recent acquisition by Microsoft, and that DocuSign, Inc. and Fortinet, Inc., would be added, based on the criteria described above.

When determining the base salary, incentive targets, equity grants, and target total direct compensation opportunity for each of our NEOs, the Committee references the median data from our compensation peer group for each component and in the aggregate. Actual compensation awards may be above or below the median levels, depending on Autodesk’s financial and operational performance and each executive officer’s experience, skills, and performance. The Committee believes that referencing the total compensation packages of the companies in the compensation peer group keeps Autodesk’s compensation competitive and within market norms. This also provides flexibility for variances in compensation where appropriate, based on each executive officer’s leadership, contributions, and particular skills or expertise as well as retention considerations.

Principal Elements of the Executive Compensation Program

The principal elements of Autodesk’s fiscal year 2022 executive compensation program are described below.

Component	Purpose	Description	Performance Measures
Base Salary	Forms basis for competitive compensation package	Reflects competitive market conditions, individual performance, and internal alignment	The Committee considers individual performance when setting and reviewing base salary levels and merit increases
Annual Cash Incentive (“EIP”) or	Motivate achievement of annual strategic priorities relating to top- and bottom-line growth
Target percentage based on competitive market practices and internal alignment
Actual bonus payout ranges from 0% to 200% of target and is determined by performance versus goals established at the beginning of the performance period
Total revenue Non-GAAP total operating income

Bonus to Equity (Performance Stock Units) Exchange Program	Motivate achievement of annual strategic priorities relating to top- and bottom-line growth Provide flexibility to align with individual preference Align further with stockholder interests
Election to receive Performance Stock Units in lieu of participation in the fiscal year 2022 EIP

Target amount based on competitive market practices and internal alignment

Actual PSU payout ranges from 0% to 200% of target and is determined by performance versus goals established at the beginning of the performance period
Total revenue Non-GAAP total operating income
Performance Stock Units (“PSU”)	Align compensation with key drivers of the business and relative stockholder return Encourage focus on near-term and long-term strategic objectives
Size of award based on competitive market practices, corporate and individual performance, and internal parity
Actual number of shares vested ranges from 0% to 200% of target and is determined by performance versus goals established at the beginning of the performance period
Total revenue Free cash flow Autodesk’s relative TSR over one-, two-, and three-year performance periods Autodesk stock price
Restricted Stock Units	Encourage focus on long-term stockholder value creation Retention
Size of award based on competitive market practices, corporate and individual performance, internal parity, and retention considerations
Recipients earn shares if they remain employed through the three-year vesting period
Autodesk stock price

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When setting the goals for the annual cash incentive opportunity and PSUs, the Committee considered the overlap of total revenue to be appropriate as a key metric to Autodesk’s success, both in the short-term and long-term timeframes. The use of non-GAAP operating income in our annual cash incentive (and corresponding bonus to equity exchange program) and free cash flow as well as relative TSR over one-, two-, and three-year performance periods against market indices as a modifier for the PSUs further differentiates the short- and long-term incentives and aligns those awards with the achievement of Autodesk’s strategic goals and the long-term interests of our stockholders.

Base Salary

Base salary is used to provide our executive officers with a competitive amount of fixed annual cash compensation. The Committee views base salary as a reliable source of income for the executive officers and an important recruiting and retention tool. The Committee sets base salaries at a competitive level that recognizes the scope, responsibility, and skills required of each position, as well as market conditions and internal pay alignment.

As part of the annual review of target compensation opportunities, the Committee reviewed an analysis of the base salary for each executive role, an assessment of each executive officer’s experience, skills, and performance level, and Autodesk’s performance. For fiscal year 2022, after taking account of the above considerations, the Committee set Ms. Clifford’s base salary at $600,000 in connection with her appointment as Chief Financial Officer, approved a base salary of $615,000 for Mr. Blum, and made no changes to the base salaries of Dr. Anagnost and Mr. Di Fronzo. In connection with his promotion to Chief Operating Officer and in recognition of his increased responsibilities, the Committee set Mr. Blum’s base salary at $700,000, with the new salary to take effect February 1, 2022.

Named Executive Officer	Fiscal Year 2021 Base Salary	Fiscal Year 2022 Base Salary	% Change Compared to Prior Fiscal Year
Andrew Anagnost	$1,000,000	$1,000,000	—%
Debbie Clifford	$—	$600,000	—%
Steven M. Blum	$592,000	$615,000	4%
Pascal W. Di Fronzo	$514,500	$514,500	—%

Annual Short-Term Incentive Compensation

At the beginning of each fiscal year, the Committee establishes target award opportunities, payout metrics, and performance targets for the Autodesk, Inc., Executive Incentive Plan (“EIP”). This annual cash incentive is intended to motivate and reward participants for achieving company-wide annual financial and non-financial objectives as well as individual objectives.

Target Award Opportunities and Fiscal Year 2022 Executive Incentive Plan

The Committee sets the target annual cash incentive award opportunity for each eligible executive officer based on competitive assessments, the executive’s particular role, and internal alignment considerations. Based on its review of these factors, the Committee set the fiscal year 2022 cash incentive target for each of our NEOs at the same percentage as in fiscal year 2021, or in the case of Ms. Clifford in connection with her appointment as Chief Financial Officer, at the same percentage of the other non-CEO executive officers. These target opportunities are expressed as a percentage of the NEO’s annual base salary and were 125% for our CEO and 75% for our other NEOs. An NEO may receive an earned award that is greater or less than the target award opportunity, depending upon Autodesk’s and the NEO’s performance.

In fiscal year 2022, bonus awards for each of our NEOs were funded under the EIP or bonus to equity exchange program, if elected. At the beginning of the fiscal year, the Committee established funding performance thresholds, which, if achieved, would establish the maximum fiscal year 2022 EIP funding at 200% of target. For fiscal year 2022, the Committee selected total revenue, non-GAAP operating income, and absolute TSR as the funding metrics. Autodesk’s fiscal year 2022 performance exceeded the funding threshold, resulting in the maximum bonus award funding for each executive. The Committee then exercised its negative discretion to reduce the actual bonus award for each of the participants based on pre-established performance measures, as described below.
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Bonus to Equity Exchange Program

As we seek to attract and retain top-tier executives in a competitive talent market, the Committee also evaluated the mix of compensation offerings. For fiscal year 2022, we introduced a pilot program offering certain employees, including our NEOs, the option to receive PSUs in lieu of participation in the fiscal year 2022 EIP. Under this program, our NEOs were offered an election for a PSU award with a grant value equal to 100% of the target payout of the fiscal year 2022 EIP award they would have otherwise been eligible to receive. The PSUs would vest in one year, contingent upon attainment of the same funding and performance metrics as the fiscal year 2022 EIP. The final number of shares received could range from 0% to 200% of target. All of our NEOs as of January 31, 2021, have elected to participate in the bonus to equity exchange program in fiscal year 2022. Ms. Clifford, who joined Autodesk as Chief Financial Officer in March 2021, was not eligible for the bonus to equity exchange program as she joined after the election date.

Company Performance Measures and Performance

At the beginning of fiscal year 2022, the Committee approved fiscal year 2022 EIP performance measures to align our CEO’s and other NEOs’ bonus opportunities with our strategic priorities and key drivers of success. In its exercise of negative discretion, the Committee considered the performance attained versus the pre-established performance targets to determine payouts. For our CEO and other NEOs, the Committee assessed the performance of Autodesk against targets set at the beginning of the fiscal year based on the criteria below; the final award could range from 0% to 200% of the target award. This calculation yielded a bonus payout of 103.3% of target, as shown below:

Performance Metric (1)	Weighting	Actual (millions)	Target (millions)	Performance Attainment %	EIP Funding %
Total Revenue	60%	$4,333	$4,300	100.8%	103.1%
Non-GAAP Operating Income	40%	$1,390	$1,355	102.6%	103.6%
Total	100%				103.3%
 _________________
(1)Excludes Revenue and Non-GAAP Operating Income of $53 million and $7 million, respectively, associated with entities acquired during fiscal year 2022 with purchase price in excess of 20% of total company revenues.

At the end of fiscal year 2021, all NEOs, except for Ms. Clifford, who joined Autodesk after the election date, elected to participate in the bonus to equity exchange program. At the beginning of fiscal year 2022, they were granted a number of PSUs in lieu of the opportunity of receiving cash EIP. The number of PSUs were calculated using the target EIP amount divided by 20-day average stock price as of the grant date. In March 2022, based on the level of achievement of the EIP program performance objectives, the Committee approved the PSU payout for the exchange program participants, as shown below:

Named Executive Officer	Short-Term Incentive Target as a Percentage of Base Salary	Short-Term Incentive Target	Target PSUs Granted in lieu of Target Cash Incentives	PSUs Payout as a % of Target	PSUs Vested (1)
Andrew Anagnost	125%	$1,250,000	4,550	103.3%	4,700
Steven M. Blum	75%	$444,000	1,616	103.3%	1,669
Pascal W. Di Fronzo	75%	$385,875	1,405	103.3%	1,451
 _________________
(1)Based on the closing stock price of $249.79 as of January 31, 2022, the value of vested PSUs was 94% of the short-term incentive target.

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Ms. Clifford joined Autodesk in March 2021, which was after the election date of the bonus to equity Exchange” program. Therefore, she participated in the cash EIP program. Based on the level of achievement of the performance objectives, in March 2022, the Committee approved short-term incentive awards for Ms. Clifford as follows:

Named Executive Officer	Short-Term Incentive Target as a Percentage of Base Salary	Short-Term Incentive Target	Short-Term Incentive Payout as a Percentage of Target	Short-Term Incentive Payout
Debbie Clifford (1)	75%	$450,000	103.3%	$420,300
 _________________
(1)Ms. Clifford’s actual EIP payout is pro-rated based on the number of days that she worked in fiscal year 2022 per our EIP plan.

Fiscal Year 2023 Short-Term Incentive Compensation

In fiscal year 2023, the bonus awards for each of our NEOs will continue to be determined under the Autodesk, Inc. Executive Incentive Plan. Near the beginning of the fiscal year, the Committee retained total revenue, non-GAAP operating income, and absolute TSR as the funding metrics. If the funding metrics are achieved, in its exercise of discretion, the Committee will consider Autodesk’s performance attainment versus pre-established targets to determine payouts against total revenue and non-GAAP operating income, which have been retained as the performance metrics for the ultimate determination of bonus payments, with the following weighting:

Performance Metric	Weighting
Total Revenue	60%
Non-GAAP Operating Income	40%

The Committee believes that the metrics selected for the fiscal year 2023 EIP will align our incentives with key drivers of success. The final awards for our NEOs could range from 0% to 200% of target, depending on the performance achieved. In selecting total revenue and non-GAAP operating income, the Committee also considered stockholder feedback in support of simplicity, metrics that reflect our evolved business model, and focus on profitability, as well as the practices of our peer companies. The Committee continuously assesses our compensation program structure and metrics to respond to business needs, industry practices, and the talent market.

Long-Term Incentive Compensation

Autodesk uses long-term incentive compensation in the form of equity awards to align executive pay opportunities with stockholder value creation and to motivate and reward executive officers for effectively executing longer-term strategic and operational objectives.

Fiscal Year 2022 Annual Long-Term Equity Awards

During fiscal year 2022, the Committee approved annual equity awards in the form of PSUs and restricted stock units (“RSUs”) for our NEOs. The Committee elected to continue to use a mix of 60% PSUs and 40% RSUs for each of our NEOs, including our CEO, to complement the performance aspects of PSUs with the long-term retention element of RSUs.

In arriving at the total number of PSUs and RSUs to award each executive officer in fiscal year 2022, the Committee considered Autodesk’s performance in fiscal year 2021, competitive market data for the executive’s position, historical grants, unvested equity, individual performance of the executive and internal pay alignment.

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As a result of this analysis, the following equity awards were approved in fiscal year 2022, including, in the case of Ms. Clifford, in connection with her appointment as Chief Financial Officer:

Named Executive Officer	Target Value of PSU and RSU Award	Target PSU Award (#) (1)	RSU Award (#) (1)
Andrew Anagnost	$16,150,000	35,272	23,514
Debbie Clifford (2)	$4,200,000	9,172	6,115
Steven M. Blum	$4,000,000	8,736	5,824
Pascal W. Di Fronzo (3)	$2,180,000	4,761	3,174
 _________________
(1)Number of shares determined by the weighting of PSUs and RSUs and the average closing stock price over the last 20 trading days prior to the date of grant.
(2)Amounts exclude the new hire RSU grant that Ms. Clifford received when she joined Autodesk in March 2021.
(3)Mr. Di Fronzo will retire from Autodesk on May 9, 2022. His outstanding time-based RSUs that would have become vested had he remained continuously employed by Autodesk for an additional 12 months following the retirement will vest immediately. His PSUs that would have become vested had he remained continuously employed by Autodesk for an additional 12 months following the termination will continue to vest based on actual performance achieved. His remaining RSUs and PSUs will be forfeited. Mr. Di Fronzo did not receive the fiscal year 2023 annual long-term incentive awards that were granted to other NEOs on April 10, 2022.

PSU Awards

Our current PSU design was adopted following extensive stockholder outreach and incorporates a number of features our stockholders have identified as being most important, including multiple performance metrics, TSR relative to peers, and a multi-year measurement period.

The PSU awards provide for a minimum, target, and maximum number of shares to be earned based upon predetermined performance criteria.
•For fiscal year 2022 awards, PSU vesting will be based on achievement of performance goals adopted by the Committee (“Performance Results”) and Autodesk’s TSR compared against companies in the S&P North American Technology Software Index with a market capitalization over $2 billion (“Relative TSR”) over one-, two-, and three-year performance periods.
•In fiscal year 2022, we measured Performance Results based on total revenue and free cash flow.
•The use of multiple goals motivates management to drive Autodesk’s growth, provides a balance of short- and long-term focus, and, combined with Relative TSR and vesting over one-, two-, and three-year performance periods, aligns these awards with the long-term interests of our stockholders.

Performance Results for the relevant performance period could result in PSU attainment of 0% to 150% of target. Once the Performance Results percentage is established, it is multiplied by a percentage ranging from 67% to 133%, depending on Autodesk’s Relative TSR for the period. The combined impact of these performance criteria is that PSUs could be earned from 0% to 200% of target. The chart below illustrates the attainment mechanics for the PSUs approved in fiscal year 2022.
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Fiscal Year 2022 (First PSU Tranche)	Fiscal Year 2023 (Second PSU Tranche)	Fiscal Year 2024 (Third PSU Tranche)

Fiscal Year 2022 Target Shares Multiplied by: Fiscal Year 2022 Financial Performance (0%-150% of Target) Multiplied by: Fiscal Year 2021-2022 Relative TSR (+/- 33%)	Fiscal Year 2023 Target Shares Multiplied by: Fiscal Year 2023 Financial Performance (0%-150% of Target) Multiplied by: Fiscal Year 2021-2023 Relative TSR (+/- 33%)	Fiscal Year 2024 Target Shares Multiplied by: Fiscal Year 2024 Financial Performance (0%-150% of Target) Multiplied by: Fiscal Year 2021-2024 Relative TSR (+/- 33%)

An executive who has received PSU grants in three successive years will have a portion of the total PSU shares vesting in that third year based on each of 3-year, 2-year and 1-year Relative TSR (see “Vesting of PSUs” below for an illustration of this cumulative effect of multiple PSU grants).

RSU Awards

In April 2021, our NEOs received time-based RSU awards which vest in three equal annual installments, beginning in March 2022. In addition, Ms. Clifford received a grant of time-based RSU award upon joining Autodesk in March 2021. RSUs help us recruit and retain executives in a competitive environment and provide further incentive to focus on longer-term stockholder value creation.

Vesting of PSUs in 2022

In March 2022, the Committee reviewed and certified the attainment levels for performance measures for the third tranche of PSUs awarded in April 2019, the second tranche of PSUs awarded in April 2020, and the first tranche of PSUs awarded in April 2021. For each award, the Committee measured the following performance:

Performance Metric (1)	Weighting	Actual (in millions)	Target (in millions)	Performance Attainment %	Funding
Total Revenue	60%	$4,333	$4,300	100.8%	103.1%
Free Cash Flow	40%	$1,485	$1,615	92.0%	91.1%
Total	100%				98.3%
 _________________
(1)Excludes revenue and free cash flow of $53 million and ($10) million, respectively, associated with entities acquired during fiscal year 2022 with purchase price in excess of 20% of total company revenues.

Autodesk’s Relative TSR was based on:

Performance Period	Autodesk TSR (1)	Percentile Rank (2)	Payout Multiplier
Fiscal Year 2020 - Fiscal Year 2022	63%	53rd Percentile	105%
Fiscal Year 2021 - Fiscal Year 2022	20%	42nd Percentile	90%
Fiscal Year 2022	-19%	42nd Percentile	89%
 _________________
(1)Based on the 31-day average closing stock price (+/- 15 days) at the beginning of each period and the end of fiscal year 2022.
(2)Relative TSR was measured against companies in the S&P North American Technology Software Index with a market capitalization over $2 billion.

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The combination of financial attainment and Relative TSR results yielded the following PSU vesting in fiscal year 2022:

March 2019 3rd Tranche of Fiscal Year 2020 Award	:	Fiscal Year 2022 Financial Goal Funding 98.3%	X	Fiscal Year 2020 - Fiscal Year 2022 Relative TSR 105%	=	Percent of PSU Target Award 103%

April 2020 2nd Tranche of Fiscal Year 2021 Award	:		X	Fiscal Year 2021 - Fiscal Year 2022 Relative TSR 90%	=	Percent of PSU Target Award 88%

April 2021 1st Tranche of Fiscal Year 2022 Award	:		X	Fiscal Year 2022 Relative TSR 89%	=	Percent of PSU Target Award 87%

Based on this performance, the PSU awards were earned as follows:

	March 2019 Award 3rd Tranche		April 2020 Award 2nd Tranche		April 2021 Award 1st Tranche
Named Executive Officer	Target Number of PSUs	Actual Number of PSUs Earned	Target Number of PSUs	Actual Number of PSUs Earned	Target Number of PSUs	Actual Number of PSUs Earned
Andrew Anagnost	14,018	14,438	17,507	15,406	11,758	10,229
Debbie Clifford	N/A	N/A	N/A	N/A	3,058	2,660
Steven M. Blum	5,097	5,249	5,387	4,740	2,912	2,533
Pascal W. Di Fronzo	2,293	2,361	4,040	3,555	1,587	1,380

Fiscal Year 2023 Equity Awards

For fiscal year 2023, the Committee elected to grant our NEOs 60% of their annual equity in PSUs and 40% in RSUs to align their compensation with Company performance. The fiscal year 2023 PSU awards are structured in the same manner as the fiscal year 2022 PSU awards. The financial performance will continue to be measured based on the following metrics:

Performance Metric	NEO Weighting
Total Revenue	60%
Free Cash Flow	40%

The payout for financial performance will continue to range from 0% to 200%. The Committee selected total revenue and free cash flow as the performance metrics to align our executives' incentives with these key drivers of stockholder value. The Committee determined the overlap of total revenue in the short-term incentive and the PSUs to be appropriate in light of the importance of this goal, the use of different second metrics in the two incentives, and the use of relative TSR modifiers for the PSUs.

The financial performance results will continue to be adjusted based on Autodesk’s Relative TSR over one-, two-, and three-year performance periods with a relative TSR payout range of 67% to 133%. Mr. Di Fronzo did not receive the fiscal year 2023 annual long-term incentive awards that were granted to other NEOs because of his retirement.

34 | AUTODESK, INC.

Executive Benefits

Welfare and Other Employee Benefits

Benefits provided to our executive officers are generally the same as those provided to all other eligible Autodesk employees. In the United States, these benefits include medical, dental, and vision insurance, 401(k) retirement plan with company matching contributions, an employee stock purchase plan, health and dependent care flexible spending accounts, short-term disability salary continuation, long-term disability insurance, accidental death and dismemberment insurance, basic life insurance coverage, and various paid time off and leave programs.

Perquisites and Other Personal Benefits

Autodesk does not, as a general practice, provide material benefits or special considerations to our executive officers that are not provided to other employees. However, from time to time, when deemed appropriate by the Committee, certain executive officers receive perquisites and other personal benefits that are competitively prudent or otherwise in Autodesk’s best interest.

Employment Agreement and Post-Employment Compensation

Employment Agreement with CEO

The terms and conditions of Dr. Anagnost’s employment are set forth in his June 2017 employment agreement, which defines the respective rights of Autodesk and Dr. Anagnost. This agreement provides general protection for Dr. Anagnost in the event of termination without cause or resignation for good reason and has been a valuable tool to incentivize Dr. Anagnost to become our CEO and to retain his services. We believe the protections afforded to our CEO in the event of a change in control promote continuity by helping our CEO maintain focus and dedication to enhance stockholder value. Details of the agreement with Dr. Anagnost can be found beginning on page 43.

Severance Plan

During fiscal year 2019, the Committee adopted the Autodesk, Inc. Severance Plan to establish standard executive severance terms that are competitive with our talent competitors and minimize the need to negotiate individualized executive severance terms in the future. Each of our NEOs (other than our CEO), as well as certain other senior executives, is a participant in the plan. If a participant’s employment is terminated without cause, or if a participant terminates his or her employment for good reason, then, in addition to payment of accrued base salary and vacation and any previously awarded but unpaid bonus, the participant is eligible to receive the following benefits:
•a lump-sum payment equal to the sum of (a) 1.5 times the participant’s base pay in effect on the date of termination and (b) 1.5 times the participant’s target annual cash bonus incentive amount under our annual cash bonus incentive plan applicable to the participant in effect the date of termination;
•accelerated vesting of the participant’s time-based RSUs that would have become vested had the participant remained continuously employed by Autodesk for an additional 12 months following the termination;
•continued vesting of the participant’s PSUs that would have become vested had the participant remained continuously employed by Autodesk for an additional 12 months following the termination, based on the extent to which the underlying performance criteria, with respect to such awards, are satisfied for such performance period;
•a lump-sum payment in an amount equal to 12 times the monthly premium that the participant would be required to pay to continue his or her group health coverage if the participant had made a timely election under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”); and
•Company-provided outplacement services in accordance with Autodesk’s then-applicable outplacement service program or arrangements for 18 months immediately following the date of termination.
In March 2021, we amended the Severance Plan to provide similar benefits as those set forth above to participants who voluntarily terminate employment for qualified retirement. However, in the case of qualified retirement, participants will receive 18 times monthly COBRA premium and they will not be eligible for outplacement services.
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All payments and other benefits under the Autodesk, Inc. Severance Plan are subject to applicable withholding obligations, the participant’s release of all claims, compliance with certain confidentiality covenants and, in circumstances other than a qualified retirement, non-disparagement and non-solicitation covenants.

Estimates of the potential payments and benefits payable in the event of a termination of employment under the Severance Plan are set forth in “Change-in-Control Arrangements, Severance Plan, Retirement Arrangements, and Employment Agreement” below.

Change in Control Program

To ensure the continued service of key executive officers in the event of a potential change in control of Autodesk, the Board has adopted the Autodesk, Inc. Executive Change in Control Program. Each of our NEOs, among other employees, is a participant in the program. The payments and benefits available under this program are designed to encourage the continued services of the NEOs in the event of a potential change in control of Autodesk and to allow for a smooth leadership transition thereafter. Further, these arrangements are intended to provide incentives to the NEOs to execute strategic initiatives that are aligned with stockholder value creation, even if these initiatives may result in the elimination of an NEO’s position.

The Executive Change in Control Program provides continuity in the event of a change in control transaction, which is designed to further enhance stockholder value. Payment and benefits under the Executive Change in Control Program are provided only in the event of a qualifying termination of employment following a change in control (“double trigger”). Autodesk does not offer tax reimbursement or “gross-up” payments under the Executive Change in Control Program.

The material terms and conditions of the Executive Change in Control Program, as well as an estimate of the potential payments and benefits payable in the event of a termination of employment in connection with a change in control of Autodesk, are set forth in “Change-in-Control Arrangements, Severance Plan, Retirement Arrangements, and Employment Agreement” below.

Retirement Provisions in RSU and PSU Agreements

To ensure the continued long-term service of key executive officers through an orderly retirement, the Board has adopted retirement provisions in RSU and PSU agreements entered into with executive officers starting in March 2019. Each of our NEOs, among other employees, is eligible to participate in the program. The retirement benefit available under this program is limited to partial continued vesting of outstanding RSUs and PSUs following a qualified retirement and is designed to encourage the continued long-term services of the NEOs and to allow for a smooth leadership transition upon their retirement. Continued vesting under the retirement provisions in RSU and PSU agreements is provided only in the event of a qualifying retirement.

The material terms and conditions of the retirement provisions, as well as an estimate of the potential benefit payable in the event of a qualifying retirement, are set forth in “Change-in-Control Arrangements, Severance Plan, Retirement Arrangements, and Employment Agreement” below.

Mandatory Stock Ownership Guidelines

The Board believes that stock ownership by our executive officers is important to promote a long-term perspective and align the interests of our executive officers with those of our stockholders. We have adopted mandatory stock ownership guidelines for our executive officers, which require each executive officer to hold shares of Autodesk’s common stock equivalent in value to a multiple of his or her base salary. This is intended to create clear guidelines that tie a portion of the executive officer’s net worth to the performance of Autodesk’s stock price. The current stock ownership guidelines are as follows:

	CEO	Executive Vice President	Other Senior Executives
Multiple of Base Salary	6.0 times	3.0 times	3.0 times

Executive officers have four years from their hire or promotion to a position subject to a higher ownership threshold to satisfy the required level of stock ownership. For purposes of satisfying the required stock ownership level,
36 | AUTODESK, INC.

shares of common stock subject to outstanding RSU awards are counted as shares owned. The Board reviews progress against these guidelines and requirements annually and updates them as appropriate. As of the most recent review of attainment, each of our NEOs satisfied the ownership guidelines.

Clawback Policy

An executive officer’s cash incentive-based compensation may be recovered at the discretion of the Board if that officer has engaged in fraudulent or other intentional misconduct and the misconduct caused a material restatement of our financial statements.

Derivatives Trading and Anti-Hedging and Pledging Policy

Our insider trading policy prohibits executive officers, members of the Board, and all other employees from trading derivative securities related to Autodesk’s stock or engaging in short sales or other short-position transactions in shares of our stock. This policy does not restrict ownership of company-granted awards, such as options to purchase shares of our common stock or PSU or RSU awards, which have been granted by the Committee. The policy also prohibits all employees, including our executive officers, and members of the Board, from hedging Autodesk stock, holding it in a margin account, or otherwise pledging Autodesk securities.

Equity Award Grant Policy

All equity awards granted to the executive officers are approved by the Committee. Approval of the equity awards for the executive officers generally occurs at the Committee’s regularly scheduled quarterly meeting, although on occasion the Committee has approved new-hire, retention, or promotion grants outside of that cycle.

Effective Risk Management

Each year, the Committee evaluates Autodesk’s compensation-related risk profile. The Committee has concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on Autodesk.

Regulatory Considerations and Practices

Autodesk continuously reviews and evaluates the impact of the tax laws and accounting practices and related interpretations on the executive compensation program. For example, the Committee considers Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), which results in recognition of compensation expense for share-based payment awards, and Section 409A of the Code, which affects deferred compensation arrangements, as it evaluates, structures, and implements changes to the program.

Deductibility Limitation

Section 162(m) of the Internal Revenue Code limits the deductibility of compensation paid to certain executive officers to $1 million per year. The Committee has and will continue to take into consideration Section 162(m) in establishing compensation of our executives but considers other factors and business needs as well. Interpretations of and changes in applicable tax laws and regulations as well as other factors beyond our control also can affect deductibility of compensation. For these and other reasons, the Committee has determined that it will not necessarily seek to limit executive compensation to the amount that is deductible under Section 162(m) of the Code.

Taxation of Deferred Compensation

Section 409A of the Code imposes significant additional taxes in the event an executive officer, director, or service provider receives “deferred compensation” that does not satisfy the restrictive conditions of the provision. Section 409A applies to a wide range of compensation arrangements, including traditional non-qualified deferred compensation plans, certain equity awards, and separation arrangements. To assist employees with avoiding
2022 Proxy Statement | 37

additional taxes under Section 409A, Autodesk has structured equity awards in a manner intended to comply with the applicable Section 409A conditions.

Taxation of “Golden Parachute” Payments

Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if, in connection with a change in control, they receive payments or benefits that exceed certain prescribed limits. In addition, the relevant company or a successor may forfeit a deduction on the amounts subject to this additional tax. Autodesk did not provide any executive officer with a “gross-up” or other reimbursement payment for any tax liability the executive might owe as a result of the application of Sections 280G or 4999 during fiscal year 2022. In addition, Autodesk has not agreed and is not otherwise obligated to provide any NEO with such a “gross-up” or other reimbursement or to otherwise address the application of Sections 280G or 4999 in connection with payments or benefits arising from a change in control.

Accounting for Stock-Based Compensation

Autodesk follows ASC Topic 718 for stock-based compensation awards. ASC Topic 718 requires Autodesk to measure the compensation expense for all share-based payment awards made to employees (including executive officers) and members of the Board, including options to purchase shares of common stock, based on the grant date “fair value” of these awards. Fair value is calculated for accounting purposes and reported in the compensation tables below, even though the executive officers and directors may never realize any value from their awards. ASC Topic 718 also requires Autodesk to recognize the compensation cost of these share-based payment awards in the income statements over the period that an employee or director is required to render service in exchange for the stock option or other award.

Compensation Committee Report

The Compensation and Human Resources Committee of the Board of Directors, which is composed solely of independent members of the Board of Directors, assists the Board in fulfilling its responsibilities regarding compensation matters and, pursuant to its charter, is responsible for determining the compensation of Autodesk’s executive officers. The Compensation and Human Resources Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on this review and discussion, the Compensation and Human Resources Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION AND HUMAN RESOURCES COMMITTEE OF THE BOARD OF DIRECTORS

Mary T. McDowell, Chair
Reid French
Blake Irving

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Summary Compensation Table

The Summary Compensation Table below presents information concerning the total compensation of our named executive officers for fiscal years 2022, 2021 and 2020.

Named Executive Officer and Principal Position	Fiscal Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Andrew Anagnost	2022	1,000,452	—	21,095,069	—	—	22,095,521
Chief Executive Officer and	2021	975,559	—	13,559,493	1,221,311	—	15,756,363
President	2020	904,327	—	9,679,365	935,250	50,715	11,569,657
Debbie Clifford	2022	540,247	—	9,943,056	420,300	—	10,903,603
Executive Vice President and
Chief Financial Officer
Steven M. Blum,	2022	610,909	—	6,140,367	—	—	6,751,276
Executive Vice President and	2021	591,187	—	6,306,531	444,000	—	7,341,718
Chief Operating Officer	2020	623,615	—	3,558,289	386,280	81,107	4,649,291
Pascal W. Di Fronzo,	2022	514,500	—	3,660,539	—	—	4,175,039
Executive Vice President	2021	513,793	—	2,805,623	385,875	—	3,705,291
Corporate Affairs, Chief Legal Officer and Secretary	2020	541,962	—	1,896,136	335,711	6,962	2,780,771
_____________
(1)Represents payments made to our named executive officers for amounts that relate to: signing bonuses, payments made in recognition of years of service as part of an Autodesk company-wide program.
(2)Amounts consist of the aggregate grant date value for PSU and RSU awards computed in accordance with FASB ASC Topic 718, based on target levels of achievement (the probable outcome at grant) in the case of PSUs and does not reflect actual amounts earned. The assumptions used in the valuation of these awards are set forth in Note 1, “Business and Summary of Significant Accounting Policies,” in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K filed on March 14, 2022. The maximum value of PSU awards generally is capped at 200% of target for fiscal year 2020 through fiscal year 2022. The maximum values for PSU awards granted in fiscal year 2022 are as follows: Dr. Anagnost: $28,340,393; Ms. Clifford: $2,003,969; Mr. Blum: $8,850,397; and Mr. Di Fronzo: $5,451,593. Actual PSU awards earned in fiscal year 2022 by the named executive officers are shown in “Long-Term Incentive Compensation" in the Compensation Discussion and Analysis. Amounts also include grant date for value for PSUs issued pursuant to the bonus to equity exchange program discussed in “Annual Short-Term Incentive Compensation” in the Compensation Discussion and Analysis.
(3)Represents amounts earned for services performed during the relevant fiscal year pursuant to our short-term cash incentive plan (“EIP”) for all executive officers shown. The amounts shown reflect the total cash amounts awarded under the EIP, which are payable in the first quarter of the following fiscal year.
(4)Represents all other compensation for the relevant fiscal year not reported in the previous columns, reimbursement of certain tax expenses, authorized familial travel and gifts in connection with business trips, Autodesk’s matching contributions to pre-tax savings plans, insurance premiums, personal gifts and related tax gross ups. Generally, unless the items included in this category exceed the greater of $25,000 or 10% of the total amount of perquisites received by a given named executive officer, individual perquisites are not separately identified and quantified.

Grants of Plan-Based Awards in Fiscal Year 2022

Grants of plan-based awards reflect grants made to our named executive officers under our non-equity incentive plans and equity compensation plans during fiscal year 2022. The following tables include potential threshold, target, and maximum amounts payable under our EIP for performance during fiscal year 2022, and do not constitute compensation on top of the amounts included in the Summary Compensation Table. However, these amounts do not reflect amounts actually earned for fiscal year 2022. The following table also includes amounts relating to PSUs and RSUs issued under our 2012 Stock Plan. See “Annual Short-Term Incentive Compensation" and “Long-Term Incentive Compensation" in the Compensation Discussion and Analysis for actual amounts earned in fiscal year 2022 by the named executive officers and further discussion of plan-based and other awards.

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The following tables present information concerning grants of plan-based awards to each of the named executive officers during fiscal year 2022:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock (#)(4)	Grant Date Fair Value of Stock Awards ($) (5)
Named Executive Officer	Grant Date (1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Andrew	4/10/2021	—	—	—	—	—	—	23,514	6,924,873
Anagnost	4/10/2021	—	—	—	—	14,018	28,036	—	4,162,645
	4/10/2021	—	—	—	—	17,507	35,014	—	4,814,950
	4/10/2021	—	—	—	—	11,758	23,516	—	3,852,626
	4/10/2021	—	—	—	—	4,550	9,100	—	1,339,975
Debbie	3/8/2021	—	—	—	—	—	—	28,211	7,140,204
Clifford	4/10/2021	—	—	—	—	—	—	6,115	1,800,868
	4/10/2021	—	—	—	—	3,058	6,116	—	1,001,984
	—	—	450,000	900,000	—	—	—	—	—
Steve M.	4/10/2021	—	—	—	—	—	—	5,824	1,715,168
Blum	4/10/2021	—	—	—	—	5,097	10,194	—	1,513,554
	4/10/2021	—	—	—	—	5,387	10,774	—	1,481,587
	4/10/2021	—	—	—	—	2,912	5,824	—	954,146
	4/10/2021	—	—	—	—	1,616	3,232	—	475,912
Pascal W.	4/10/2021	—	—	—	—	—	—	3,174	934,743
Di Fronzo	4/10/2021	—	—	—	—	2,293	4,586	—	680,906
	4/10/2021	—	—	—	—	4,040	8,080	—	1,111,121
	4/10/2021	—	—	—	—	1,587	3,174	—	519,996
	4/10/2021	—	—	—	—	1,405	2,810	—	413,773
_____________
(1)Reflects the date on which the Committee approved the grant of an equity award or, if later in the case of a PSU award, the date on which the Committee established the performance metric underlying such award or a component thereof.
(2)Reflects target and maximum dollar amounts payable under the EIP for performance during fiscal year 2022, as described in “Compensation Discussion and Analysis—Principal Elements of the Executive Compensation Program.” “Threshold” refers to the minimum amount payable for a certain level of performance; “Target” refers to the amount payable if specified performance targets are reached; and “Maximum” refers to the maximum payout possible. At the end of fiscal year 2021, all NEOs, except for Ms. Clifford, who joined Autodesk after the election date, elected to participate in the bonus to equity exchange program and did not participate in the EIP.
(3)Except as described below, represents shares of our common stock subject to each of the PSU awards granted to the named executive officers in fiscal year 2022 under our 2012 Stock Plan. These columns show the awards that were possible at the threshold, target, and maximum levels of performance. Shares were to be earned based upon a total revenue and free cash flow goal for fiscal year 2022 adopted by the Committee (the “Annual Financial Results”), as well as TSR compared against the companies in the S&P Computer Software Select Index or the S&P North American Technology Software Index with a market capitalization over $2 billion (“Relative TSR”). In each case, Annual Financial Results for the relevant performance period could result in PSU attainment, subject to the Relative TSR modifier, of 0%-150% of target. Once the Annual Financial Results percentage is established, it is multiplied by a percentage ranging from 67%-133%, depending on Autodesk's Relative TSR performance for the period. Ultimately, PSUs could be earned from 0%-200% of target. Actual PSU awards earned in fiscal year 2022 by the named executive officers under this program are shown in “Long-Term Incentive Compensation” in the Compensation Discussion and Analysis. The last rows for each of Dr. Anagnost, Mr. Blum and Mr. Di Fronzo reflect PSUs issued pursuant to the bonus to equity exchange program discussed in “Annual Short-Term Incentive Compensation” in the Compensation Discussion and Analysis. Ms. Clifford was not employed by Autodesk at the time elections were made; therefore, she received a cash bonus under the Executive Incentive Plan for fiscal year 2022.
(4)RSUs granted on April 10, 2021 vest in three equal annual installments beginning on March 25, 2022. RSUs granted to Ms. Clifford on March 8, 2021 vest per the terms of her employment agreement.
(5)Reflects the grant date fair value of each equity award. The assumptions used in the valuation of these awards are set forth in Note 1, “Business and Summary of Significant Accounting Policies,” in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K filed on March 14, 2022. These amounts do not correspond to the actual value that will be realized by the named executive officers upon the vesting of RSUs or the sale of the common stock underlying such awards.

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Outstanding Equity Awards at Fiscal Year 2022 Year End

The following table presents information concerning outstanding unvested RSU and PSU awards for each named executive officer as of January 31, 2022. This table includes RSUs and PSUs granted under the 2012 Stock Plan. Unless otherwise indicated, all RSU awards vest in three equal annual installments beginning on the first anniversary of the date of grant.

		Stock Awards
Named Executive Officer	Grant Date	Number of Shares of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested ($) (1)
Andrew Anagnost	3/21/2019	14,438	(2)	3,606,468
	3/21/2019	9,345		2,334,288
	4/9/2020	32,913	(3)	8,221,338
	4/9/2020	23,342		5,830,598
	4/10/2021	33,743	(4)	8,428,664
	4/10/2021	4,700	(5)	1,174,013
	4/10/2021	23,514		5,873,562
Debbie Clifford	3/8/2021	14,362	(6)	3,587,484
	4/10/2021	8,774	(4)	2,191,657
	4/10/2021	6,115		1,527,466
Steven M. Blum	3/21/2019	5,250	(2)	1,311,398
	3/21/2019	3,398		848,786
	4/9/2020	10,127	(3)	2,529,623
	4/9/2020	7,182		1,793,992
	1/10/2021	4,683		1,169,767
	4/10/2021	8,357	(4)	2,087,495
	4/10/2021	1,341	(5)	334,968
	4/10/2021	5,824		1,454,777
Pascal W. Di Fronzo	3/21/2019	2,362	(2)	590,004
	3/21/2019	1,529		381,929
	4/9/2020	7,595	(3)	1,897,155
	4/9/2020	5,386		1,345,369
	4/10/2021	4,555	(4)	1,137,793
	4/10/2021	1,166	(5)	291,255
	4/10/2021	3,174		792,833
_____________
(1)Market value of RSUs and PSUs that have not vested is computed by multiplying (i) $249.79, the closing price on the Nasdaq of Autodesk common stock on January 31, 2022, the last trading day of fiscal year 2022, by (ii) the number of shares of stock underlying the applicable award.
(2)Awards relate to the third-year tranche of PSU awards granted on March 21, 2019, under the 2012 Plan. These PSUs were subject to achievement of a total revenue and free cash flow goal for fiscal year 2022 adopted by the Committee, as well as Relative TSR. This tranche was earned as of January 31, 2022, and subject to vest on March 21, 2022.
(3)Awards related to the second- and third-year tranches of PSU awards granted on April 9, 2020, under the 2012 Plan. The second-year tranche of these PSUs was subject to achievement of a total revenue and free cash flow goal for fiscal year 2022 adopted by the Committee, as well as Relative TSR. The second-year tranche was earned as of January 31, 2022, and subject to vest on March 21, 2022.
(4)Awards related to the first-, second-, and third-year tranches of PSU awards granted on April 10, 2021, under the 2012 Plan. The first-year tranche of these PSUs were subject to achievement of a total revenue and free cash flow goal for fiscal year 2022 adopted by the Committee, as well as Relative TSR. The first-year tranche was earned as of January 31, 2022, and subject to vest on March 25, 2022.
(5)Awards related to the bonus to equity exchange program PSU Awards granted on April 10, 2021 in lieu of an annual cash bonus under the Executive Incentive Plan. The PSUs have a one-year vest period and were subject to achievement of a total revenue and total non-GAAP operating income goal for fiscal year 2022 adopted by the Committee. These PSUs were earned as of January 31, 2022, and subject to vest on March 25, 2022. Ms. Clifford was not employed by Autodesk at the time elections were made; therefore, she received a cash bonus under the Executive Incentive Plan for fiscal year 2022.
(6)RSUs granted to Ms. Clifford on March 8, 2021 vest per the terms of her employment agreement.

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Option Exercises and Stock Vested at Fiscal Year 2022 Year End

There were no stock options exercised by any of the named executive officers during fiscal year 2022. The following table presents information concerning the vesting of stock awards held by each of the named executive officers during fiscal year 2022.

	Stock Awards
Named Executive Officer	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Andrew Anagnost	75,634	$19,810,296
Debbie Clifford	13,849	$3,981,034
Steven M. Blum	26,193	$6,883,084
Pascal W. Di Fronzo	14,957	$3,917,296
______________
(1)Reflects the number of shares acquired on vesting of RSUs or PSUs multiplied by the closing market price of our common stock as reported on the Nasdaq on the vesting date.

Nonqualified Deferred Compensation for Fiscal Year 2022

Under our Nonqualified Deferred Compensation Plan, certain U.S.-based officers (including named executive officers) may defer compensation earned such as salary or awards under the EIP. Deferral elections are made by eligible executive officers each year during an open enrollment period for amounts to be earned in the following year. Autodesk does not make any contribution for executive officers under the Nonqualified Deferred Compensation Plan. Prior to April 2013, we maintained the Autodesk, Inc. Equity Incentive Deferral Plan, which permitted certain executive officers to defer up to 50% of their EIP award.

The following table presents information regarding non-qualified deferred compensation activity for each listed officer during fiscal year 2022:

Named Executive Officer	Executive Contributions (Distributions) in Fiscal Year ($)	Aggregate Earnings/ (Losses) in Fiscal Year ($) (1)	Aggregate Balance at Fiscal Year End ($)
Andrew Anagnost	176,154	165,551	5,173,137
Debbie Clifford	43,569	18,568	222,834
Steven M. Blum	133,200	174,390	2,440,413
Pascal W. Di Fronzo	(280,745)	32,643	—
_____________
(1)None of the earnings or losses in this column are reflected in the Summary Compensation Table because they are not considered preferential or above market.
CEO Pay Ratio

In accordance with SEC rules, we are providing the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee (excluding our CEO). The fiscal year 2022 annual total compensation of our CEO was $22,095,521. The fiscal year 2022 annual total compensation of our median compensated employee was $137,042, and the ratio of these amounts was 161.2 to 1.

To identify the median employee, we examined the compensation of our full- and part-time employees (other than our CEO) as of the last day of our fiscal year. We used target total direct compensation as our consistently applied compensation measure. Target total direct compensation for this purpose consisted of each employee’s estimated salary earnings, target non-equity incentive opportunity, and the fair market value price of his or her equity incentive awards granted in fiscal year 2022. We also converted all employee compensation, on a country-by-country basis, to U.S. dollars based on the applicable year-end exchange rate. After identifying the median employee, we calculated the annual total compensation for such employee using the same methodology that we used for our NEOs as set forth in the Summary Compensation Table. In fiscal year 2022 the pay ratio increased year-over-year based largely upon an increase in variable stock-based compensation for our CEO.
42 | AUTODESK, INC.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules, based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Change-in-Control Arrangements, Severance Plan, Retirement Arrangements, and Employment Agreement

In an effort to ensure the continued service of our executive officers in the event of a change in control, each of our executive officers (other than our CEO) participates in an Executive Change in Control Program (the “Program”) that was initially approved by the Board in March 2006, and most recently amended and restated by the Committee in April 2022. Dr. Anagnost has a change-in-control provision in his employment agreement, as noted below. Additionally, in August 2018, the Committee adopted the Autodesk, Inc. Severance Plan (the “Severance Plan”) to establish standard executive severance terms and to minimize the need to negotiate individualized executive severance terms in the future. Each of our current executive officers (other than our CEO) has been designated by the Committee to participate in the Severance Plan. The Board adopted retirement provisions in RSU and PSU agreements entered into with executive officers starting in March 2019 and amended the Severance Plan in March 2021 to provide benefits for executive officers who voluntarily terminate their employment for a “qualified retirement” as defined under the Severance Plan. Each of our current executive officers is eligible to receive the retirement benefits, although currently only three of our NEOs has served at Autodesk long enough to have a qualifying retirement under the provisions.

Executive Change in Control Program

Under the terms of the Program, if, within 60 days prior or 12 months following a “change in control,” an executive officer who participates in the Program is terminated without “cause,” or voluntarily terminates his or her employment for “good reason” (as those terms are defined in the Program), the executive officer will receive (among other benefits), following execution of a release and non-solicitation agreement:
•An amount equal to 1.5 times the sum of the participant’s annual base salary and target annual bonus, plus the participant’s pro-rata target bonus, provided the executive officer was eligible to receive such bonus in cash, payable in a lump sum;
•Acceleration of all of the participant’s outstanding incentive equity awards, including stock options, RSUs, and PSUs (which PSUs shall become vested at the “target” level set forth in the applicable notice of grant);
•Reimbursement of the total applicable premium cost for medical and dental coverage for the participant and his or her eligible spouse and dependents until the earlier of 18 months from the date of termination or when the participant becomes covered under another employer’s employee benefit plans; and
•An executive officer who is terminated for any other reason will receive severance or other benefits only to the extent the executive would be entitled to receive them under our then-existing benefit plans and policies. If the benefits provided under the Program constitute parachute payments under Section 280G of the Code and are subject to the excise tax imposed by Section 4999 of the Code, then such benefits will be (1) delivered in full, or (2) delivered to such lesser extent that would result in no portion of the benefits being subject to the excise tax, whichever results in the executive officer receiving the greatest amount of benefits.
As defined in the Program, a “change in control” occurs if any person acquires 50% or more of the total voting power represented by voting securities, if Autodesk sells all or substantially all its assets, if Autodesk merges or consolidates with another corporation, or if the composition of the Board changes substantially.
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Severance Plan

Termination Without Cause or for Good Reason

Under the terms of the Severance Plan, if a participant in the Severance Plan is terminated without “cause” or voluntarily terminates his or her employment for “good reason” (as those terms are defined in the Severance Plan) then, in addition to payment of accrued base salary, vacation, and any previously awarded but unpaid bonus, the participant will be eligible to receive the following benefits under the Severance Plan, subject to execution of a release and compliance with certain non-disparagement, non-solicitation and confidentiality covenants:
•A lump sum payment equal to the sum of (a) 1.5 times the participant's base pay as in effect on the date of termination, and (b) 1.5 times the participant’s target annual cash bonus incentive amount under Autodesk’s annual cash bonus incentive plan applicable to the participant as in effect on the date of termination;
•Accelerated vesting of the participant’s time-based RSUs that would have become vested had the participant remained continuously employed by Autodesk for an additional 12 months following the termination;
•Continued vesting of the participant’s PSUs that would have become vested had the participant remained continuously employed by Autodesk for an additional 12 months following the termination, based on the extent to which the underlying performance criteria with respect to such awards are satisfied for such performance period;
•A taxable lump sum payment in an amount equal to 12 times the monthly premium that the participant would be required to pay to continue their group health coverage if the participant had made a timely election under COBRA; and
•Company-provided outplacement services in accordance with Autodesk’s then-applicable outplacement service program or arrangements for 18 months immediately following the date of termination.
Retirement

In March 2021, we amended the Severance Plan to provide additional benefits to participants who voluntarily terminate employment for qualified retirement. If a participant’s termination is considered a qualified retirement, then, in addition to payment of accrued base salary, vacation, and any previously awarded but unpaid bonus, the participant will be eligible to receive the following benefits under the Severance Plan:
•A lump sum payment equal to the sum of (a) 1.5 times the participant's base pay, (b) 1.5 times the participant’s target annual cash bonus incentive amount under Autodesk’s annual cash bonus incentive plan applicable to the participant as in effect as of the qualified retirement, and (c) a pro-rata portion of the participant’s target annual cash bonus incentive amount as in effect as of the qualified retirement, for the fiscal year in which the qualified retirement occurs;
•Accelerated vesting of the participant’s time-based RSUs that would have become vested had the participant remained continuously employed by Autodesk for an additional 12 months following the qualified retirement;
•Continued vesting of the participant’s PSUs that would have become vested had the participant remained continuously employed by Autodesk for an additional 12 months following the qualified retirement, based on the extent to which the underlying performance criteria with respect to such awards are satisfied for such performance period; and
•A taxable lump sum payment in an amount equal to 18 times the monthly premium that the participant would be required to pay to continue their group health coverage if the participant had made a timely election under COBRA.
For the purposes of the Severance Plan, “qualified retirement” is defined as a voluntary termination of employment by an executive officer, which meets either of the following requirements: (i) one’s combined total age plus years of employment with Autodesk is equal to or greater than 75 or (ii) one is at least 55 years of age and completes at least 10 years of employment with Autodesk. Unless waived by the administrator of the plan or the Chief Executive Officer, in order for such voluntary termination to be deemed a qualified retirement, one must properly deliver written notice of his or her intent to resign employment with Autodesk in a qualified retirement at least three months prior to the effective date of such qualified retirement.

44 | AUTODESK, INC.

Internal Revenue Code Section 280G

The Severance Plan does not provide for any excise tax payment. In the event that any payment or benefit payable to a participant under the Severance Plan would result in the imposition of excise taxes under the “golden parachute” provisions of Section 280G of the Code, then such payments and benefits will be (1) delivered in full, or (2) delivered to such lesser extent that would result in no portion of the benefits being subject to the excise tax, whichever results in the participant receiving the greatest amount of benefits.

Employment Agreement with Andrew Anagnost

In connection with Dr. Anagnost’s appointment as CEO, in June 2017, Dr. Anagnost entered into an employment agreement with Autodesk, which was amended in April 2022, which provides for, among other things, certain payments and benefits to be provided to Dr. Anagnost in the event his employment is terminated without “cause” or he resigns for “good reason,” including in connection with a “change of control,” as each such term is defined in Dr. Anagnost's employment agreement.

In the event Dr. Anagnost's employment is terminated by Autodesk without cause or if Dr. Anagnost resigns for good reason and in each case such termination is not in connection with a change of control, Dr. Anagnost would receive (i) payment of 200% of his then current base salary for 12 months; (ii) payout of his pro-rata bonus for the fiscal year in which termination occurs, provided Autodesk bonus targets are satisfied, to be paid in one lump sum on or before March 15 of the succeeding fiscal year; (iii) fully accelerated vesting of all of his then outstanding, unvested equity awards (other than any awards that vest in whole or in part based on performance); (iv) with respect to his then outstanding unvested equity awards that vest in whole or in part based on performance, those awards will vest as if he had remained continuously employed by Autodesk through the end of the performance period in which his employment is terminated, based on the extent, if any, that the underlying performance criteria for those awards are satisfied for that performance period, as prorated to reflect the number of days in which he was employed during such period; and (v) reimbursement for premiums paid for continued health benefits for Dr. Anagnost and his eligible dependents until the earlier of 12 months following termination or the date Dr. Anagnost becomes covered under similar health plans. In addition, Dr. Anagnost is subject to non-solicitation and non-competition covenants for 12 months following a termination that gives rise to the severance benefits discussed above.

If, in connection with a change of control, Dr. Anagnost’s employment is terminated by Autodesk without cause or if Dr. Anagnost resigns for good reason, Dr. Anagnost would receive (i) a lump sum payment in an amount equal to 200% of his annual base salary and target annual bonus; (ii) payout of his pro-rata target bonus for the fiscal year in which termination occurs to be paid in one lump sum on or before March 15 of the succeeding fiscal year; (iii) fully accelerated vesting of all of his then outstanding unvested equity awards, including awards that would otherwise vest only upon satisfaction of performance criteria; and (iv) reimbursement for premiums paid for continued health benefits for Dr. Anagnost and his eligible dependents until the earlier of 18 months following termination or the date Dr. Anagnost becomes covered under similar health plans.

Retirement Provisions in RSU and PSU Agreements

The RSU and PSU agreements entered into with our executive officers in March 2019 and after contain provisions that permit partial continued vesting of outstanding RSUs and PSUs following a qualified retirement, as follows:
•Time-based RSUs that would otherwise vest within 12 months following the qualified retirement will fully accelerate and become vested as of the date of the qualified retirement, and any time-based RSUs that remain unvested after application of this provision will immediately be forfeited and cancelled for no additional consideration upon the qualified retirement; and
•PSUs that would otherwise vest within 12 months following the qualified retirement will continue to vest as if the executive officer had remained continuously employed by Autodesk through the vest date next following the qualified retirement, based on the extent, if any, that the underlying performance criteria with respect to such awards are satisfied for the applicable performance period, and the remainder of such PSUs that do not become vested pursuant to this provision, if any, shall be forfeited and canceled for no additional consideration.
2022 Proxy Statement | 45

For the purposes of this provision, “qualified retirement” has the same definition as in the Severance Plan. Unless waived by the administrator of the applicable stock plan, in order for such voluntary termination to be deemed a qualified retirement, one must properly deliver written notice of his or her intent to resign from employment with Autodesk in a qualified retirement at least three months prior to the effective date of such qualified retirement.

Potential Payments Upon Termination or Change in Control

The tables below list the estimated amount of compensation payable to each of the named executive officers in the event of voluntary termination, involuntary not-for-cause termination, for-cause termination, termination following a change in control, and termination in the event of disability or death of the executive. The amounts shown assume that such termination was effective as of January 31, 2022, and include all components of compensation, benefits, and perquisites payable under the Severance Plan and Executive Change in Control Program effective during the 2022 fiscal year or, in the case of Dr. Anagnost, pursuant to his employment agreement, discussed above.

Estimated amounts for share-based compensation are based on the closing price of our common stock on the Nasdaq on Monday, January 31, 2022, which was $249.79 per share. The actual amounts for all named executive officers to be paid out can only be determined at the time of such executive’s separation.

Andrew Anagnost

Executive Benefits and Payments	Voluntary Termination on 1/31/2022 ($)	Involuntary Not For Cause or Voluntary for Good Reason (Except Change in Control) Termination on 1/31/2022 ($)	For Cause Termination on 1/31/2022 ($)	Involuntary Not for Cause or Voluntary For Good Reason (Change in Control) Termination on 1/31/2022 ($)	Disability on 1/31/2022 ($)	Death on 1/31/2022 ($)
Compensation:
Severance (1)	—	2,000,000	—	4,500,000	—	—
Pro-Rata Target Bonus (2)	—	—	—	—	—	—
Equity Awards (3)	18,391,616	25,222,623	—	36,233,288	36,233,288	36,233,288
Benefits and perquisites:
Health Insurance (4)	—	29,460	—	44,189	29,460	—
Disability Income (5)	—	—	—	—	2,140,780	—
Accidental Death or Dismemberment (6)	—	—	—	—	2,000,000	2,000,000
Life Insurance (7)	—	—	—	—	—	2,000,000
Total Executive Benefits and Payments Upon Separation	18,391,616	27,252,083	—	40,777,477	40,403,528	40,233,288

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Debbie Clifford

Executive Benefits and Payments	Voluntary Termination on 1/31/2022 ($)	Involuntary Not For Cause or Voluntary for Good Reason (Except Change in Control) Termination on 1/31/2022 ($)	For Cause Termination on 1/31/2022 ($)	Involuntary Not for Cause or Voluntary For Good Reason (Change in Control) Termination on 1/31/2022 ($)	Disability on 1/31/2022 ($)	Death on 1/31/2022 ($)
Compensation:
Severance (1)	—	1,575,000	—	1,575,000	—	—
Pro-Rata Target Bonus (2)	—	—	—	375,002	—	—
Equity Awards (3)	—	3,565,617	—	7,406,024	7,406,024	7,406,024
Benefits and perquisites:
Health Insurance (4)	—	446	—	361	241	—
Disability Income (5)	—	—	—	—	3,254,462	—
Accidental Death or Dismemberment (6)	—	—	—	—	600,000	600,000
Life Insurance (7)	—	—	—	—	—	600,000
Total Executive Benefits and Payments Upon Separation	—	5,141,063	—	9,356,387	11,260,727	8,606,024

Steven M. Blum

Executive Benefits and Payments	Voluntary Termination on 1/31/2022 ($)	Involuntary Not For Cause or Voluntary for Good Reason (Except Change in Control) Termination on 1/31/2022 ($)	For Cause Termination on 1/31/2022 ($)	Involuntary Not for Cause or Voluntary For Good Reason (Change in Control) Termination on 1/31/2022 ($)	Disability on 1/31/2022 ($)	Death on 1/31/2022 ($)
Compensation:
Severance (1)	922,500	1,614,375	—	1,614,375	—	—
Pro-Rata Target Bonus (2)	—	—	—	—	—	—
Equity Awards (3)	6,864,027	6,864,027	—	11,817,315	11,817,315	11,817,315
Benefits and perquisites:
Health Insurance (4)	54,117	36,078	—	32,822	21,881	—
Disability Income (5)	—	—	—	—	2,092,453	—
Accidental Death or Dismemberment (6)	—	—	—	—	2,000,000	2,000,000
Life Insurance (7)	—	—	—	—	—	2,000,000
Total Executive Benefits and Payments Upon Separation	7,840,644	8,514,480	—	13,464,512	15,931,649	15,817,315

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Pascal W. Di Fronzo

Executive Benefits and Payments	Voluntary Termination on 5/9/2022 ($) (8)
Compensation:
Severance	2,140,036
Equity Awards	2,342,531
Benefits and perquisites:
Health Insurance	80,574
Disability Income	—
Accidental Death or Dismemberment	—
Life Insurance	—
Total Executive Benefits and Payments Upon Separation	4,563,141
______________
(1)Severance: For Dr. Anagnost, the amounts shown would be paid in accordance with his employment agreement as amended on April 27, 2022 based on base salary and target bonus in effect at January 31, 2022. For the other continuing named executive officers, the amounts shown would be paid in accordance with the Severance Plan in effect at January 31, 2022 or Executive Change in Control Program as amended on April 27, 2022 based on base salary and target bonus in effect at January 31, 2022.
(2)Pro-Rata Target Bonus: Represents pro-rata target bonus amounts for the year in which the termination occurred, which is payable under Dr. Anagnost’s employment agreement and the Executive Change in Control Program, each as amended on April 27, 2022. No amount is payable for the named executive officers who participated in the bonus to equity exchange program.
(3)Equity Awards: Pursuant to Autodesk's form of RSU and PSU award agreement, in the case of a Qualified Retirement, partial continued vesting of outstanding RSUs and PSUs continues, and in the case of Disability or Death, unvested time-based RSUs vest in full and unvested PSUs vest at target. For Dr. Anagnost, the amounts shown for other termination scenarios reflect the value of unvested equity awards accelerated in accordance with his employment agreement as amended on April 27, 2022. For the other continuing named executive officers, the amounts shown for other termination scenarios reflect the value of unvested equity awards accelerated in accordance with the Severance Plan in effect at January 31, 2022 or Executive Change in Control Program as amended on April 27, 2022. Reported values are based on the closing price of our common stock on January 31, 2022 ($249.79 per share) for RSUs and PSUs and target PSUs.
(4)Health Insurance: For Dr. Anagnost, in accordance with his employment agreement as amended on April 27, 2022, these amounts represent the cost of continuing coverage for Dr. Anagnost and his dependents. The amount shown in the Involuntary Not for Cause or Voluntary for Good Reason (Except Change in Control) Termination column reflects 12 months of coverage after separation. The amounts in the Involuntary Not for Cause or Voluntary for Good Reason (Change in Control) Termination column reflect 18 months of coverage after separation. For the other continuing named executive officers, these amounts represent the cost of continuing coverage for medical and dental benefits for each executive and his or her dependents (i) in the case of the Disability column, for 12 months in accordance with Autodesk's benefits program, (ii) in the case of the Involuntary Not for Cause or Voluntary for Good Reason (Except Change in Control) Termination column, for 12 months after separation and grossed up for taxes in accordance with the Severance Plan in effect at January 31, 2022, and (iii) in the case of the Involuntary Not for Cause or Voluntary for Good Reason (Change in Control) Termination column, for 18 months after separation in accordance with the Executive Change in Control Program as amended on April 27, 2022.
(5)Disability Income: Reflects the estimated present value of all future payments to each executive under his or her elected disability program, which represent 100% of base salary for the first 90 days, and then 66 2/3% of salary thereafter, with a maximum of $20,000 per month, until the age of 67. These payments would be made by the insurance provider, not by Autodesk.
(6)Accidental Death or Dismemberment: Reflects the lump-sum amount payable to each executive or his or her beneficiaries by Autodesk’s insurance provider in the event of the executive’s accidental death. There is also a prorated lump sum payment for dismemberment. The amount shown as payable upon dismemberment is based upon the payout for the most severe dismemberment under the plan.
(7)Life Insurance: Reflects the lump-sum amount payable to beneficiaries by Autodesk’s insurance provider in the event of the executive’s death.
(8)Mr. Di Fronzo’s retirement from Autodesk is effective May 9, 2022. Severance and health insurance amounts in this table reflect the actual amounts Mr. Di Fronzo will receive as part of his Qualified Retirement Agreement. Equity awards reflect the RSUs and PSUs that would vest within 12 months following the retirement date. The equity value is based on the closing price of our common stock on January 31, 2022 ($249.79 per share).
48 | AUTODESK, INC.

Compensation of Directors

During fiscal year 2022, our non-employee directors were eligible to receive the annual compensation set forth below:

Member of the Board of Directors	$75,000 and RSUs ($250,000 equivalent)
Non-executive Chair of the Board	an additional	$75,000
Chair of the Audit Committee	an additional	$25,000
Chair of the Compensation and Human Resources Committee	an additional	$20,000
Chair of the Corporate Governance and Nominating Committee	an additional	$10,000

The annual compensation cycle for non-employee directors begins on the date of the annual stockholders’ meeting and ends on the date of the next annual stockholders meeting (“Directors’ Compensation Cycle”). Director compensation in the tables below represent the portion of annual compensation with respect to service during Autodesk's fiscal year 2022.

No later than December 31 of the year prior to a director’s re-election to the Board, the director can elect to receive up to 100% of his or her annual fees in the form of RSUs issued at a rate of $1.20 worth of stock for each $1.00 of cash compensation foregone (“Elected RSUs”). If cash is elected, cash compensation is accrued monthly and paid quarterly, in arrears. The Elected RSUs are issued at the beginning of the Directors’ Compensation Cycle on the date of the annual meeting of stockholders and vest on the date of the annual meeting of stockholders in the following year, provided that the recipient is a director on such date.

Non-Employee Director Annual Compensation Cycle June 16, 2021 Annual Stockholder Meeting - June 16, 2022 Annual Stockholder Meeting
Director	% Annual Fees Elected to Convert to RSUs (June 18, 2020 - June 16, 2021)	% Annual Fees Elected to Convert to RSUs (June 17, 2021 - June 16, 2022)
Stacy J. Smith	100	100
Karen Blasing	20	40
Reid French	100	100
Dr. Ayanna Howard	100	100
Blake Irving	100	100
Mary T. McDowell	100	100
Stephen Milligan	100	100
Lorrie M. Norrington	100	100
Betsy Rafael	—	—

During fiscal year 2022, Autodesk’s 2012 Outside Directors’ Stock Plan provided for the automatic grant of RSUs to our non-employee directors. Upon being elected or appointed to our Board, each non-employee director would be provided an initial grant of RSUs with a grant date value of $250,000 and prorated based on service on the date such director joined the Board (“Initial RSUs”), with subsequent annual grants of RSUs with a grant date value of $250,000 on the date of the annual meeting (“Subsequent Annual RSUs”).

The number of calendar days from the Date of Grant to Autodesk’s next annual meeting of stockholders
				Fair Market Value of a Share on the Date of Grant		Result is rounded down to the nearest whole number of shares
$250,000	x		/		=
365
Initial RSUs vest upon the annual meeting of stockholders following the date of grant. Subsequent Annual RSUs vest over a one-year period. If a non-employee director is appointed on the date of an annual meeting, such non-employee director is not eligible to an Initial RSU.

Under the 2012 Outside Directors’ Stock Plan, directors may elect to defer all or part of their Subsequent Annual RSUs and Elected RSUs. Distributions of these deferred RSUs will be made in shares of Autodesk’s common stock in annual installments or by lump sum in accordance with the distribution election made by the director.

2022 Proxy Statement | 49

The tables below present information concerning the compensation paid by us to each of our non-employee directors for fiscal year 2022. Dr. Anagnost, who was an Autodesk employee during fiscal year 2022, did not receive additional compensation for his service as a director.

Current Directors	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Total ($)
Stacy J. Smith	150,000	279,992	429,992
Karen Blasing	75,000	254,842	329,842
Reid French	75,000	264,959	339,959
Dr. Ayanna Howard	75,000	265,049	340,049
Blake Irving	75,000	264,959	339,959
Mary T. McDowell	95,000	269,043	364,043
Stephen Milligan	75,000	264,959	339,959
Lorrie M. Norrington	85,000	266,961	351,961
Betsy Rafael	100,000	249,926	349,926
______________
(1)Fees Earned or Paid in Cash reflects the dollar amounts of fees earned. As noted above, during fiscal year 2022, directors could elect to receive up to 100% of their compensation in the form of RSUs in lieu of cash. The following table represents actual cash received by the directors in fiscal year 2022 based on their elections. See footnote (b) for more information regarding the RSUs granted in lieu of cash.

Current Directors	Fees Actually Paid in Cash ($)
Stacy J. Smith	—
Karen Blasing	52,500
Reid French	—
Dr. Ayanna Howard	—
Blake Irving	—
Mary T. McDowell	—
Stephen Milligan	—
Lorrie M. Norrington	—
Betsy Rafael	100,000

(2)The Stock Awards column reflects (i) the grant date fair value of the Initial RSUs and Subsequent Annual RSUs and (ii) the pro-rata grant date fair value of 20% of the stock awards the directors earned during fiscal year 2022 in lieu of cash. The 20% represents the premium of $1.20 worth of stock for each $1.00 of cash compensation foregone. The assumptions used in the valuation of these awards are set forth in Note 1, “Business and Summary of Significant Accounting Policies,” in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K filed on March 14, 2022. These amounts do not correspond to the actual value that will be realized by the directors upon the vesting of RSUs or the sale of the common stock underlying such awards.

50 | AUTODESK, INC.

The following table shows the total amounts and fair values, as well as the 20% premium, of RSUs granted on June 18, 2020, in lieu of cash foregone for the June 19, 2020, through June 16, 2021, Directors’ Compensation Cycle:

	Restricted Stock Unit
Current Directors	Total Number of Shares (#)	Number of Shares Representing the 20% Premium (#)	Grant Date Fair Value of Stock Awards ($)	Grant Date Fair Value of the 20% Premium of the Stock Awards ($)
Stacy J. Smith	756	126	179,981	29,997
Karen Blasing	75	12	17,855	2,857
Reid French	378	63	89,990	14,998
Dr. Ayanna Howard	378	63	89,990	14,998
Blake Irving	378	63	89,990	14,998
Mary T. McDowell	478	79	113,797	18,808
Stephen Milligan	378	63	89,990	14,998
Lorrie M. Norrington	428	71	101,894	16,903
Betsy Rafael	—	—	—	—

The following table shows the total amounts and fair values, as well as the 20% premium, of RSUs granted on June 16, 2021, in lieu of cash foregone for the June 17, 2021, through June 16, 2022, Directors’ Compensation Cycle:

	Restricted Stock Unit
Current Directors	Total Number of Shares (#)	Number of Shares Representing the 20% Premium (#)	Grant Date Fair Value of Stock Awards ($)	Grant Date Fair Value of the 20% Premium of the Stock Awards ($)
Stacy J. Smith	657	110	179,827	30,108
Karen Blasing	131	22	35,856	6,022
Reid French	328	55	89,777	15,054
Dr. Ayanna Howard	328	55	89,777	15,054
Blake Irving	328	55	89,777	15,054
Mary T. McDowell	416	70	113,863	19,100
Stephen Milligan	328	55	89,777	15,054
Lorrie M. Norrington	372	62	101,820	16,970
Betsy Rafael	—	—	—	—

The following tables show the total amounts and fair values of Subsequent Annual RSUs and Initial RSUs granted during fiscal year 2022.

	Restricted Stock Unit
Current Directors	Grant Date(s)	Number of Shares (#)	Grant Date Fair Value of Stock Awards ($)
Stacy J. Smith	6/16/2021	913	249,897
Karen Blasing	6/16/2021	913	249,897
Reid French	6/16/2021	913	249,897
Dr. Ayanna Howard	6/16/2021	913	249,897
Blake Irving	6/16/2021	913	249,897
Mary T. McDowell	6/16/2021	913	249,897
Stephen Milligan	6/16/2021	913	249,897
Lorrie M. Norrington	6/16/2021	913	249,897
Betsy Rafael	6/16/2021	913	249,897

2022 Proxy Statement | 51

The aggregate number of each director’s RSUs outstanding at January 31, 2022, was:

Current Directors	Aggregate Number of Shares Underlying Outstanding Restricted Stock Units
Stacy J. Smith	1,570
Karen Blasing	1,044
Reid French	1,241
Dr. Ayanna Howard	1,241
Blake Irving	1,241
Mary T. McDowell	1,329
Stephen Milligan	1,241
Lorrie M. Norrington	1,285
Betsy Rafael	913

Director Stock Ownership Guidelines

The Board believes directors should have a meaningful financial stake in Autodesk in order to further align their interests with Autodesk’s stockholders. To that end, the Board has adopted mandatory ownership guidelines for the directors. These mandatory ownership guidelines require all directors to hold shares of Autodesk’s common stock equivalent in value to five times their annual cash retainer.

Equity Compensation Plan Information

The following table summarizes the number of outstanding options and awards granted to employees and directors, as well as the number of securities remaining available for future issuance under these plans as of January 31, 2022:

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise or vesting of outstanding options and awards (in millions)	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (in millions) (2)
Equity compensation plans approved by security holders (1)	4.1	$21.03	13.3
Total	4.1	$21.03	13.3
______________
(1)Includes employee and director stock plans set forth in Note 4, "Equity Compensation" in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K filed on March 14, 2022.
(2)This amount includes 5.6 million securities available for future issuance under Autodesk’s Employee Stock Purchase Plan.

52 | AUTODESK, INC.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information concerning the beneficial ownership of Autodesk’s common stock as of March 31, 2022, for each person or entity who is known by Autodesk to own beneficially more than 5% of the outstanding shares of Autodesk common stock, each of Autodesk’s directors (including the nominees for directors), each of the named executive officers, including former executive officers, and all directors and executive officers as a group.

5% Stockholders, Directors and Officers (1)	Common Stock Beneficially Owned (2)	Percentage Beneficially Owned (3)
Principal Stockholders:
The Vanguard Group, Inc. (4)	17,713,778	8.1%
BlackRock, Inc. (5)	17,953,485	8.2%
Non-Employee Directors (6):
Stacy J. Smith	53,610	*
Karen Blasing	3,404	*
Reid French (7)	8,015	*
Dr. Ayanna Howard	2,658	*
Blake Irving	3,318	*
Mary T. McDowell	42,279	*
Stephen Milligan (8)	4,613	*
Lorrie M. Norrington	7,034	*
Betsy Rafael	3,308	*
Named Executive Officers:
Andrew Anagnost	49,894	*
Debbie Clifford	4,411	*
Steven M. Blum (9)	33,557	*
Pascal W. Di Fronzo	17,269	*
All directors and executive officers as a group (13 individuals)	233,370	*
 _______________
* Represents less than one percent (1%) of the outstanding common stock.
(1)Unless otherwise indicated in their respective footnote, the address for each listed person is c/o Autodesk, Inc., 111 McInnis Parkway, San Rafael, California 94903.
(2)The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares the individual or entity has the right to acquire within 60 days of March 31, 2022, through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person or entity has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.
(3)The total number of shares of common stock outstanding as of March 31, 2022, was 217,779,334.
(4)As of December 31, 2021, the reporting date of The Vanguard Group, Inc.’s most recent filing with the SEC pursuant to Section 13(g) of the Exchange Act filed on February 10, 2022, The Vanguard Group, Inc. was deemed to have sole dispositive power with respect to 16,800,658 shares, shared voting power with respect to 372,918 shares, and shared dispositive power with respect to 913,120 shares. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.
(5)As of December 31, 2021, the reporting date of BlackRock, Inc.’s most recent filing with the SEC pursuant to Section 13(g) of the Exchange Act filed on February 5, 2022, BlackRock, Inc. was deemed to have sole voting power with respect to 15,737,962 shares, sole dispositive power with respect to 17,953,485 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(6)Directors’ holdings reported include vested awards deferred under our 2012 Outside Directors’ Stock Plan.
(7)Includes 20 shares held indirectly by trust.
(8)Includes 4,613 shares held indirectly by trust.
(9)Includes 33,246 shares held indirectly by trust.

2022 Proxy Statement | 53

Certain Relationships and Related Party Transactions

Review, Approval, or Ratification of Related Person Transactions

Autodesk’s Related Party Transactions Policy states that all transactions between or among Autodesk and its wholly owned subsidiaries and any Related Party, as defined in the Policy, requires the approval or ratification of the Chief Financial Officer. Non-routine transactions with vendors and suppliers of Autodesk and its wholly owned subsidiaries require the prior written approval of the Corporate Controller. In addition, in accordance with our Code of Business Conduct and our Audit Committee charter, our Audit Committee reviews and approves or ratifies “related person” transactions. Any related person transaction will be disclosed in an SEC filing as required by the rules of the SEC. For purposes of these procedures, “related person” and “transaction” have the meanings contained in Item 404 of Regulation S-K.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. Such executive officers, directors, and stockholders also are required by SEC rules to furnish us with copies of all Section 16(a) forms that they file.

Based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required to be filed, we believe that all reports were filed on a timely basis, except one Form 4 to report the vesting of restricted stock units and performance stocks units was filed late on behalf of Andrew Anagnost, Steven M. Blum, Stephen Hope and Pascal W. Di Fronzo, in each case as a result of an unintentional administrative error by Autodesk.

54 | AUTODESK, INC.

Report of the Audit Committee of the Board of Directors

The Audit Committee is a committee of the Board consisting solely of independent directors as required by the listing standards of the Nasdaq and rules of the SEC. The Audit Committee operates under a written charter approved by the Board, which is available on Autodesk's website at www.autodesk.com under “Investor Relations - ESG - Corporate Governance.” The composition of the Audit Committee, the attributes of its members, and the responsibilities of the Audit Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Audit Committee reviews and assesses the adequacy of its charter and the Audit Committee’s performance on an annual basis.

As described more fully in its charter, the Audit Committee’s role includes the oversight of our financial, accounting and reporting processes; our system of internal accounting and financial controls; and oversight of the management of risks associated with Autodesk’s financial reporting, accounting and auditing matters. The Audit Committee is directly responsible for the selection, appointment, compensation, engagement, retention, termination, and services of our independent registered public accounting firm, Ernst & Young LLP (“EY”), including conducting a review of its independence; reviewing and approving the planned scope of our annual audit; overseeing EY’s audit work; reviewing and pre-approving any audit and permissible non-audit services and fees that may be performed by EY; reviewing with management and EY the adequacy of our system of internal financial and disclosure controls; reviewing our critical accounting policies and the application of accounting principles; monitoring the rotation of EY partners on our audit engagement team as required by regulation; reviewing Autodesk’s treasury policies and tax positions; overseeing the performance of our internal audit function; and overseeing our management of cybersecurity risks relating to financial, accounting, and internal controls. The Audit Committee establishes and oversees Autodesk’s compliance with the procedures for handling complaints regarding accounting, internal accounting controls, or auditing matters, including procedures for confidential, anonymous submission of concerns by employees regarding accounting and auditing matters. The Audit Committee’s role also includes meeting to review our annual audited financial statements and quarterly financial statements with management and EY. The Audit Committee held nine meetings during fiscal year 2022. Management is responsible for the quarterly and annual financial statements and the reporting process, including the systems of internal controls. EY is responsible for expressing an opinion on the conformity of our audited financial statements with generally accepted accounting principles. Within this context, the Audit Committee reviewed and discussed the audited financial statements for fiscal year 2022 with management and EY.

The Audit Committee has received the written disclosures and letter from EY required by applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) regarding EY’s communications with the Audit Committee concerning independence, has discussed with EY the independence of that firm, and has considered whether the provision of non-audit services was compatible with maintaining the independence of that firm. In addition, the Audit Committee has discussed with EY the matters required to be discussed by the applicable requirements of the PCAOB. The Audit Committee also discussed with management and with EY the evaluation of Autodesk’s internal controls and the effectiveness of Autodesk’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

The Audit Committee discussed with Autodesk’s internal and independent auditors the overall scope and plans for their respective audits. In addition, the Audit Committee met with the internal and the independent auditors, with and without management present, on a regular basis in fiscal year 2022 and discussed the results of their examinations and the overall quality of Autodesk’s financial reporting.

On the basis of these reviews and discussions, the Audit Committee recommended to the Board (and the Board has approved) that Autodesk’s audited financial statements be included in Autodesk’s Annual Report on Form 10-K for the fiscal year ended January 31, 2022, for filing with the SEC.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
Betsy Rafael (Chair)
Karen Blasing
Dr. Ayanna Howard
Stephen Milligan

2022 Proxy Statement | 55

Proposal One: Election of Directors

Autodesk's Bylaws permit our Board to establish by resolution the authorized number of directors; currently, ten directors are authorized. Accordingly, upon the recommendation of the Corporate Governance and Nominating Committee, the Board has nominated ten individuals to be elected at the Annual Meeting. All of the nominees are presently directors of Autodesk and have consented to being named in this Proxy Statement and serving as directors if elected. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the ten nominees named below. Your proxy cannot be voted for more than ten director candidates.

A majority of the votes cast is required for the election of each director.
____________________________________________________________________________________________

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE NOMINEES LISTED BELOW.
____________________________________________________________________________________________

Name	Age	Director Since	Principal Occupation
Andrew Anagnost	57	2017	President and Chief Executive Officer, Autodesk, Inc.
Karen Blasing	65	2018	Former Chief Financial Officer, Guidewire Software, Inc.
Reid French	50	2017	Former Chief Executive Officer, Applied Systems, Inc.
Dr. Ayanna Howard	50	2019	Dean of the College of Engineering at The Ohio State University; CTO, Co-founder, Zyrobotics
Blake Irving	62	2019	Former Chief Executive Officer, GoDaddy Inc.
Mary T. McDowell	57	2010	Former Chief Executive Officer, Mitel Networks Corporation
Stephen Milligan	58	2018	Former Chief Executive Officer, Western Digital Corporation
Lorrie M. Norrington	62	2011	Adviser and Operating Partner, Lead Edge Capital Management, LLC
Betsy Rafael	60	2013	Former Chief Transformation Officer, GoDaddy Inc.
Stacy J. Smith	59	2011	Executive Chairman, Kioxia Corporation
56 | AUTODESK, INC.

Proposal Two: Ratification of the Appointment of Independent Registered Public Accounting Firm

The Audit Committee has selected Ernst & Young LLP (“EY”) as the independent registered public accounting firm to audit the consolidated financial statements of Autodesk for the fiscal year ending January 31, 2023, and recommends that the stockholders vote to ratify that appointment. In the event of a negative vote on this proposal, the Audit Committee will reconsider its selection. Even if the selection of EY is ratified, the Audit Committee, in its discretion, may direct the selection of a different independent registered public accounting firm at any time if the Audit Committee determines that such a change would be in the best interests of Autodesk and its stockholders.

EY has been retained as our independent registered public accounting firm continuously since the fiscal year ended January 31, 1983. We expect a representative of EY to be present at the Annual Meeting. The representative will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote are required to ratify the appointment of EY as Autodesk’s independent registered public accounting firm.
____________________________________________________________________________________________

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR”
THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.
____________________________________________________________________________________________

Principal Accounting Fees and Services

The following table presents fees billed for professional audit services and other services rendered to Autodesk by EY and its affiliates for the fiscal years ended January 31, 2022 and 2021.

	Fiscal Year 2022	Fiscal Year 2021
	(in millions)
Audit Fees (1)	$8.3	$5.6
Audit-Related Fees (2)	0.3	0.3
Tax Fees (3)	0.3	0.2
All Other Fees (4)	0.1	0.1
Total	$9.0	$6.2
 _________________
(1)Audit Fees consisted of fees billed for professional services rendered for the integrated audit of Autodesk’s annual financial statements and management’s report on internal controls included in Autodesk's Annual Reports on Form 10-K, for the review of the financial statements included in Autodesk’s Quarterly Reports on Form 10-Q, and for other services, including statutory audits and services rendered in connection with SEC filings.
(2)Audit-Related Fees consisted of fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. This category includes fees arising from accounting-related consulting services.
(3)Tax Fees consisted of fees billed for tax compliance, consultation, and planning services.
(4)Other fees consisted of fees for license compliance consultation services.

Pre-Approval of Audit and Non-Audit Services

Generally, all audit and non-audit services provided by EY and its affiliates to Autodesk must be pre-approved by the Audit Committee. The Audit Committee is presented with a detailed listing of the individual audit and non-audit services and fees (separately describing audit-related services, tax services, and other services) expected to be provided by EY and its affiliates during the year. The Audit Committee is also responsible for the audit fee negotiations associated with Autodesk’s retention of EY. Periodically, the Audit Committee receives an update of all
2022 Proxy Statement | 57

pre-approved audit and non-audit services conducted, and information regarding any new audit and non-audit services to be provided by EY and its affiliates. The Audit Committee reviews the update and approves the proposed services if they are deemed acceptable.

To ensure prompt handling of unexpected matters, the Chair of the Audit Committee has authority to amend or modify the list of approved audit and non-audit services and fees so long as such additional or amended services do not affect EY's independence under applicable SEC rules. The Chair reports any such action taken at subsequent Audit Committee meetings.

Rotation

The Audit Committee periodically reviews and evaluates the performance of EY’s lead audit partner, oversees the required rotation of the lead audit partner responsible for our audit, and reviews and considers the selection of the lead audit partner.

At this time, the Audit Committee and the Board believe that the continued retention of EY to serve as our independent registered public accounting firm is in the best interests of Autodesk and its stockholders.

58 | AUTODESK, INC.

Proposal Three: Non-Binding Vote to Approve Named Executive Officer Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act enable our stockholders to vote, on a non-binding advisory basis, to approve the compensation of our named executive officers as described in the Compensation Discussion and Analysis section and the accompanying compensation tables and narrative discussion in this Proxy Statement (a “Say-on-Pay” vote). Stockholders are encouraged to read that information in its entirety to obtain a complete understanding of our executive compensation program philosophy, design, and linkage to stockholder interests. Since 2011, we have held our Say-on-Pay vote every year. Under our policy of providing for annual votes, we expect that our next Say-on-Pay vote will occur at our 2022 Annual Stockholder Meeting.

Autodesk has designed its compensation programs to reward executives for producing strong results that are aligned with the interests of our stockholders. We emphasize variable long-term and “at-risk” compensation dependent upon prospective financial, strategic, and stock price performance and a retrospective assessment of Autodesk’s success to determine pay opportunities.

The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote are required to approve, on an advisory basis, the compensation of our named executive officers.
____________________________________________________________________________________________

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR”
THE ADVISORY PROPOSAL APPROVING NAMED EXECUTIVE OFFICER COMPENSATION.
____________________________________________________________________________________________

Stockholder Engagement on Executive Compensation

We value the input of our stockholders. The Committee carefully considers stockholder feedback as part of its ongoing review of our executive compensation programs, design, and metrics, and this feedback has informed changes the Committee has made in recent years to align our programs with our business transformation and manage the impacts of COVID-19. In 2021, 93.5% of the votes cast on our say-on-pay proposal were favorable, reflecting strong stockholder support for our executive compensation programs. In fiscal year 2022, members of our management team and our independent Board members continued our annual outreach and contacted stockholders representing approximately 50% of our outstanding shares. We met with representatives from passive funds as well as active funds to discuss strategy, our executive and employee compensation programs, workforce diversity, board composition, the continuing impacts of COVID-19, and a broad range of ESG issues. This outreach enabled us to gather feedback from a significant cross-section of Autodesk’s stockholder base. Based on these discussions, the Committee found that our stockholders continued to be supportive of our executive compensation programs and the alignment between executive pay and Autodesk’s performance. Additionally, our stockholders did not request any pay related changes.

Compensation Guiding Principles

The Committee believes that Autodesk’s executive compensation program should be designed to attract, motivate, and retain talented executives and should provide a rigorous framework that is tied to stockholder returns, company performance, long-term strategic corporate goals, and individual performance. The general compensation objectives are to:
•Recruit and retain the highest caliber of executives through competitive rewards;
•Motivate executive officers to achieve business and financial goals;
•Balance rewards for short- and long-term performance; and
•Align rewards with stockholder value creation.
2022 Proxy Statement | 59

Within this framework, the total compensation for each executive officer varies based on multiple dimensions:
•Whether Autodesk achieves its short-term and long-term financial and non-financial objectives;
•Autodesk’s TSR relative to companies in the North American Technology Software Index;
•The specific role and responsibilities of the officer;
•Each individual officer’s skills, competency, contributions, and performance;
•Internal pay alignment considerations; and
•Retention considerations.

Our executive compensation program emphasizes variable compensation with both annual and long-term performance components. In fiscal year 2022, our CEO elected to forego his annual cash incentive award and receive performance share units instead. As a result, 60% of our CEO’s total compensation consisted of performance-based equity awards. In total 95% of our CEO’s compensation was variable and linked to the Company’s financial and stock performance. In fiscal year 2022, two-thirds of our other NEOs also elected to participate in the bonus to equity exchange program. As a result, 87% of other NEOs’ total compensation was variable in nature and “at risk”. Our incentive programs reward strong annual financial and operational performance, as well as relative TSR over one-, two-, and three-year performance periods. The charts below illustrate the fiscal year 2022 pay mix between base salary and targeted short- and long-term equity compensation for our CEO and all other NEOs.

60 | AUTODESK, INC.

Leading Compensation Governance Practices

Autodesk’s executive compensation objectives are supported by policies and strong governance practices that align executives’ interests with the interests of our stockholders. Some of the program’s most notable features are highlighted in the table below and summarized in the Compensation Discussion and Analysis.

	What We Do		What We Do Not Do
✓	Robust stockholder outreach program	x	Allow hedging, pledging, or trading in Autodesk derivative securities
✓	Significant percentage of NEO total pay tied to achievement of critical financial and stockholder value creation	x	Reprice stock options
✓	Caps on performance-based cash and equity incentive compensation	x	Offer executive benefits and excessive perquisites
✓	Significant stock ownership requirements	x	Fixed-term employment agreements
✓	Clawback policy
✓	Double-trigger change in control arrangements with no excise tax gross-up
✓	Equity award grant policy
✓	Effective risk management
✓	Independent compensation committee and consultant

2022 Proxy Statement | 61

Proposal Four: Approval of the 2022 Equity Incentive Plan

On March 16, 2022, on the recommendation of our Compensation and Human Resources Committee, our Board adopted the Autodesk Inc. 2022 Equity Incentive Plan (the “2022 Plan”), subject to stockholder approval at the Annual Meeting. The 2022 Plan will supersede our 2012 Employee Stock Plan (the “2012 Stock Plan”) and our 2012 Outside Directors’ Stock Plan (the “2012 Outside Directors’ Stock Plan”) if it is approved by our stockholders.

We provide equity compensation as an incentive to increase long-term stockholder value. We currently provide equity compensation to our employees and directors under the 2012 Stock Plan and the 2012 Outside Directors’ Stock Plan, respectively. If the 2022 Plan is approved, all of our employees, consultants and directors, where legally allowed, will be eligible to receive equity award grants under the 2022 Plan.

Background and Purpose

The purposes of the 2022 Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees, consultants and directors, and to promote the success of our business. We believe that equity awards should be a key part of compensation for employees, consultants and directors, that equity awards encourage employees, consultants and directors to run the business with a focus on drivers of stockholder value, and that equity awards enable us to compete effectively for the best talent in the software industry.

We are asking you to approve the 2022 Plan to allow for the grant of equity incentive awards to our employees, consultants and directors and to approve 23,000,000 shares as the maximum number of shares of Common Stock that may be issued under the 2022 Plan, which will also be the maximum number of shares that may be issued pursuant to incentive stock options, subject to adjustment upon certain changes in our capitalization.

As further described below, we are seeking your approval so that we can use the 2022 Plan as a mechanism to achieve Autodesk’s employee, consultant and director performance, recruiting and retention goals. As part of the Board’s determination to approve the maximum share reserve under the 2022 Plan, the Board considered: (1) projected future equity needs based on past equity grant practices, (2) compensation consultant advice, (3) our objective to manage our burn rate so that we stay within our Board-established burn rate limit and (4) guidelines published by a major stockholder advisory group. See “Stock Subject to the 2022 Plan” in this proposal for more information relating to the maximum amount of stock subject to the 2022 Plan.

Based on the number of awards granted in each of fiscal year 2020, 2021 and 2022, we believe that unless stockholders approve the 2022 Plan, shares available to grant under the 2012 Stock Plan will be depleted in the fourth quarter of fiscal 2023. Each of the 2012 Stock Plan and 2012 Outside Directors’ Stock Plan are also set to expire on June 30, 2022, unless terminated earlier. If we run out of shares or do not replace these plans, it will severely diminish the viability of this important incentive compensation program and we will no longer be able to use equity awards to attract key talent or reward and retain our critical service providers. We are asking stockholders to approve the 2022 Plan and the maximum share reserve thereunder so that Autodesk can continue to attract, retain and motivate the personnel who will help achieve our business objectives. We anticipate that if the 2022 Plan is approved, we will have sufficient shares to grant equity awards into the fourth quarter of fiscal 2026, though we may seek additional shares sooner.

The following table sets forth the number of shares authorized for future issuance along with the equity dilution represented by the shares available for future awards as a percentage of the common shares outstanding on March 31, 2022.

•Remaining Grant Under the 2012 Plans: Between April 1, 2022 and through June 16, 2022, including June 16, 2022 (the date of the annual meeting of shareholders) no more than 5,047,800 shares may be granted pursuant to new awards under the 2012 Stock Plan and no more than 42,200 shares may be granted pursuant to new shares under the 2012 Outside Directors’ Stock Plan. We commit not to grant any more than 5,090,000 shares in aggregate between April 1, 2022 and through June 16, 2022 under the 2012 Stock Plan and the 2012 Outside Directors’ Stock Plan.

•Following Approval of 2022 Plan: Upon shareholder approval of the 2022 plan, there will be no new awards granted from the prior 2012 plans, even if shares remain available under the prior plans, other than with respect to the automatic grants made to our directors under the 2012 Outside Directors’ Stock Plan effective as of the Annual Meeting.

62 | AUTODESK, INC.

Shares Available and Outstanding Under Stock Plans	Number of Shares	Percent of Common Shares Outstanding (1)
2012 Stock Plan
Total shares authorized for future awards as of March 31, 2022	6,613,275	3.0%
Maximum Shares to be granted between April 1, 2022 and June 16, 2022	5,047,800	2.3%
2012 Outside Directors' Stock Plan
Total shares authorized for future awards as of March 31, 2022	733,486	0.3%
Maximum Shares to be granted between April 1, 2022 and June 16, 2022	42,200	—%
2022 Stock Plan Share Authorization
New Shares - Total new shares authorized for future awards after approval of the 2022 Plan	23,000,000	10.6%
Total underlying outstanding grants and awards from prior plans	3,343,762	1.5%
Total stock options as of March 31, 2022	73,665	—%
Total full value shares as of March 31, 2022	3,270,097	1.5%
Total Overhang under 2022 Stock Plan and Prior Plans	26,343,762	12.1%
_________________
(1) Calculated based on Common Shares Outstanding as of March 31, 2022.

The Importance of the 2022 Plan for Autodesk, our Service Providers and Stockholders

We believe that the approval of the 2022 Plan and the continued ability to grant equity awards are critical to our sustained success. Equity compensation is essential to attracting and retaining talented personnel, keeping our service providers motivated, particularly in the highly competitive technology industry, and aligning the interests of our service providers with those of our stockholders. If the 2022 Plan is not approved at the Annual Meeting, it would materially hamper our ability to attract, retain and motivate the talent we need and could have an adverse effect on our performance.

Equity compensation is a key component of compensation and company culture, and the same is generally true within the technology industry, where we generally compete for talent. Equity awards give our service providers the perspective of an owner with a stake in the success of Autodesk. We believe that equity awards motivate high levels of performance and provide an effective means of recognizing, rewarding and encouraging contributions from our service providers to our success. Furthermore, we believe that equity awards provide an additional retention tool.

The restricted stock units (“RSUs”) and performance stock units (“PSUs”) that Autodesk currently grants under the 2012 Stock Plan generally vest over three years. During fiscal year 2020, 2021 and 2022, PSUs made up at least one-half of the annual equity awards granted to our executives (all employees at or above the vice president level) and are earned only if Autodesk achieves specific levels of operating performance and TSR relative to the companies in a software index over one, two and three years. Although Autodesk has the ability to grant stock options to employees under the 2012 Stock Plan, we have not done so since October 2012. The 2022 Plan will allow Autodesk the flexibility to adapt its equity compensation program to meet Autodesk’s needs in a rapidly evolving business environment.

We believe that we must offer competitive compensation packages in order to attract, retain and motivate people who can keep us on a course of continued success. Should the 2022 Plan not be approved by our stockholders, it is conceivable that salary increases could mitigate some of the immediate compensation decrease due to a lack of PSUs and RSUs. However, we believe that over time we would be at a significant competitive disadvantage due to reduced alignment between the interests of our service providers with those of our stockholders as well as the diminished power of retention provided by cash salaries relative to equity compensation. In recent years, our ability to offer competitive equity compensation packages was integral to hiring and retaining key performers who have been instrumental in achieving our recent success. We believe our equity compensation program has been critical in attracting and retaining a highly skilled work force which in turn is a key driver of stockholder value.
2022 Proxy Statement | 63

Significant Historical Award Information

Broad-Based Granting

Subject to local law restrictions in certain countries, all of our employees have been eligible to receive equity award grants, as determined by the Board or a committee of the Board (the “Administrator”). As of March 31, 2022, approximately 12,600 employees worldwide are eligible to receive equity incentive award grants under the 2012 Stock Plan and approximately 96% of our eligible employees worldwide hold equity incentive award grants under the 2012 Stock Plan. As of March 31, 2022, nine directors are eligible to receive equity incentive award grants under the 2012 Outside Directors’ Stock Plan and 100% of our eligible directors hold equity incentive award grants under the 2012 Outside Directors’ Stock Plan.

Under the 2022 Plan, all of our employees, consultants and directors, where legally allowed, would be eligible to receive equity incentive award grants, as determined by the Administrator. As of March 31, 2022, approximately 12,600 employees, 4,200 consultants and 9 directors worldwide would be eligible to receive equity incentive award grants under the 2022 Plan if it is approved by our stockholders.

Outstanding Awards and Share Pool Under All Equity Incentive Plans

The 2012 Stock Plan and the 2012 Outside Directors’ Stock Plan are the only active equity incentive plans under which we currently grant incentive equity awards to our employees and directors, respectively. Below is information regarding outstanding awards and the available share pool under the 2012 Stock Plan, the 2012 Outside Directors’ Stock Plan, and all equity incentive plans (including non-employee director and terminated stock plans) in the aggregate.

(in thousands, except otherwise noted)	Stock options outstanding as of March 31, 2022 (1)	Weighted average exercise price for outstanding stock options as of March 31, 2022 ($)	Weighted average contractual life for outstanding stock options as of March 31, 2022 (in years)	Unreleased restricted stock units and performance stock units (as target) as of March 31, 2022	Available for grant as of March 31, 2022 (2) (3)
All equity incentive plans (including non-employee director and terminated stock plans)	74	$20.84	5.45	3,270	7,347
 _________________
(1)Autodesk did not have any Stock Appreciation Rights outstanding as of March 31, 2022.
(2)Under the 2012 Stock Plan, stock-based awards are granted from a pool of available shares, with stock options counting as 1 share and full value awards (e.g., RSUs and PSUs) counting as 1.79 shares. Pool of shares shown as available is based on 1 share per award assuming the grant of stock options; less full value awards (1.79 shares per award) would be available for grant.
(3)The 2012 Outside Directors’ Stock Plan is the only active non-employee director equity plan, but non-employee director stock options remain outstanding from a predecessor plan. Under the 2012 Outside Directors’ Stock Plan, stock-based awards are granted from a pool of available shares, with stock options counting as 1 share and full value awards (e.g., RSUs) counting as 2.11 shares.

Alignment of Named Executive Officer Interests with Stockholder Interests

Equity awards represented approximately 91% of the total compensation of our NEOs on average in fiscal year 2022 as disclosed in the Summary Compensation Table. Our NEOs received 6% of the shares subject to awards approved during fiscal year 2022.

No decisions have been made with respect to equity grants to any of our employees or NEOs for any future years, although all will be eligible for grants.

64 | AUTODESK, INC.

Dilution and Stock Repurchase Program

Dilution

Autodesk recognizes the dilutive impact of our equity plans on our stockholders and continuously strives to balance this concern with the multitude of benefits associated with providing equity compensation as well as the continuous competition for talent. In its determination to recommend the adoption of the 2022 Plan, the Committee reviewed analyses, which included an analysis of burn rate, outstanding awards and awards available for grant. The Board believes the potential dilution to stockholders is reasonable and sustainable relative to peer and market practices. Potential dilution to stockholders is measured by two metrics: gross burn rate and equity overhang.

Gross Run Rate

Gross run rate is calculated by dividing the total number of shares subject to equity awards granted during the fiscal year by the weighted shares outstanding (“WSO”). We calculate this formula in two different ways. Under one calculation, we count each option, RSU and PSU as 1.0 share. Under an alternative calculation, based on the fungible nature of our full value share, each RSU or PSU granted is counted as 1.79 shares. The gross run rate measures indicate the rate at which Autodesk is creating potential future stockholder dilution. The following table shows our alternate gross run rates during our last three fiscal years.

Period Ended	Total Options Granted (in thousands)	Total Restricted Stock Units Granted (in thousands) (1)	Total Performance Stock Units Granted at Target (in thousand) (1)	Autodesk Gross Run Rate (RSUs and PSUs Counted as 1.0 Share Each)	Autodesk Gross Run Rate (RSUs and PSUs Counted as 1.79 Share Each)
Fiscal Year Ended January 31, 2022	—	2,043	251	1.0%	1.9%
Fiscal Year Ended January 31, 2021	—	2,176	286	1.1%	2.0%
Fiscal Year Ended January 31, 2020	—	2,563	573	1.4%	2.6%
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(1)Actual number of RSUs and PSUs granted during the fiscal year, not taking into account the 1.79 fungible share counting formula.

Equity Overhang

The Board and executive officers have worked to maintain a reasonable equity overhang amount. The impact of (a) active equity awards, plus shares available for grant under our active equity incentive plans, as a percentage of (b) Autodesk’s WSO during the period, which we refer to as “overhang,” provides a measure of future dilutive impact. The following table shows information regarding our overhang during our last three fiscal years.

Period Ended	Total Options Issued and Outstanding (in thousands)	Total Restricted Stock Units and Performance Stock Units Issued and Unleashed (in thousands)	Shares Available for Grant (in thousands)	Autodesk Overhang
Fiscal Year Ended January 31, 2022	82	4,033	7,734	5.4%
Fiscal Year Ended January 31, 2021	218	4,507	10,873	7.1%
Fiscal Year Ended January 31, 2020	429	4,732	14,640	9.0%

If the 2022 Plan is approved by our stockholders, our equity overhang will increase by 6.7%.

Stock Repurchase Program

We maintain a policy of repurchasing stock to offset dilution from the issuance of stock under our employee stock plans and to reduce shares over time as facts and circumstances warrant. We repurchased approximately 4.0 million shares in fiscal year 2022, 2.6 million shares in fiscal year 2021 and 2.7 million shares in fiscal year 2020. As
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of January 31, 2022, 8.1 million shares of Common Stock remained available for repurchase under the Board-authorized stock repurchase program.

Director and Executive Equity Holding Program

We encourage our directors and executive officers to be Autodesk stockholders through participation in our equity plans and mandatory stock holding requirements. The requirement for stock holdings provides that executive officers must attain an investment position in Autodesk stock equal to a fixed number of shares that varies based on the individual’s scope of responsibilities, and directors must hold shares of Autodesk’s common stock equivalent in value to five times their annual cash retainer. The Board reviews progress against these guidelines and requirements annually and updates them as appropriate. As of the most recent review of attainment, all of our directors and executive officers complied with the applicable stock holding requirements. See “Executive Compensation-Compensation Discussion and Analysis” and “Director Compensation” above for additional information regarding Autodesk’s stock ownership guidelines.

No In-the-Money Stock Options

Stock options may not be granted with an exercise or base price less than the fair market value, generally the closing price, of our common stock on the date of grant.

Prohibition Against Stock Option Repricings

By prohibiting the repricing of stock options, the Board has eliminated the possibility of achieving gain from stock options unless all stockholders can benefit from the effect of an increase in stock price.

Independent Administration

The Committee, which consists of only non-employee directors, will administer the 2022 Plan.

Description of the 2022 Plan

Overview

The 2022 Plan aims to reflect certain “best practices” that are consistent with the interests of our stockholders and with our corporate governance policies. Accordingly, the 2022 Plan reflects the following practices:

•No Evergreen Provision. There is no evergreen feature under which the shares authorized for issuance under the 2022 Plan may automatically be replenished

•No Liberal Share Recycling. Any shares used to pay the tax and exercise price of an Award will not become available for future grant or sale under the 2022 Plan.

•Limits on Awards to Non-Employee Directors. The awards granted to any non-employee director in any fiscal year, when aggregated with cash fees, may not exceed $750,000.

•No Repricing Without Stockholder Approval. The 2022 Plan does not permit the repricing of outstanding stock options without stockholder approval.

•No Single Trigger Acceleration of Awards upon a Change of Control. Awards will not accelerate simply upon the occurrence of a change of control unless the awards are not assumed or adequately substituted by an acquiror.

•Recoupment. Awards under the 2022 Plan are subject to recoupment to the extent permitted or required by applicable laws, company policies and/or the requirements of a stock exchange on which the shares are listed for trading.

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The following paragraphs summarize the principal features of the 2022 Plan. This summary does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the 2022 Plan, which is attached hereto as Appendix B.

Awards

The 2022 Plan permits the grant of incentive stock options, nonqualified stock options, restricted stock, RSUs, and other awards (each individually, an “Award”) to employees, consultants and directors, with time-based and/or performance-based vesting.

Stock Subject to the 2022 Plan

We are asking stockholders to approve the 2022 Plan for the grant of Awards to employees, consultants and directors. If our stockholders approve the 2022 Plan, the maximum aggregate number of shares of common stock which may be issued under the 2022 Plan will be 23,000,000 shares, which will also be the maximum number of shares that may be issued pursuant to incentive stock options, subject to adjustment upon certain changes in our capitalization.

Each share subject to an incentive stock option or nonqualified stock option will count against the shares authorized for issuance under the 2022 Plan as one share, and each share subject to an Award of restricted stock, RSUs or PSUs counts against the shares authorized for issuance under the 2022 Plan as 2.08 shares. If an Award expires or becomes unexercisable for any reason, the unpurchased or forfeited shares that were subject to the Award may be returned to the 2022 Plan (unless the 2022 Plan has terminated) and may become available for future grant. Each share that is subject to an Award of stock options granted under the 2022 Plan that is forfeited to or repurchased by Autodesk shall count as having returned one share to the total number of shares available for future grant or sale under the 2022 Plan. Each share that is subject to an Award of restricted stock, RSUs or PSUs granted under the 2022 Plan that is forfeited to or repurchased by Autodesk will count as having returned 2.08 shares to the total number of shares available for future grant or sale under the 2022 Plan. However, shares that are repurchased by Autodesk on the open market with proceeds from the exercise of stock options will not become available again for future grant or sale under the 2022 Plan. In addition, shares used to pay the tax and exercise price of an award will not become available for future grant or sale.

Administration

The 2022 Plan may be administered by the Board or a committee of the Board (the “Administrator”). Subject to the provisions of the 2022 Plan, the Administrator has the authority to: (1) construe and interpret the 2022 Plan and Awards granted under the plan and apply its provisions, (2) prescribe, amend or rescind rules and regulations and sub-plans relating to the plan, (3) select the persons to whom Awards are to be granted, (4) determine the number of shares to be made subject to each Award, (5) determine whether and to what extent Awards are to be granted, (6) determine the terms, conditions and restrictions applicable to Awards generally and to each individual Award (including the provisions of the Award agreement to be entered into between Autodesk and the participant), (7) modify or amend any outstanding Award subject to applicable legal restrictions (except that repricing of a stock option without stockholder approval is prohibited), (8) authorize any person to execute, on our behalf, any instrument required to effect the grant of an Award, (9) approve forms of Award agreement for use under the plan, (10) allow participants to satisfy withholding tax obligations in such manner as may be determined by the Administrator in accordance with the terms of the 2022 Plan, (11) determine the fair market value of our common stock, (12) subject to certain limitations, take any other actions deemed necessary or advisable for the administration of the plan. All decisions, interpretations and other actions of the Administrator will be final and binding on all holders of Awards and on all persons deriving their rights therefrom. The Board has currently delegated to the Committee authority to grant equity awards to all employees (including executive officers), consultants and directors.

Eligibility to Receive Awards

The 2022 Plan provides that non-qualified stock options, restricted stock, RSUs, PSUs and other awards may be granted to employees, consultants and/or directors. Incentive stock options may only be granted to employees.

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Annual Director Limits

Under the 2022 Plan, no non-employee director may receive any combination of awards in any fiscal year having a value that exceeds $750,000 in the aggregate when combined with the non-employee director’s cash fees for the fiscal year.

Term

The 2022 Plan will expire on March 17, 2032 (the tenth anniversary of the date the 2022 Plan was adopted by our Board).

No Repricing Without Stockholder Approval

The 2022 Plan prohibits repricing of stock options, including by way of an exchange for Awards with a lower exercise price, a different type of Award, cash, or a combination thereof, without stockholder approval.

Terms and Conditions of Stock Options

Each stock option granted under the 2022 Plan will be evidenced by a written or electronic stock option agreement between the optionee and Autodesk and be subject to the following terms and conditions:

•Exercise Price. The Administrator sets the exercise price of the shares subject to each stock option, provided that the exercise price cannot be less than 100% of the fair market value of our common stock on the stock option grant date. In addition, the exercise price of an incentive stock option must be at least 110% of fair market value if, on the grant date, the participant owns stock possessing more than 10% of the total combined voting power of all classes of stock of Autodesk or any of its subsidiaries (a “10% Stockholder”).

•Form of Consideration. The means of payment for shares issued upon exercise of a stock option is specified in each stock option agreement. Payment generally may be made by cash, check, other shares of Autodesk’s common stock owned by the optionee, delivery of a properly executed notice with such other documentation as the Administrator and broker may require and the sale proceeds required to pay the exercise price, or by a combination of the foregoing.

•Exercise of the Stock Option. Each stock option agreement will specify the term of the stock option and the date the stock option is to become exercisable. No stock option granted under the 2022 Plan may be exercised more than ten (10) years after the date of grant. Incentive stock options granted to a 10% Stockholder will have a term of no more than five (5) years from the date of grant.

•Termination of Employment or Consulting Relationship. If an optionee’s employment or consulting relationship terminates for any reason (other than death or permanent disability), all vested stock options held by such optionee under the 2022 Plan expire upon the earlier of (i) such period of time as is set forth in the applicable stock option agreement(s), which Autodesk currently sets at between three and twelve months, or (ii) the expiration date of the stock options; provided, however, that if the optionee was a director prior to such termination of service, then such options shall expire upon the earlier of (i) seven months following the termination (or three years in the case of a qualified retirement), or (ii) the expiration date of the stock options.

•Permanent Disability. If an optionee is unable to continue employment or a consulting relationship as a result of permanent and total disability (as defined in the Code), all vested stock options held by such optionee under the 2022 Plan expire upon the earlier of (i) twelve months after the date of termination of the optionee’s employment, or (ii) the expiration date(s) of the stock options.

•Death. If an optionee dies while employed by or engaged in a consulting relationship with us, all stock options held by such optionee under the 2022 Plan expire upon the earlier of (i) twelve months after the optionee’s death, or (ii) the expiration date(s) of the stock options. The executor or other legal representative of the optionee may exercise all or part of the optionee’s stock options at any time before such expiration.

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•ISO Limitation. If the aggregate fair market value of all shares subject to an optionee’s incentive stock options that are exercisable for the first time during any calendar year exceeds $100,000, the excess stock options will be treated as nonqualified stock options.

Term and Conditions of Restricted Stock

Each Award of restricted stock granted under the 2022 Plan will be evidenced by a written or electronic restricted stock agreement between the participant and Autodesk and be subject to the following terms and conditions:

•Vesting and Other Restrictions. In determining whether to make an Award of restricted stock, and/or the appropriate vesting schedule for any such Award, the Administrator may impose any conditions to vesting it deems appropriate.

•Stockholder Rights. A holder of restricted stock will have the full voting rights of a holder of common stock, unless determined otherwise by the Administrator. A holder of restricted stock also generally will be entitled to receive all dividends and other distributions paid with respect to shares of common stock unless otherwise provided in the Award agreement. Such dividends and distributions generally will be subject to the same vesting criteria as the shares of restricted stock upon which the dividends or distributions are paid. A holder of RSUs will not have stockholder rights unless and until the RSUs vest and shares of common stock are delivered to the RSU holder.

Term and Conditions of Restricted Stock Units

Each Award of RSUs granted under the 2022 Plan will be evidenced by a written or electronic RSU award agreement between the participant and Autodesk and be subject to the following terms and conditions:

•Vesting and Other Restrictions. In determining whether to make an Award of RSUs, and/or the appropriate vesting schedule for any such Award, the Administrator may impose any conditions to vesting it deems appropriate.

•Stockholder Rights. A holder of RSUs will not have stockholder rights unless and until the RSUs vest and shares of Common Stock are delivered to the RSU holder.

•Dividend Equivalents. The Administrator may, in its sole discretion, grant dividend equivalents in connection with an Award of RSUs. Such dividend equivalents shall be converted to cash or additional shares of Common Stock, or some combination thereof, by such formula and at such time and subject to such limitations as may be determined by the Administrator. Notwithstanding the foregoing, dividend equivalents shall accrue and only be paid to the extent the Award of RSUs becomes vested.

Performance Goals

The Administrator, in its discretion, may make performance goals applicable to a participant with respect to an Award. As provided under the 2022 Plan, at the Administrator’s discretion, performance goals may be based on one or more of the following business criteria:

•Earnings per share
•Net income
•Operating margins
•Revenue
•Total stockholder return
•Recurring revenue (including annualized)
•Bookings
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•Billings
•Number of customers
•Objective customer indicators
•Expenses
•Cost reduction goals
•Economic value added
•Cash flow (including operating cash flow or free cash flow)
•Cash flow per share
•Sales or revenue targets, including product or product family targets
Any criteria used may be measured, as applicable (1) on a pro forma basis (as defined in the 2022 Plan), (2) in absolute terms, (3) in relative terms (including, but not limited to, the passage of time and/or against another company or companies or financial metrics), (4) on a per-share and/or share per capita basis, (5) against the performance of Autodesk as a whole or particular segments, business units, industry groups or products of Autodesk, and/or (6) on a pre-tax or after-tax basis.

Term and Conditions of Other Awards

Other cash-based, equity-based or equity-related Awards (“Other Awards”) may be granted under the 2022 Plan in such amounts and on such terms as the Administrator shall determine. Each Other Award granted under the 2022 Plan will be evidenced by a written or electronic other award agreement between the participant and Autodesk and be subject to the following terms and conditions:

•Vesting and Other Restrictions. In determining whether to make an Other Award, and/or the appropriate vesting schedule for any such Award, the Administrator may impose any conditions to vesting it deems appropriate.

•Stockholder Rights. An Other Award may involve the transfer of actual shares, either at the time of grant or thereafter, or payment in cash or otherwise. A holder of actual shares will have the full voting rights of a holder of common stock, unless determined otherwise by the Administrator. A holder of actual shares also generally will be entitled to receive all dividends and other distributions paid with respect to shares of common stock unless otherwise provided in the Other Award agreement. Such dividends and distributions generally will be subject to the same vesting criteria as the shares upon which the dividends or distributions are paid. A holder of any other type of Other Award will not have stockholder rights unless and until such Award vests and shares of common stock are delivered to the holder of such Award.

Leave of Absence

In the event that an employee, consultant or director goes on a leave of absence approved by the Administrator, Award vesting will continue during such leave, except as required by law or as otherwise determined by the Administrator.

Non-Transferability of Awards

Unless otherwise determined by the Administrator, an Award granted under the 2022 Plan may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution, and during the lifetime of the recipient, an Award may be exercised, only by the recipient. If the Administrator makes an Award transferable, that Award will contain such additional terms and conditions as the Administrator deems appropriate. No Award may be transferred for value.

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Adjustments Upon Changes in Capitalization

In the event our capital stock is changed by reason of any stock split, reverse stock split, stock dividend, combination or reclassification of our common stock or any other increase or decrease in the number or value of issued shares of common stock effected without receipt of consideration by us (excluding a regular cash dividend), appropriate proportional adjustments will be made in the number of shares subject to the 2022 Plan, the individual fiscal year limits applicable to Awards, the number of shares of stock subject to any Award outstanding under the 2022 Plan, and the exercise price of any such outstanding option. Any such adjustment will be made by the Administrator, whose determination will be conclusive.

Dissolution or Liquidation

In the event of a proposed dissolution or liquidation of Autodesk, the Administrator is required to provide notice to each participant as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may permit a participant to exercise his or her Award until ten (10) days prior to such transaction. In addition, the Administrator may provide that any Company repurchase option or forfeiture rights applicable to any Award will lapse in full, and that any Award vesting will fully accelerate, if the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent they have not been previously exercised, all outstanding Awards will terminate immediately prior to the consummation of such proposed dissolution or liquidation.

Change of Control

In the event of a change of control, the successor corporation (or its parent or subsidiary) is required to assume or substitute each outstanding Award. If the successor corporation refuses to assume the Awards or to substitute equivalent Awards, such stock options, restricted stock and RSUs, and all Other Awards will become 100% vested, all restrictions on restricted stock will lapse, and all performance goals or other vesting criteria with respect to Awards with performance-based vesting will be deemed achieved at 100% target levels and all other terms and conditions met. In such event, the Administrator is required to provide notice to each participant that each stock option subject to exercise is fully exercisable for fifteen days from the date of such notice and will terminate upon expiration of such period.

Amendment, Suspensions and Termination of the 2022 Plan

Autodesk’s Board may at any time amend, alter, suspend or terminate the 2022 Plan. However, to the extent necessary and desirable to comply with any applicable law, Autodesk will obtain stockholder approval of any amendment in such a manner and to such a degree as required. In addition, as noted above under the section entitled “No Repricing Without Stockholder Approval,” stock options may not be repriced without stockholder approval.

Recoupment

Autodesk will be entitled to the extent permitted or required by applicable laws, company policies and/or the requirements of a stock exchange on which the shares are listed for trading, in each case, as in effect from time to time, to recoup compensation of whatever kind paid by Autodesk at any time to a participant under the 2022 Plan. No such recoupment of compensation will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement between the participant and Autodesk.

Federal Tax Aspects

The following summary briefly describes U.S. federal income tax consequences associated with Awards granted under the 2022 Plan, but is not a detailed or complete description of all U.S. federal tax laws or regulations that may apply, and does not address any local, state or other country laws or the tax consequences of a participant’s death. Therefore, no one should rely on this summary for individual tax compliance, planning or decisions. Award holders should consult with their own professional tax advisors concerning tax aspects of their Awards The discussion below concerning tax deductions that may become available to us under U.S. federal tax law is not intended to imply that we will necessarily obtain a tax
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benefit or asset from those deductions. Taxation of equity-based payments in other countries is complex, does not generally correspond to federal tax laws, and is not covered by the summary below.

Nonqualified Stock Options

No taxable income is recognized when a nonqualified stock option is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares of common stock on the exercise date over the exercise price. Any additional gain or loss recognized upon later disposition of the shares of common stock will be taxed as capital gain or loss.

Incentive Stock Options

No taxable income is recognized when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax, if applicable). If the participant exercises the option and then later sells or otherwise disposes of the shares of common stock more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares of common stock before the end of the two- or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares of common stock on the exercise date (or the sale price, if less) minus the exercise price of the option. Any additional gain or loss will be taxed as capital gain or loss.

Restricted Stock and Restricted Stock Units

A participant generally will not have taxable income upon grant of restricted stock or RSUs. Instead, generally the participant will recognize ordinary income at the time of vesting equal to the fair market value of the shares on that date or the cash received, minus any amount paid. For restricted stock only, a participant instead may elect to be taxed at the time of grant.

Other Awards

A participant who receives a cash-based award will realize compensation taxable as ordinary income in an amount equal to the cash paid at the time of such payment. Income tax withholding requirements generally apply to amounts that are recognized as ordinary income and we generally will be entitled to a deduction in the same amount and at the same time that the participant recognizes ordinary income.

Section 409A

Section 409A of the Code provides certain requirements for non-qualified deferred compensation arrangements regarding an individual’s deferral and distribution elections and distribution events. Awards granted under the 2022 Plan with a deferral feature will be subject to the requirements of Section 409A of the Code. If an award is subject to and fails to satisfy the requirements of Section 409A of the Code, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be before the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.

Tax Effect for Autodesk

Autodesk generally is entitled to a tax deduction for awards under the 2022 Plan in amounts equal to the ordinary income realized by participants at the time participants recognizes income (e.g., the exercise of a nonqualified stock option). Our ability to obtain a deduction for amounts paid under the 2022 Plan could be limited by Section 162(m) of the Code. Section 162(m) of the Code limits our ability to deduct compensation, for U.S. federal income tax purposes, paid during any year to a “covered employee” (within the meaning of Section 162(m) of the Code) in excess of $1.0 million.

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New Plan Benefits

No awards have been granted, and no shares have been issued, under the 2022 Plan. The number of future Awards (if any) that a participant may receive under the 2022 Plan is in the discretion of the Administrator and therefore cannot be determined in advance. However, the number of equity awards granted to each of our NEOs during the last fiscal year is set forth above under “Grants of Plan-Based Awards in Fiscal Year 2022” and the number of equity awards granted to each of our directors during the last fiscal year is set forth above under “Compensation of Directors.” During fiscal year 2022, non-NEO employees as a group were granted approximately 2 million shares subject to RSUs and PSUs (at target). The number of equity awards granted in the future may be different from the numbers granted in fiscal year 2022 and fiscal year 2023. The closing price for shares of common stock on March 31, 2022 was $214.35.

Equity Compensation Plan Information

The following table summarizes the number of outstanding options, warrants and rights granted to employees and directors, as well as the number of securities remaining available for future issuance under our equity compensation plans, as of January 31, 2022:

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (in millions) (#) (1)	Weighted-average exercise price of outstanding options, warrants and rights ($) (3)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (in millions) (#) (4)
Equity compensation plans approved by security holders (2)	4.1	$21.03	13.3
Equity compensation plans not approved by security holders	—	—	—
Total	4.1		13.3
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(1) This row Includes stock options, restricted stock units and performance stock units at target.
(2) The table includes information for equity compensation plans assumed by the Company in connection with mergers and acquisitions of the companies that originally established those plans, without the approval of the Company's security holders in a separate vote. As of January 31, 2022, there were a total of 81,279 shares subject to outstanding awards under all equity compensation plans assumed by the Company in connection with mergers and acquisitions, all of which were subject to outstanding option awards. The outstanding options had a weighted-average exercise price of $20.86 per share. No additional awards may be made under those assumed plans.
(3) Weighted-average exercise prices are calculated without regard to performance shares and RSUs, which do not have any exercise price.
(4) Included in this amount are 5.6 million securities that were available for future issuance under Autodesk’s 1998 Employee Qualified Stock Purchase Plan (“ESPP”).

Registration with the SEC

We intend to file with the SEC a registration statement on Form S-8 covering the shares reserved for issuance under the 2022 Plan.

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Summary

We believe strongly that the approval of the 2022 Plan is important to our continued success. Awards such as those provided under the 2022 Plan constitute an important incentive and help us attract and retain high performing individuals.

____________________________________________________________________________________________

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR”
THE APPROVAL OF THE 2022 EQUITY INCENTIVE PLAN.
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Information About the 2022 Annual Meeting of Stockholders

Location, Stock Ownership, Quorum, and Voting

Q: Where is the Annual Meeting?
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A: The Annual Meeting will be held in a virtual format only at www.virtualshareholdermeeting.com/ADSK2022. Autodesk stockholders will have the opportunity to listen to the meeting live, submit questions and vote online.

Q: Who is entitled to vote at the Annual Meeting?
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A: Holders of record of Autodesk’s common stock, par value $0.01 per share, at the close of business on April 19, 2022 (the “Record Date”) are entitled to receive notice of and to vote their shares at the Annual Meeting. Beneficial owners at the close of business on the Record Date have the right to direct their broker, trustee, or nominee on how to vote their shares, as described below. Stockholders are entitled to cast one vote for each share of common stock they hold as of the Record Date.

As of the Record Date, there were 217,527,140 shares of common stock outstanding and entitled to vote at the Annual Meeting. No shares of Autodesk’s preferred stock were outstanding.

Our list of stockholders as of the Record Date will be available for inspection for the ten days prior to the Annual Meeting. If you want to inspect the stockholder list, email our Investor Relations department at investor.relations@autodesk.com to make arrangements. The list of stockholders will also be available during the Annual Meeting through the meeting website for those stockholders who choose to attend.

Q: What is the difference between holding shares as a stockholder of record and as a beneficial owner?
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A: Stockholders of record. If your shares are registered directly in your name with Autodesk’s transfer agent, Computershare Investor Services LLC, you are considered the “stockholder of record” with respect to those shares. If you are a stockholder of record, Autodesk sent these proxy materials directly to you.

Beneficial owners. Most Autodesk stockholders hold their shares through a broker or other agent rather than directly in their own names. If your shares are held in a brokerage account or by a broker or other agent, you are considered the “beneficial owner” of shares held in “street name.” If you hold your shares in street name, these proxy materials have been forwarded to you by your broker or other agent. That entity is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or other agent on how to vote your shares. Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting without the control number on your Notice of Internet Availability, proxy card, or voting instruction form, or in the email sending you the Proxy Statement. You may contact your broker or other institution where you hold your account if you have questions about obtaining your control number.

Q: How many shares must be present or represented by proxy to conduct business at the Annual Meeting?
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A: The presence of the holders of a majority of the shares of common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum. Stockholders are counted as present if they attend the Annual Meeting in person (virtually) or have properly submitted a proxy. Abstentions and “broker non-votes” are counted as present and entitled to vote and are therefore included for purposes of determining whether a quorum is present at the Annual Meeting.

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Q: What are “broker non-votes”?
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A: Generally, if shares are held in street name, the beneficial owner is entitled to give voting instructions to the broker or other agent holding the shares. If the beneficial owner does not provide voting instructions, the broker or other agent can vote the shares with respect to matters that are considered “routine,” but not with respect to “non-routine” matters, resulting in a “broker non-vote.” Accordingly, if you own shares through a broker or other agent, please be sure to give voting instructions so your vote will be counted on all proposals that come before the Annual Meeting.

The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2023 (Proposal Two) is considered routine under applicable rules, so there should not be any broker non-votes in connection with Proposal Two. The election of the ten directors listed in the accompanying Proxy Statement (Proposal One), the advisory vote on executive compensation (Proposal Three) and the approval of the Autodesk 2022 Equity Incentive Plan (Proposal Four) are considered non-routine matters, so there may be broker non-votes on Proposals One, Three and Four.

Q: How can I vote my shares during the Annual Meeting?
____________________________________________________________________________________________

A: Whether you hold shares in your name or in street name, you should follow the instructions at www.virtualshareholdermeeting.com/ADSK2022 to vote during the Annual Meeting.

Even if you plan to virtually attend the Annual Meeting, we recommend that you also submit your proxy card or follow the voting instructions described below to vote in advance of the meeting so that your vote will be counted if you later decide not to attend.

Q: How can I vote my shares without attending the Annual Meeting?
____________________________________________________________________________________________

A: If you are a stockholder of record, you may instruct the proxy holders how to vote your shares in one of three ways:
•by using the internet voting site listed on the proxy card and Notice,
•by calling the toll-free telephone number listed on the proxy card and Notice, or
•by requesting a proxy card from Autodesk by telephone at (415) 507-6373 or by email at investor.relations@autodesk.com, and completing, signing, dating, and returning the proxy card in the postage pre-paid envelope provided.
Proxy cards submitted by mail must be received by the time the Annual Meeting begins in order for the related shares to be voted. If you return a signed proxy card without giving specific voting instructions, your shares will be voted as recommended by the Board.
Specific instructions for using the telephone and internet voting systems are on the proxy card and Notice. The telephone and internet voting systems for stockholders of record will be available until 11:59 p.m. Eastern Time on June 15, 2022.

If you are a beneficial owner, you will receive instructions from your broker or other agent that you must follow in order to have your shares voted. These instructions will indicate if internet and telephone voting are available and, if so, how to access and use those methods.

Q: What is the voting requirement to approve these proposals?
____________________________________________________________________________________________

A: Proposal One. A majority of the votes duly cast is required for the election of each director. If the number of shares voted “for” a director nominee exceeds the number of votes cast “against,” the nominee will be elected as a

76 | AUTODESK, INC.

director of Autodesk to serve until the next annual meeting or until his or her successor has been duly elected and qualified.

You may vote “for,” “against,” or “abstain” on each of the ten nominees for election as director. Abstentions and broker non-votes will not affect the outcome of the election.

Proposal Two. The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote are required to ratify the appointment of Ernst & Young LLP as Autodesk’s independent registered public accounting firm.

You may vote “for,” “against,” or “abstain” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote against this proposal. However, broker non-votes are not deemed to be votes cast and are not included in the tabulation of the voting results on this proposal.

Proposal Three. The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote are required to approve, on an advisory basis, the compensation of our named executive officers.

You may vote “for,” “against,” or “abstain” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote against this proposal. However, broker non-votes are not deemed to be votes cast and are not included in the tabulation of the voting results on this proposal.

Proposal Four. The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote are required to approve the Autodesk 2022 Equity Incentive Plan.

You may vote “for,” “against,” or “abstain” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote against this proposal. However, broker non-votes are not deemed to be votes cast and are not included in the tabulation of the voting results on this proposal.

Q: What happens if I do not cast a vote?
____________________________________________________________________________________________

A: Stockholders of record. If you are a stockholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the Annual Meeting.

Beneficial owners. If you hold your shares in street name and you do not cast your vote, your broker, trustee, or nominee can use its discretion to vote on the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm (Proposal Two). However, you must cast your vote if you want it to count in any of: the election of directors (Proposal One), the non-binding approval of compensation for our named executive officers (Proposal Three) or the approval of the Autodesk 2022 Equity Incentive Plan (Proposal Four). Your broker may not vote your uninstructed shares with respect to Proposals One, Three and Four.

Q: How does the Board recommend that I vote?
____________________________________________________________________________________________

A: The Board unanimously recommends that you vote your shares FOR the election of each of the ten nominees listed in Proposal One, FOR the ratification of the appointment of Ernst & Young LLP as Autodesk's independent registered public accounting firm for the fiscal year ending January 31, 2023, FOR the approval, on an advisory basis, of the compensation of our named executive officers, and FOR the approval of the Autodesk 2022 Equity Incentive Plan.

2022 Proxy Statement | 77

Q: If I sign a proxy, how will it be voted?
____________________________________________________________________________________________

A: All shares entitled to vote and represented by properly executed proxy cards received prior to the Annual Meeting and not revoked before the polls are closed will be voted in accordance with the instructions on those proxy cards. If there are no instructions on an otherwise properly executed proxy card, the shares represented by that proxy card will be voted as recommended by the Board.

Q: What happens if additional matters are presented at the Annual Meeting?
____________________________________________________________________________________________

A: If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (for the purpose of soliciting additional proxies or otherwise), the persons named as proxies will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the Annual Meeting.

Q: Can I change or revoke my vote?
____________________________________________________________________________________________

A: If you are a stockholder of record, there are three ways you can change your vote.
•Before your shares are voted at the Annual Meeting, you can file with Autodesk’s Chief Legal Officer a written notice of revocation or a duly executed proxy card, in either case dated later than the proxy card you wish to change.
•You can attend the Annual Meeting and vote online with your control number. Simply attending the Annual Meeting without actually voting will not revoke a proxy.
•If you voted online or by telephone, you may change that vote by voting again, either by making a timely and valid internet or telephone vote or by voting online during the Annual Meeting.
Any written notice of revocation or subsequent proxy card should be delivered to Autodesk’s Chief Legal Officer or sent to Autodesk, Inc., 111 McInnis Parkway, San Rafael, California 94903, Attention: Chief Legal Officer, and must be received by the Chief Legal Officer before the vote at the Annual Meeting.

If you are a beneficial owner of shares held in street name, you can submit new voting instructions to your broker or other agent or you can attend the Annual Meeting and vote online with your control number.

Q: Who will bear the costs of soliciting votes for the Annual Meeting?
____________________________________________________________________________________________

A: Autodesk will bear all expenses of soliciting proxies, including the cost of preparing and mailing these proxy materials. Autodesk may reimburse brokerage firms, custodians, nominees, fiduciaries, and other persons representing beneficial owners of common stock for their reasonable expenses in forwarding solicitation material to such beneficial owners. Directors, officers, and other employees of Autodesk also may solicit proxies in person or by other means of communication. These individuals may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation, but will not receive any additional compensation. Autodesk has engaged the services of D.F. King & Co., Inc., a professional proxy solicitation firm, to help us solicit proxies from stockholders, including certain brokers, trustees, nominees, and other institutional owners, for a fee of approximately $9,000 plus costs and expenses.

Q: Where can I find the voting results of the Annual Meeting?
____________________________________________________________________________________________

A: We intend to announce preliminary voting results at the Annual Meeting and expect to provide final results in a Current Report on Form 8-K within four business days of the Annual Meeting.

78 | AUTODESK, INC.

2022 Annual Meeting

Q: Why am I receiving these proxy materials?
____________________________________________________________________________________________

A: The Board is providing these proxy materials to you in connection with the solicitation of proxies for use at our 2022 Annual Meeting of Stockholders, to be held on Thursday, June 16, 2022, at 3:00 p.m. Pacific Time, and at any adjournment, postponement, or other delay thereof for the purpose of considering and acting upon the matters set forth in this Proxy Statement. We are providing these materials to all of our stockholders through a Notice of Internet Availability of Proxy Materials (the “Notice”) unless a stockholder has specifically requested a full set paper copy of this Proxy Statement and our fiscal year 2022 Annual Report.

Q: What proposals will be voted on at the Annual Meeting?
____________________________________________________________________________________________

A: At the Annual Meeting, stockholders will be asked to vote:

1.To elect the ten directors named in this Proxy Statement to serve for the coming year and until their successors are duly elected and qualified;
2.To ratify the appointment of Ernst & Young LLP as Autodesk's independent registered public accounting firm for the fiscal year ending January 31, 2023;
3.To approve, on an advisory basis, the compensation of our named executive officers; and
4.To approve Autodesk’s 2022 Equity Incentive Plan.

Q: Can I attend the Annual Meeting?
____________________________________________________________________________________________

A: Stockholders as of the Record Date will need to use their control number on their Notice of Internet Availability or proxy card to log into www.virtualshareholdermeeting.com/ADSK2022 to attend online and participate in the Annual Meeting. We encourage you to access the meeting prior to the start time. Please allow ample time for online check-in. You will be able to ask questions and vote online by following the instructions at that website.

Q: Why did I receive a Notice in the mail regarding the Internet Availability of Proxy Materials instead of a full set paper copy of this Proxy Statement and fiscal year 2022 Annual Report?
____________________________________________________________________________________________

A: We are once again relying on an SEC rule that allows companies to furnish their proxy materials over the internet rather than in paper form. This rule allows us to send all of our stockholders a Notice that explains how to access the proxy materials over the internet or how to request a paper copy of proxy materials. If you would prefer to receive proxy materials in printed form by mail or electronically by email on an ongoing basis, please follow the instructions contained in the Notice. Proxy materials for our 2023 and future annual meetings of stockholders will be delivered to you by a Notice rather than in paper form unless you specifically request to receive printed proxy materials. We encourage stockholders to take advantage of electronic delivery to help reduce the cost and environmental impact of the annual meeting.

Q: Why did I receive a full set paper copy of this Proxy Statement in the mail and not a Notice Regarding the Internet Availability of Proxy Materials?
____________________________________________________________________________________________

A: Stockholders who previously requested full paper copies of the proxy materials are receiving paper copies again this year. If you would like to reduce the costs we incur in printing and mailing proxy materials, you can consent to receive all future proxy statements, proxy cards, and annual reports electronically via email or the internet. To sign up for electronic delivery, please follow the instructions provided on your proxy card or voting instruction form. Stockholders who hold shares through a bank, brokerage firm, or other agent may sign up for electronic delivery by contacting that broker or agent. We encourage stockholders to take advantage of electronic delivery to help reduce the cost and environmental impact of the annual meeting.

2022 Proxy Statement | 79

Stockholder Proposals and Director Nominations at Future Meetings

Q: What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?
____________________________________________________________________________________________

A: Stockholders may present proper proposals for inclusion in Autodesk's proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to Autodesk's Chief Legal Officer in a timely manner. In order to be included in the proxy statement for the 2023 Annual Meeting of Stockholders, proposals must be received by Autodesk's Chief Legal Officer no later than January 3, 2023, and must otherwise comply with the requirements of Rule 14a-8 of the Exchange Act.

In addition, Autodesk’s Bylaws establish an advance notice procedure for stockholders who wish to present certain matters before an annual meeting of stockholders. In general, nominations for the election of directors may be made by or at the direction of the Board, or by any stockholder entitled to vote who has delivered written notice to Autodesk's Chief Legal Officer during the Notice Period (as defined below). Any such notice must contain specified information concerning the nominee(s) and the stockholder proposing such nomination(s). A stockholder who wishes to recommend a candidate for consideration by the Corporate Governance and Nominating Committee as a potential nominee for director should read the procedures discussed in the section titled “Corporate Governance—Director Selection, Qualifications, and Evaluations” above.

Autodesk’s Bylaws also provide that the only business that may be conducted at an annual meeting is business that is brought (1) pursuant to the notice of meeting (or any supplement thereto), (2) by or at the direction of the Board, or (3) by a stockholder who has delivered written notice setting forth all information required by Autodesk's Bylaws to Autodesk's Chief Legal Officer during the Notice Period.

For the purposes described above, the “Notice Period” begins at 9:00 a.m. Pacific Time on the 120th day, and ends at 5:00 p.m. Pacific Time on the 90th day, prior to the first anniversary of the date of the previous year's annual meeting of stockholders. As a result, the Notice Period for the 2023 Annual Meeting of Stockholders will be from February 16, 2023 to March 18, 2023.

If a stockholder who has notified Autodesk of an intention to present a proposal at an annual meeting does not appear to present that proposal, Autodesk need not present the proposal for vote at such meeting.

In addition to the procedures above, we have adopted “proxy access,” whereby a stockholder (or a group of up to 20 stockholders) who has held at least 3% of our stock for three years or more may nominate directors and have those nominees included in our proxy materials, provided that the stockholder and nominees satisfy the requirements specified in our Bylaws. Any stockholder who intends to use these procedures to nominate a candidate for election to the Board for inclusion in our 2023 proxy statement must satisfy the requirements specified in our Bylaws and must provide notice to our Corporate Secretary, which must be received no earlier than December 4, 2022 and no later than January 3, 2023. The notice of proxy access must include information specified in our Bylaws, including information concerning the nominee and information about the stockholder’s ownership of and agreements related to our stock. If the 2022 Annual Meeting is advanced or delayed more than 25 days from the anniversary of the 2022 Annual Meeting, a stockholder seeking to nominate a candidate for election to the Board pursuant to the proxy access provisions of the Bylaws must submit notice of any such nomination no earlier than the 150th day prior to such annual meeting and not later than the later of (a) the 120th day prior to such annual meeting or (b) the tenth day following the day on which the date of such meeting is first publicly announced by Autodesk.

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Q: How may I obtain a copy of the bylaw provisions regarding stockholder proposals and director nominations?
____________________________________________________________________________________________

A: You can obtain a copy of the full text of the bylaw provisions discussed above by writing to the Chief Legal Officer of Autodesk or from www.autodesk.com under “Investor Relations - ESG - Corporate Governance.” All notices of proposals by stockholders should be sent to Autodesk, Inc., 111 McInnis Parkway, San Rafael, California 94903, Attention: Chief Legal Officer.

Additional Information About the Proxy Materials

Q: What should I do if I receive more than one set of proxy materials?
____________________________________________________________________________________________

A: You may receive more than one Proxy Statement, proxy card, voting instruction card, or Notice. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each account. If you are a stockholder of record and your shares are registered in more than one name, you may receive more than one proxy card. Please complete, sign, date, and return each proxy card or voting instruction card that you receive to ensure that all your shares are voted.

Q: How may I obtain a separate Notice or a separate set of proxy materials and fiscal year 2022 Annual Report?
____________________________________________________________________________________________

A: If you share an address with another stockholder, it is possible you will not each receive a separate Notice or a separate copy of the proxy materials and fiscal year 2022 Annual Report. If you wish, you may request individual documents by sending an email to investor.relations@autodesk.com. Stockholders who share an address and receive multiple Notices or multiple copies of our proxy materials and fiscal year 2022 Annual Report can request to receive a single copy in the same manner.

Q: What is the mailing address for Autodesk’s principal executive offices?
____________________________________________________________________________________________

A: Autodesk’s principal executive offices are located at 111 McInnis Parkway, San Rafael, California 94903. Any written requests for additional information, additional copies of the proxy materials and fiscal year 2022 Annual Report, notices of stockholder proposals, recommendations for candidates to the Board, communications to the Board, or any other communications should be sent to this address.

Our internet address is www.autodesk.com. The information posted on our website is not incorporated into this Proxy Statement.

Other Matters

The Board does not know of any other matters to be presented at the Annual Meeting. If any other matters are properly presented at the Annual Meeting, shares of common stock represented by proxy will be voted in accordance with the discretion of the proxy holders.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. Autodesk urges you to vote at your earliest convenience.

THE BOARD OF DIRECTORS
May 3, 2022
San Rafael, California

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Appendix A

Reconciliation of GAAP financial measures to non-GAAP financial measures

This Proxy Statement contains information regarding two non-GAAP financial measures: non-GAAP income from operations and free cash flow. Non-GAAP income from operations is calculated as our income from operations adjusted to exclude stock-based compensation expense, amortization of developed technologies, amortization of purchased intangibles, acquisition-related costs, and lease-related asset impairments and other charges. Free cash flow represents cash flow provided by operating activities minus capital expenditures.

We believe that these non-GAAP financial measures are appropriate to enhance an overall understanding of our fiscal year 2022 performance in relation to the principal elements of Autodesk’s annual executive compensation program considered by the Compensation and Human Resources Committee, as described in the Compensation Discussion and Analysis section of this Proxy Statement.

There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact upon our reported financial results. The presentation of these non-GAAP financial measures is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP in the United States.

The following tables reflect Autodesk's GAAP results reconciled to non-GAAP results included in this Proxy Statement:

	Fiscal Year Ended January 31,
(in millions)	2022	2021
Income from operations	$617.6	$629.1
Stock-based compensation expense	558.5	399.8
Amortization of developed technologies	51.2	30.9
Amortization of purchased intangibles	40.4	37.5
Acquisition-related costs	26.0	14.6
Lease-related asset impairments and other charges	103.7	—
Non-GAAP income from operations	$1,397.4	$1,111.9

	Fiscal Year Ended January 31,
(in millions)	2022	2021
Net cash provided by operating activities	$1,531.3	$1,437.2
Capital expenditures	(56.0)	(91.1)
Free cash flow	$1,475.3	$1,346.1

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Appendix B

AUTODESK, INC.
2022 EQUITY INCENTIVE PLAN
(EFFECTIVE AS OF [•], 2022)
1.Purposes of the Plan. The purposes of this 2022 Equity Incentive Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Employees, Consultants and Directors, and to promote the success of the Company’s business.
2.Definitions. As used herein, the following definitions shall apply:
(a)“Administrator” means the Board or any of its Committees as shall be administering the Plan, in accordance with Section 4 of the Plan.
(b)“Applicable Laws” means the requirements relating to the administration of equity compensation plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Shares are listed or quoted and the applicable laws of any other country or jurisdiction where Awards are granted under the Plan.
(c)“Award” means, individually or collectively, a grant under the Plan of Incentive Stock Options, Nonqualified Stock Options, Restricted Stock, Restricted Stock Units, Other Awards, or any combination of the foregoing.
(d)“Award Agreement” means the written or electronic agreement setting forth the terms and conditions applicable to each Award granted under the Plan.
(e)“Board” means the Board of Directors of the Company.
(f)“Change of Control” means the occurrence of any of the following events, in one or a series of related transactions:
(i)any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than the Company, a subsidiary of the Company or a Company employee benefit plan, including any trustee of such plan acting as trustee, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors; or
(ii)a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or
(iii)the sale or disposition by the Company of all or substantially all the Company’s assets; or
(iv)a change in the composition of the Board, as a result of which fewer than a majority of the Directors are Incumbent Directors. “Incumbent Directors” shall mean Directors who either (A) are Directors as of the date this Plan is approved by the Board, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Directors and whose election or nomination was not in connection with any transaction described in (i) or (ii) above or in connection with an actual or threatened proxy contest relating to the election of directors of the Company.
Further, if a Change in Control constitutes a payment event with respect to any Award which provides for the deferral of compensation and is subject to Section 409A, in order to make payment upon such Change in Control, the transaction or event described above with respect to such Award must also constitute a “change in ownership,” a “change in the effective control” or a “change in the ownership of substantial assets” of the Company within the meaning of Treasury Regulation Section 1.409A-3(i)(5) (or any successor provision), and if it does not, payment of such Award will be made
2022 Proxy Statement | 83

pursuant to the Award’s original payment schedule or, if earlier, upon the death of the Participant, unless otherwise provided in the Award Agreement.
(g)“Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
(h)“Committee” means a Committee appointed by the Board in accordance with Section 4 of the Plan.
(i)“Common Stock” means the Common Stock of the Company.
(j)“Company” means Autodesk, Inc., a Delaware corporation, or any successor thereto.
(k)“Consultant” means any natural person, including an advisor, who is engaged by the Company or any Parent or Subsidiary of the Company to render services and is compensated for such services, and any director of the Company whether compensated for such services or not, who satisfies the requirements of subsection (c)(1) of Rule 701 under the Securities Act of 1933, as amended.
(l)“Date of Grant” means, with respect to an Award, the date that the Award is granted and its exercise price is set (if applicable), consistent with Applicable Laws and applicable financial accounting rules.
(m)“Director” means a member of the Board.
(n)“Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided, however, that to the extent necessary to comply with Section 409A, “Disability” shall have the meaning set forth in Treasury Regulation Section 1.409A-3(i)(4) (or any successor provision).
(o)“Earnings Per Share” means, as to any Performance Period, fully diluted earnings per share of the Company, a business unit or an industry group, as defined by generally accepted accounting principles.
(p)“Effective Date” means [•], 2022.
(q)“Employee” means any person employed by the Company or any Parent or Subsidiary of the Company. An Employee shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, any Subsidiary, or any successor. For purposes of Incentive Stock Options, no such leave may exceed ninety days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then three (3) months following the 91st day of such leave any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option. The payment by the Company of a director’s fee to a Director shall not be sufficient to constitute “employment” of such Director by the Company.
(r)“Exchange Act” means the Securities Exchange Act of 1934, as amended. Reference to a specific section of the Exchange Act or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
(s)“Fair Market Value” means, as of any date, the value of Common Stock determined as follows:
(i)If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market of the National Association of Securities Dealers, Inc. Automated Quotation (“Nasdaq”) System, the Fair Market Value of a Share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such system or exchange (or the exchange with the greatest volume of trading in Common Stock) on the day of determination; or
(ii)In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator.
(iii)If Fair Market Value is to be determined as of a date which is not a date on which the Common Stock is traded, then the Fair Market Value on such date shall be the Fair Market Value on the next subsequent trading date.
84 | AUTODESK, INC.

(t)“Fiscal Year” means a fiscal year of the Company.
(u)“Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.
(v)“Net Income” means, as to any Performance Period, net income for the Performance Period of the Company, a business unit or an industry group, as defined by generally accepted accounting principles.
(w)“Nonqualified Stock Option” means an Option not intended to qualify as an Incentive Stock Option.
(x)“Notice of Grant” means a written or electronic notice evidencing certain terms and conditions of an individual Award. The Notice of Grant is part of the Award Agreement.
(y)“Operating Margins” means the ratio of Operating Income to Revenue.
(z)“Operating Income” means income from operations of the Company, a business unit or an industry group, as defined by generally accepted accounting principles.
(aa)“Option” means an Incentive Stock Option or Nonqualified Stock Option granted pursuant to the Plan.
(ab)“Other Award” means an Award granted to a Participant pursuant to Section 11.
(ac)“Other Award Agreement” means a written document, the form(s) of which shall be approved from time to time by the Administrator, reflecting the terms of Other Awards granted under the Plan and includes any document attached to such agreement.
(ad)“Parent” means a “parent corporation”, whether now or hereafter existing, as defined in Section 424(e) of the Code.
(ae)“Participant” means the holder of an outstanding Award granted under the Plan.
(af)“Performance Goals” means the goal(s) (or combined goal(s)) determined by the Administrator (in its discretion) to be applicable to a Participant with respect to Awards of Restricted Stock or Restricted Stock Units. As determined by the Administrator, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures: (a) Revenue, (b) Earnings Per Share, (c) Net Income, (d) Operating Margins, (e) Total Stockholder Return, (f) recurring revenue (including annualized), (g) bookings, (h) billings, (i) number of customers, (j) objective customer indicators, (k) expenses, (l) cost reduction goals, (m) economic value added, (n) cash flow (including operating cash flow or free cash flow), (o) cash flow per share, and (p) sales or revenue targets, including product or product family targets. The Performance Goals may differ from Participant to Participant and from Award to Award. Any criteria used may be measured, as applicable, (i) on Pro Forma numbers, (ii) in absolute terms, (iii) in relative terms (including, but not limited, the passage of time and/or against other companies or financial metrics), (iv) on a per share and/or share per capita basis, (v) against the performance of the Company as a whole or against particular segments, business units, industry groups or products of the Company and/or (vi) on a pre-tax or after-tax basis. Prior to the date on which such Performance Goals are determined, the Administrator shall stipulate whether any element(s) (for example, but not by way of limitation, the effect of mergers or acquisitions) shall be included in or excluded from the calculation of any Performance Goal with respect to any Participants (notwithstanding any other provision of the Plan, whether or not such determinations result in any Performance Goal being measured on a basis other than generally accepted accounting principles). Such stipulation may also be made after the date such Performance Goals are determined in the Administrator’s sole discretion.
(ag)“Performance Period” means any Fiscal Year or such longer period as determined by the Administrator in its sole discretion.
(ah)“Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. As provided in Section 9, such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator, in its discretion.
(ai)“Plan” means this 2022 Equity Incentive Plan, as set forth in this instrument and as hereafter amended from time to time.
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(aj)“Pro Forma” means calculation of a Performance Goal in a manner that excludes certain non-recurring, unusual or non-cash expenses or credits, such as restructuring expenses, extraordinary tax events, expenses or credits related to equity compensation or the like, acquisition related expenses and charges, extraordinary items, income or loss from discontinued operations, and/or gains or losses from early extinguishment of debt instead of conforming to generally accepted accounting principles.
(ak)“Qualified Retirement” means a Director’s retirement from the Board after the retiring Director either (i) has attained 62 years of age and has served on the Board for at least five (5) years, or (ii) has served on the Board for at least ten (10) years.
(al)“Restricted Stock” means an Award granted to a Participant pursuant to Section 9.
(am)“Restricted Stock Unit” means an Award granted to a Participant pursuant to Section 10.
(an)“Revenue” means net sales for the Performance Period of the Company, a business unit or an industry group, as defined by generally accepted accounting principles.
(ao)“Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.
(ap)“Section 16(b)” means Section 16(b) of the Securities Exchange Act of 1934, as amended.
(aq)“Section 409A” means Section 409A of the Code and any regulations or guidance promulgated thereunder.
(ar)“Share” means a share of the Common Stock, as adjusted in accordance with Section 15 of the Plan.
(as)“Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.
(at)“Total Stockholder Return” means the total return (change in share price plus reinvestment of any dividends) of a share of the Company’s common stock.
3.Stock Subject to the Plan.
(a)Subject to the provisions of Section 15 of the Plan, the maximum aggregate number of Shares which may be issued under the Plan is equal to 23,000,000 Shares.
(b)The Shares may be authorized, but unissued, or reacquired Common Stock. Subject to Section 3(c) hereof, if an Award expires or becomes unexercisable without having been exercised in full, or with respect to Restricted Stock or Restricted Stock Units, is forfeited to or repurchased by the Company, the unpurchased Shares (or for Awards other than Options, the forfeited or repurchased Shares) which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if unvested Shares of Restricted Stock or Restricted Stock Units are repurchased by the Company or are forfeited to the Company, such Shares will become available for future grant under the Plan. Shares used to pay the tax and exercise price of an Award will not become available for future grant or sale under the Plan. Any Shares repurchased by the Company with the proceeds from the exercise of Options will not become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Notwithstanding the foregoing and, subject to adjustment provided in Section 15, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options shall equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code, any Shares that become available for issuance under the Plan under this Section 3(b).
(c)Notwithstanding anything to the contrary, each Share subject to an Incentive Stock Option or Nonqualified Stock Option shall be counted against the Shares authorized for issuance under the Plan as one Share. Each Share subject to an Award of Restricted Stock or Restricted Stock Units shall be counted against the Shares authorized for issuance under the Plan as 2.08 Shares. Each Share which is subject to an Award of Restricted Stock or Restricted Stock Units granted under the Plan which is forfeited to or repurchased by the Company pursuant to Section 3(b) hereof shall count as having returned 2.08 Shares to the total of number of Shares which are available for future grant or sale under the Plan.
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4.Administration of the Plan.
(a)Procedure.
(i)Multiple Administrative Bodies. The Plan may be administered by the Board or different Committees with respect to different groups of Participants.
(ii)Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder shall be structured to satisfy the requirements for exemption under Rule 16b-3.
(iii)Other Administration. Other than as provided above, the Plan shall be administered by (A) the Board or (B) a Committee, which committee shall be constituted to satisfy Applicable Laws.
(b)Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:
(i)to determine the Fair Market Value of the Common Stock, in accordance with Section 2(r) of the Plan;
(ii)to select the eligible persons to whom Awards may be granted hereunder;
(iii)to determine whether and to what extent Awards are granted hereunder;
(iv)to determine the number of Shares to be covered by each Award granted hereunder (other than a cash-based Other Award), and the amount of cash to be covered by each cash-based Other Award granted hereunder;
(v)to approve forms of agreement for use under the Plan;
(vi)to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. With respect to Options, such terms and conditions include, but are not limited to, the exercise price, the time or times when Options may be exercised, based in each case on such factors as the Administrator, in its sole discretion, shall determine;
(vii)to construe and interpret the terms of the Plan and Awards granted hereunder;
(viii)to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under foreign tax laws;
(ix)to modify or amend each Award (not inconsistent with the terms of the Plan), including the discretionary authority to extend the post-termination exercisability period of Options longer than is otherwise provided for in the Plan;
(x)to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;
(xi)to allow Participants to satisfy withholding tax obligations in such manner as may be determined by the Administrator in accordance with the terms of the Plan;
(xii)to determine the terms and restrictions applicable to Awards; and
(xiii)to make all other determinations deemed necessary or advisable for administering the Plan.
(c)Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations shall be final and binding on all Participants and any other holders of Awards and shall be given the maximum deference permitted by law.
5.Eligibility. Nonqualified Stock Options, Restricted Stock, Restricted Stock Units and Other Awards may be granted to Employees, Consultants and/or Directors, subject to Applicable Laws. Incentive Stock Options may be granted only to Employees.
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6.No Employment or Service Rights. Neither the Plan nor any Award shall confer upon a Participant any right with respect to continuing the Participant’s employment or service with the Company or its Subsidiaries, nor shall they interfere in any way with the Participant’s right or the Company’s or Subsidiary’s right, as the case may be, to terminate such employment or service at any time, with or without cause or notice.
7.Term of Plan. The Plan shall become effective on [•], 2022 and continue in effect, unless terminated earlier, until March 17, 2032.
8.Stock Options.
(a)Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to eligible persons at any time and from time to time as determined by the Administrator in its sole discretion. The Administrator, in its sole discretion, shall determine the number of Shares subject to each Option, provided that during any Fiscal Year, no Participant shall be granted Options covering more than a total of 1,500,000 Shares; provided, however, that such limit shall be 3,000,000 Shares in the Participant’s first Fiscal Year of Company service. The Administrator may grant Incentive Stock Options, Nonstatutory Stock Options, or a combination thereof.
(b)Term. The term of each Option shall be stated in the Notice of Grant; provided, however, that the term shall be no longer than ten (10) years from the Date of Grant. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option shall be no longer than five (5) years from the Date of Grant. Subject to the five (5) and ten (10) year limits set forth in the preceding sentence, the Administrator may, after an Option is granted, extend the maximum term of the Option. Unless otherwise determined by the Administrator, any extension of the term of an Option pursuant to this Section 8(b) shall comply with Section 409A.
(c)Option Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator and shall be no less than 100% of the Fair Market Value per share on the Date of Grant; provided, however, that in the case of an Incentive Stock Option granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the Date of Grant.
Notwithstanding the foregoing, in the event that the Company or a Subsidiary consummates a transaction described in Section 424(a) of the Code (e.g., the acquisition of property or stock from an unrelated corporation), persons who become Employees on account of such transaction may be granted Options in substitution for options granted by their former employer. If such substitute Options are granted, the Administrator, in its sole discretion and consistent with Section 424(a) of the Code, may determine that such substitute Options shall have an exercise price less than one hundred percent (100%) of the Fair Market Value of the Shares on the Date of Grant.
(d)No Repricing. The exercise price for an Option may not be reduced without the consent of the Company’s stockholders. This shall include, without limitation, a repricing of the Option as well as an Option exchange program whereby the Participant agrees to cancel an existing Option in exchange for (a) Awards with a lower exercise price, (b) a different type of Award, (c) cash, or (d) a combination of (a), (b) and/or (c).
(e)Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions which must be satisfied before the Option may be exercised. In so doing, the Administrator may specify that an Option may not be exercised until the completion of a service period or until performance milestones are satisfied.
(f)Form of Consideration. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator shall determine the acceptable form of consideration at the time of grant. Subject to Applicable Laws, such consideration may consist entirely of:
(i)cash;
(ii)check;
(iii)other Shares which (A) in the case of Shares acquired upon exercise of an option, have been owned by the Participant for more than six months on the date of surrender, and (B) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised;
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(iv)delivery to the Company of (A) a properly executed exercise notice together with such other documentation as the Administrator and the broker, if applicable, shall require to effect an exercise of the Option and (B) the sale proceeds required to pay the exercise price;
(v)any combination of the foregoing methods of payment; or
(vi)such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; provided, however, that in no case will loans be permitted as consideration for exercising an Option hereunder.
(g)Exercise of Option; Rights as a Stockholder. Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement.
An Option may not be exercised for a fraction of a Share.
An Option shall be deemed exercised when the Company receives: (i) written or electronic notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Participant. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the optioned stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such Share promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Share is issued, except as provided in Section 15 of the Plan.
Exercising an Option in any manner shall decrease the number of Shares thereafter available for sale under the Option, by the number of Shares as to which the Option is exercised.
(h)Termination of Employment or Consulting Relationship. If a Participant ceases to be an Employee or Consultant, other than by reason of the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement, to the extent that the Participant was entitled to exercise it on the date of termination. In the absence of a specified time in the Award Agreement, the Option shall remain exercisable for three (3) months following the date of the Participant’s termination, to the extent that the Participant was entitled to exercise it on the date of termination; provided, however, that if the Participant is a Director immediately prior to the date of termination and ceases to serve as a Director other than by reason of death, Disability or Qualified Retirement, then the Participant may exercise his or her Option for seven (7) months following the date of such cessation, to the extent that the Participant was entitled to exercise it on such date; provided, further, that if the Participant ceases to serve as a Director by reason of a Qualified Retirement, then the Participant may exercise his or her Option for three (3) years following the date of such cessation, to the extent that the Participant was entitled to exercise it on such date.
(i)Disability. If a Participant ceases to be an Employee or Consultant by reason of the Participant’s Disability, the Participant may exercise his or her Option for twelve (12) months following the date of the Participant’s termination, to the extent that the Participant was entitled to exercise it on the date of termination.
(j)Death of Participant. If a Participant ceases to be an Employee or Consultant by reason of the Participant’s death, the Option may be exercised for twelve (12) months following the date of the Participant’s death, to the extent that the Participant was entitled to exercise it on such date, by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution.
(k)General. Notwithstanding the foregoing, in no event may the Option be exercised after its term has expired. If, on the date of termination, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Participant (or the Participant’s beneficiary or representative, as the case may be) does not exercise his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.
(l)ISO $100,000 Rule. Each Option shall be designated in the Notice of Grant as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designations, to the extent that the aggregate Fair Market Value of Shares subject to a Participant’s Incentive Stock Options granted by the Company, any Parent or Subsidiary, which become exercisable for the first time during any calendar year (under all plans of the Company or any Parent or Subsidiary) exceeds $100,000, such excess Options shall be treated as
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Nonstatutory Stock Options. For purposes of this Section 8(l), Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the time of grant.
9.Restricted Stock.
(a)Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to eligible persons as the Administrator, in its sole discretion, shall determine. The Administrator, in its sole discretion, shall determine the number of Shares to be granted to each Participant, provided that during any Fiscal Year, no Participant shall receive more than a total of 750,000 Shares of Restricted Stock (and/or Restricted Stock Units); provided, however, that such limit shall be 1,500,000 Shares in the Participant’s first Fiscal Year of Company service.
(b)Restricted Stock Agreement. Each Award of Restricted Stock shall be evidenced by an Award Agreement that shall specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, shall determine. Unless the Administrator determines otherwise, Shares of Restricted Stock shall be held by the Company as escrow agent until the restrictions on such Shares have lapsed.
(c)Transferability. Except as provided in this Section 9, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.
(d)Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate, in accordance with this Section 9(d).
(i)General Restrictions. The Administrator may set restrictions based upon continued employment or service with the Company and its affiliates, the achievement of specific performance objectives (Company-wide, departmental, or individual), the achievement of Performance Goals, applicable federal or state securities laws, other Applicable Laws, or any other basis determined by the Administrator in its discretion.
(ii)Legend. The Administrator, in its discretion, may legend the Shares representing Restricted Stock to give appropriate notice of such restrictions.
(e)Removal of Restrictions. Except as otherwise provided in this Section 9, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall be released from escrow as soon as practicable after the last day of the Period of Restriction. The Administrator, in its discretion, may accelerate the time at which any restrictions shall lapse or be removed. After the restrictions have lapsed, the Participant shall be entitled to have any legend or legends under Section 9(d)(iii) removed from his or her Share, and the Shares shall be freely transferable by the Participant. The Administrator (in its discretion) may establish procedures regarding the release of Shares from escrow and the removal of legends, as necessary or appropriate to minimize administrative burdens on the Company.
(f)Voting Rights. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.
(g)Dividends and Other Distributions. During the Period of Restriction, Participants holding Shares of Restricted Stock shall be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Agreement. Any such dividends or distribution shall be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid, unless otherwise provided in the Award Agreement.
(h)Return of Restricted Stock to the Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed shall revert to the Company and again shall become available for grant under the Plan.
10.Restricted Stock Units.
(a)Grant of Restricted Stock Units. Restricted Stock Units may be granted to eligible persons at any time and from time to time, as shall be determined by the Administrator, in its sole discretion. The Administrator shall have complete discretion in determining the number of Restricted Stock Units granted to each Participant, provided that during any Fiscal Year, no Participant shall receive more than a total of 750,000 Restricted
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Stock Units (and/or Shares of Restricted Stock); provided, however, that such limit shall be 1,500,000 Restricted Stock Units in the Participant’s first Fiscal Year of Company service.
(b)Value of Restricted Stock Units. Each Restricted Stock Unit shall have an initial value equal to the Fair Market Value of a Share on the Grant Date.
(c)Restricted Stock Unit Agreement. Each Award of Restricted Stock Units shall be evidenced by an Award Agreement that shall specify any vesting conditions, the number of Restricted Stock Units granted, and such other terms and conditions as the Administrator, in its sole discretion, shall determine.
(d)Performance Objectives and Other Terms. The Administrator, in its discretion, shall set performance objectives or other vesting criteria which, depending on the extent to which they are met, will determine the number or value of Restricted Stock Units that will be paid out to the Participants. Each Award of Restricted Stock Units shall be evidenced by an Award Agreement that shall specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, shall determine.
(i)General Performance Objectives, Performance Goals or Vesting Criteria. The Administrator may set performance objectives or vesting criteria based upon the achievement of Company-wide, departmental, or individual goals, Performance Goals, applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion (for example, but not by way of limitation, continuous service as an Employee or Consultant).
(e)Earning of Restricted Stock Units. After the applicable Performance Period has ended, the holder of Restricted Stock Units shall be entitled to receive a payout of the number of Restricted Stock Units earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives have been achieved. After the grant of a Restricted Stock Unit, the Administrator, in its sole discretion, may reduce or waive any performance objectives for such Restricted Stock Unit.
(f)Dividend Equivalents. The Administrator may, in its sole discretion, grant dividend equivalents in connection with an Award of Restricted Stock Units. Such dividend equivalents shall be converted to cash or additional Shares, or some combination thereof, by such formula and at such time and subject to such limitations as may be determined by the Administrator. Notwithstanding the foregoing, dividend equivalents shall accrue and only be paid to the extent the Award of Restricted Stock Units becomes vested.
(g)Form and Timing of Payment of Restricted Stock Units. Payment of vested Restricted Stock Units shall be made as soon as practicable after vesting (subject to any deferral permitted under Section 20). The Administrator, in its sole discretion, may pay Restricted Stock Units in the form of cash, in Shares or in a combination thereof.
(h)Cancellation of Restricted Stock Units. On the date set forth in the Award Agreement, all unvested Restricted Stock Units shall be forfeited to the Company and, except as otherwise determined by the Administrator, again shall be available for grant under the Plan.
11.Other Awards
(a)General. The Administrator may from time to time grant cash-based, equity-based or equity-related awards not otherwise described herein to eligible persons in such amounts and on such terms as it shall determine, subject to the terms and conditions set forth in the Plan. Without limiting the generality of the preceding sentence, each such Other Award may (i) involve the transfer of actual Shares to Participants, either at the time of grant or thereafter, or payment in cash or otherwise, (ii) be subject to performance-based vesting conditions and/or multipliers and/or service-based vesting conditions, (iii) be in the form of cash, stock appreciation rights, phantom stock, performance shares, deferred share units, share-denominated performance units or other similar awards and (iv) be designed to comply with Applicable Laws of jurisdictions other than the United States; provided, however, that each cash-based Other Award shall be denominated in cash and each equity-based or equity-related Other Award shall be denominated in, or shall have a value determined by reference to, a number of Shares, in each case that is specified (or will be determined using a formula that is specified) at the time of the grant of such Other Award.
(b)Award Terms. When Other Awards are granted under the Plan, the Company shall advise the recipient in writing of the terms, conditions and restrictions applicable to the Other Award. The offer to receive Other Awards shall be accepted by execution of an Other Award Agreement in the form determined by the Administrator.
(c)Vesting, Settlement and Payment. The Administrator may, in its sole discretion, set vesting criteria for the Other Award that must be met in order to be eligible to receive a payout pursuant to the Award (note that the Administrator may specify additional conditions which must also be met in order to receive a payout
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pursuant to the Award). Any such vesting criteria may be based upon the achievement of Company-wide, business unit, or individual goals (including, but not limited to, Continuous Service Status), or any other basis determined by the Administrator in its sole discretion. Notwithstanding the foregoing, at any time after the grant of the Other Award, the Administrator, in its sole discretion, may reduce or waive any applicable vesting criteria.
(d)Form and Timing of Settlement or Payment. Settlement or payment of earned Other Awards will be made upon the date(s) determined by the Administrator and may be subject to additional conditions, if any, each as set forth in the Other Award Agreement. The Administrator will settle earned cash-based Other Awards solely in cash but, in its sole discretion, may settle earned equity-based or equity related Other Awards in cash, Shares, or a combination of both.
(e)Other Provisions. The Other Award Agreement shall contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator in its sole discretion. The provisions of Other Award Agreements need not be the same with respect to each Participant.
(f)Rights as a Stockholder. Until the issuance of the Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) (if any), no right to vote or receive dividends or any other rights as a holder of capital stock shall exist with respect to the equity-based or equity-related Other Awards. No adjustment will be made for a dividend or other right for which the record date is prior to the date of issuance, except as provided in Section 15 of the Plan.
12.Limitation on Grants to Non-Employee Directors. The maximum number of Shares subject to Awards (and of cash subject to cash-based Other Awards) granted under the Plan or otherwise during any one Fiscal Year to any Director (other than a Director who is also an Employee) for service on the Board, taken together with any cash fees paid by the Company to such Director during such Fiscal Year for service on the Board, will not exceed $750,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes).
13.Leaves of Absence. Unless the Administrator provides otherwise or except as otherwise required by Applicable Laws, vesting of Awards granted hereunder shall continue during any leave of absence approved by the Administrator.
14.Non-Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the recipient, only by the recipient. If the Administrator makes an Award transferable, such Award shall contain such additional terms and conditions as the Administrator deems appropriate; provided, however, that such Award shall in no event be transferable for value. Notwithstanding the foregoing, a Participant may, if the Administrator (in its discretion) so permits, transfer an Award to an individual or entity other than the Company. Any such transfer shall be made in accordance with such procedures as the Administrator may specify from time to time.
15.Adjustments Upon Changes in Capitalization.
(a)Subject to any required action by the stockholders of the Company, the number of Shares covered by each outstanding Award, the number of Shares which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award, as well as the price per Share of Common Stock covered by each such outstanding Award, shall be proportionately adjusted for any increase or decrease in the number or value of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number or value of issued Shares effected without receipt of consideration by the Company (excluding a regular cash dividend); provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Compensation Committee, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Award.
(b)Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for a Participant to have the right to exercise his or her Award until ten (10) days prior to such transaction as to all of the Shares covered thereby, including Shares as to which the Award would not otherwise be exercisable. In addition, the Administrator may provide that any Company repurchase option or forfeiture rights applicable to any Award shall lapse 100%, and that any Award vesting shall accelerate 100%, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.
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(c)Change of Control. In the event of a Change of Control, each outstanding Award shall be assumed or an equivalent Award substituted by the successor corporation or a Parent or Subsidiary of the successor corporation.
In the event that the successor corporation refuses to assume or substitute for the Award, the Participant shall fully vest in and have the right to exercise all of his or her outstanding Options, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock will lapse, and all Restricted Stock Units and Other Awards shall become fully vested; provided, however, that, with respect to Awards with performance-based vesting, including but not limited to Restricted Stock, Restricted Stock Units and Other Awards, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met. In addition, if an Option is not assumed or substituted in the event of a Change of Control, the Administrator shall notify the Participant in writing or electronically that the Option shall be fully vested and exercisable for a period of fifteen (15) days from the date of such notice, and the Option shall terminate upon the expiration of such period.
For the purposes of this paragraph, an Award shall be considered assumed if, following the Change of Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change of Control, the consideration (whether stock, cash, or other securities or property) received in the Change of Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change of Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option, or upon the payout of the Restricted Stock Unit Award or Other Award, for each Share subject to the Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change of Control.
Notwithstanding anything in this Section 15(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-Change of Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.
16.Amendment and Termination of the Plan.
(a)Amendment and Termination. Subject to Section 8(d) hereof, the Board may at any time amend, alter, suspend or terminate the Plan; provided, however, that to the extent necessary and desirable to comply with any Applicable Law, the Company shall obtain stockholder approval of any Plan amendment in such a manner and to such a degree as required.
(b)Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing (or electronic format) and signed by the Participant and the Company.
17.Conditions Upon Issuance of Shares.
(a)Legal Compliance. Shares shall not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.
(b)Investment Representations. As a condition to the exercise or receipt of Shares pursuant to an Award, the Company may require the person exercising or receiving Shares pursuant to an Award to represent and warrant at the time of any such exercise or receipt that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.
18.Liability of Company.
(a)Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.
(b)Grants Exceeding Allotted Shares. If the Shares covered by an Award exceed, as of the Date of Grant, the number of Shares which may be issued under the Plan without additional stockholder approval,
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such Award shall be void with respect to such excess Shares, unless stockholder approval of an amendment sufficiently increasing the number of Shares subject to the Plan is timely obtained in accordance with Section 16(a) of the Plan.
19.Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.
20.Deferrals. The Administrator, in its sole discretion, may permit or require a Participant to defer receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Administrator in its sole discretion.
21.Participation. No Employee, Consultant or Director shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.
22.No Rights as Stockholder. Except to the limited extent provided in Sections 9(f) or 9(g), no Participant (nor any beneficiary) shall have any of the rights or privileges of a stockholder of the Company with respect to any Shares issuable pursuant to an Award (or exercise thereof), unless and until Shares shall have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant (or beneficiary).
23.Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof). Notwithstanding any contrary provision of the Plan, if a Participant fails to remit to the Company such withholding amount within the time period specified by the Administrator (in its discretion), the Participant’s Award may, in the Administrator’s discretion, be forfeited and in such case the Participant shall not receive any of the Shares subject to such Award. For avoidance of doubt, the Administrator may determine the fair market value of the Shares for tax purposes upon settlement of an Award using such methodology as may be required by Applicable Laws or as appropriate for administrative reasons.
24.Recoupment. Notwithstanding anything in the Plan or in any Award Agreement to the contrary, the Company will be entitled to the extent permitted or required by Applicable Laws, Company policy and/or the requirements of a stock exchange on which the Shares are listed for trading, in each case, as in effect from time to time, to recoup compensation of whatever kind paid by the Company at any time to a Participant under this Plan. No such recoupment of compensation will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement between any Participant and the Company.
25.Section 409A. The Plan as well as payments and benefits under the Plan are intended to be exempt from, or to the extent subject thereto, to comply with Section 409A and, accordingly, to the maximum extent permitted, the Plan shall be interpreted in accordance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, a Participant shall not be considered to have terminated employment or service with the Company (or any Parent or Subsidiary of the Company) for purposes of the Plan and no payment shall be due to the Participant under the Plan or any Award until the Participant would be considered to have incurred a “separation from service” from the Company (or any Parent or Subsidiary of the Company) within the meaning of Section 409A. Any payments described in the Plan that are due within the “short term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless Applicable Laws require otherwise. Notwithstanding anything to the contrary in the Plan, to the extent that any Awards are payable upon a separation from service and such payment would result in the imposition of any individual tax and penalty interest charges imposed under Section 409A, the settlement and payment of such awards (or other amounts) shall instead be made on the first business day after the date that is six (6) months following such separation from service (or death, if earlier). Each amount to be paid or benefit to be provided under this Plan shall be construed as a separate identified payment for purposes of Section 409A. The Company makes no representation that any or all of the payments or benefits described in this Plan will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. The Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A. Notwithstanding anything to the contrary in the Plan or any Award, if and to the extent the Administrator shall determine that the terms of any Award may result in the failure of such Award to comply with or be exempt from the requirements of Section 409A, the Administrator shall have authority to take such action to amend, modify, cancel or terminate the Plan or any Award as it deems necessary or advisable to bring such Award into compliance with or maintain an exemption from Section 409A.
26.Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit or require a Participant to satisfy all or part of the tax withholding obligations in connection with an Award by (a) having the Company withhold otherwise deliverable Shares having an aggregate Fair Market Value that does not exceed the amount required to be withheld,
94 | AUTODESK, INC.

(b) delivering to the Company already-owned Shares having an aggregate Fair Market Value sufficient to satisfy the amount required to be withheld, or (c) such other method as may be approved by the Administrator and set forth in an Award Agreement. The number of Shares withheld under subsection (a) shall be determined using rates up to, but not exceeding, the maximum tax rates applicable in a particular jurisdiction on the date that the amount of tax to be withheld is to be determined. The Fair Market Value of the Shares to be withheld or delivered shall be determined as of the date that the amount of the tax to be withheld is determined.
27.Indemnification. Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Award Agreement, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.
28.Successors. All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.
29.Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.
30.Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
31.Governing Law. The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of California (with the exception of its conflict of laws provisions).
32.Captions. Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of the Plan.

2022 Proxy Statement | 95

SCAN TO
VIEW MATERIALS & VOTE

AUTODESK, INC.
111 MCINNIS PARKWAY
SAN RAFAEL, CA 94903

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 15, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/ADSK2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 15, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D77020-P73278

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

AUTODESK, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees :	**For**	**Against**	**Abstain**
1a. Andrew Anagnost	☐	☐	☐
1b. Karen Blasing	☐	☐	☐
1c. Reid French	☐	☐	☐
1d. Dr. Ayanna Howard	☐	☐	☐
1e. Blake Irving	☐	☐	☐
1f. Mary T. McDowell	☐	☐	☐
1g. Stephen Milligan	☐	☐	☐
1h. Lorrie M. Norrington	☐	☐	☐
1i. Betsy Rafael	☐	☐	☐
1j. Stacy J. Smith	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.	**For**	**Against**	**Abstain**
2. Ratify the appointment of Ernst & Young LLP as Autodesk, Inc.'s independent registered public accounting firm for the fiscal year ending January 31, 2023.	☐	☐	☐
3. Approve, on an advisory (non-binding) basis, the compensation of Autodesk, Inc.'s named executive officers.	☐	☐	☐
4. Approve the Autodesk 2022 Equity Incentive Plan.	☐	☐	☐

NOTE: The proxy holders will vote, in their discretion, on any other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D77021-P73278

2022 ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF AUTODESK, INC.

The undersigned stockholder of AUTODESK, INC. ("Autodesk"), a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated May 3, 2022, and hereby appoints Andrew Anagnost and Ruth Ann Keene, or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2022 Annual Meeting of Stockholders of Autodesk to be held virtually on June 16, 2022, at 3:00 p.m. Pacific Time, at www.virtualshareholdermeeting.com/ADSK2022, and at any adjournment or postponement thereof, and to vote all shares of common stock that the undersigned would be entitled to vote if personally present upon such business as may properly come before the meeting, including the items on the reverse side of this form.

This proxy, when properly executed, will be voted as directed, or, if no contrary direction is indicated, will be voted (1) FOR the election of the nominees named in the Proxy Statement to Autodesk's Board of Directors, (2) FOR the ratification of the appointment of Ernst & Young LLP as Autodesk's independent registered public accounting firm for the fiscal year ending January 31, 2023, (3) FOR the approval, on an advisory (non-binding) basis, of the compensation of Autodesk's named executive officers, and (4) FOR the approval of the Autodesk 2022 Equity Incentive Plan.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Continued and to be signed on reverse side